Exhibit 99.1
Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations
MANAGEMENT OVERVIEW
On June 4, 2026, IAC Inc. changed its name to People Incorporated (NASDAQ: PPLI), which is the owner of publisher, People Inc. Group. People Incorporated also holds a significant minority stake in MGM Resorts International (“MGM”).
As used herein, “People Incorporated,” the “Company,” “we,” “our,” “us” and other similar terms refer to People Incorporated and its subsidiaries (unless the context requires otherwise).
On June 30, 2026, Dotdash Meredith Inc. amended and restated its certificate of incorporation to change its name to People Inc. Group. On July 31, 2025, then Dotdash Meredith Inc. was rebranded “People Inc.” and is referred to as such throughout this report (unless the context requires otherwise). As used herein, “People Inc.” refers to People Inc. Group, (formerly Dotdash Meredith Inc.).
People Inc. Change to Composition of Operating Segments
Effective January 1, 2026, People Inc. changed its internal management reporting structure to better align and support its D/Cipher advertising capabilities. As a result, the digital portion of a legacy agency business that had previously been included within the People Inc. Print segment now reports to the D/Cipher management team within the People Inc. Digital segment. This change allows D/Cipher to leverage the agency business as a sales channel and to achieve operational and performance efficiencies. Financial information for both the People Inc. Print and Digital segments has been recast to reflect this change for all periods presented.
Discontinued Operations
Shutdown of Search Segment
On December 10, 2025, the Company received a notice of non-renewal (the “Notice”) from Google Inc. of the services agreement, dated October 26, 2015 and as subsequently amended (the “Services Agreement”). As a result of the Notice, the Services Agreement was due to expire on March 31, 2026; the Services Agreement was extended through April 30, 2026, at which point the Services Agreement expired. In connection with the expiration of the Services Agreement the Company ceased operations of its Search segment, which are presented as discontinued operations within the Company’s consolidated financial statements for all periods presented.
Sale of Care.com
On March 16, 2026, the Company completed the sale of its wholly-owned subsidiary, Care.com, for net proceeds of $300.2 million. In July 2026, the remaining $4.5 million of cash proceeds was received by the Company. As a result of the transaction, the consolidated operations of Care.com are presented as discontinued operations within the Company’s consolidated financial statements for all periods presented.

Angi Inc. Distribution
On March 31, 2025, the Company completed the spin-off of Angi Inc. (“Angi”) by means of a special dividend (the “Distribution”) of all shares of Angi capital stock held by the Company to holders of its common stock and Class B common stock. Following the Distribution, the Company no longer owns any shares of Angi’s capital stock and Angi became an independent public company. As a result of the Distribution, the consolidated operations of Angi are presented as discontinued operations within the Company’s consolidated financial statements for all periods prior to March 31, 2025.
See “Note 17—Discontinued Operations” in the accompanying notes to the financial statements included in “Item 8. Financial Statements and Supplementary Data” for additional information.
Defined Terms and Operating Metrics:
Unless otherwise indicated or as the context otherwise requires, certain terms used in this annual report, which include the principal operating metrics we use in managing our business, are defined below.

Businesses of the Company (for additional information see “Note 9—Segment Information” to the accompanying notes to the financial statements included in “Item 8. Financial Statements and Supplementary Data”)

•People Inc. - one of the largest digital and print publishers in America and is committed to content—made by people for people—that delights, teaches, inspires and entertains. More than 175 million people trust People Inc. each month to help them make decisions, take action, and find inspiration. People Inc.’s over 40 iconic brands include PEOPLE, Better Homes & Gardens, Verywell, Food & Wine, Travel + Leisure, Allrecipes, REAL SIMPLE, Investopedia, and Southern Living. People Inc. has two operating segments: (i) Digital, which includes its digital, mobile and licensing operations; and (ii) Print, which includes its magazine subscription and newsstand operations; and

•Emerging & Other - consists of:
◦Vivian Health, a platform to efficiently connect healthcare professionals with job opportunities;
◦The Daily Beast, a website dedicated to news, commentary, culture and entertainment that publishes original reporting and opinion from its roster of full-time journalists and contributors;
◦IAC Films, a provider of producer services for feature films, primarily for initial sale and distribution through theatrical releases and video streaming services in the United States (“U.S.”) and internationally; and
◦Mosaic Group, a former developer and provider of global subscription mobile applications, for periods prior to the sale of its assets on February 15, 2024, which was accounted for as a sale of a business, for approximately $160 million.
For a more complete description of the Company’s operating businesses, see “Item 1—Business” to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Securities Exchange Commission on February 20, 2026.
People Inc.
•Digital Revenue - includes advertising revenue, performance marketing revenue and licensing and other revenue.
◦Advertising revenue - primarily includes revenue generated from digital advertisements and intent-based advertising targeting capabilities (D/Cipher+), which are sold directly to advertisers or through advertising agencies and programmatic advertising networks.
◦Performance marketing revenue - primarily includes commissions generated through affiliate commerce, performance marketing services and affinity marketing channels. Affiliate commerce commission revenue is generated when People Inc.’s branded content refers consumers to commerce partner websites resulting in a purchase or transaction. Performance marketing services commission revenue is generated on a cost-per-click or cost-per-action basis. Affinity marketing programs are arrangements where People Inc. acts as an agent for both People Inc. and third-party publishers to market and place magazine subscriptions online for which commission revenue is earned when a subscriber name has been provided to the publisher.

◦Licensing and Other revenue - primarily includes revenue generated through brand and content licensing and similar agreements. Brand licensing generates royalties from long-term trademark licensing agreements with retailers, service providers, publishers and manufacturers. Content licensing royalties are earned from our relationship with Apple News+ as well as other content use and distribution relationships, including utilization in large-language models and other artificial intelligence (“AI”) related activities.
•Print Revenue - primarily includes subscription, advertising, project and other, newsstand and performance marketing revenue. Project and other revenue primarily includes revenue from custom publishing. Performance marketing revenue includes revenue from marketing third-party magazine subscriptions.
•Total Sessions - represents unique visits to all sites that are part of People Inc.’s network.
•Core Sessions - represents a subset of Total Sessions that comprises unique visits to People Inc.’s most significant (in terms of investment) owned and operated sites as follows:

PEOPLE	InStyle	Simply Recipes
Allrecipes	Food & Wine	Serious Eats
Investopedia	Martha Stewart	EatingWell
Better Homes & Gardens	Byrdie	Parents
Verywell Health	REAL SIMPLE	Verywell Mind
The Spruce	Southern Living	Health
Travel + Leisure
For a more complete description of the Company’s sources of revenue, see “General Revenue Recognition” under “Note 2—Summary of Significant Accounting Policies” in the accompanying notes to the financial statements included in “Item 8. Financial Statements and Supplementary Data.”
Operating Costs and Expenses:
•Cost of revenue (exclusive of depreciation) - consists primarily of compensation expense (including stock-based compensation expense) and other employee-related costs; production, distribution and editorial costs of the People Inc. Print segment; content costs; purchases of advertising inventory for advertising campaigns sold with People Inc.’s D/Cipher product; traffic acquisition costs, which include payment of amounts based on revenue share and other arrangements; and hosting fees.
•Selling and marketing expense - consists primarily of advertising expenditures, which include online marketing expenditures, including fees paid to search engines, social media sites and other online marketing platforms; offline marketing expenditures, which primarily consists of costs related to direct mail and promotional events; compensation expense (including stock-based compensation expense) and other employee-related costs for sales force and marketing personnel; and subscription acquisition costs of the People Inc. Print segment.
•General and administrative expense - consists primarily of compensation expense (including stock-based compensation expense) and other employee-related costs for personnel engaged in executive management, finance, legal, tax, human resources and customer service functions; rent expense (including impairments of right-of-use assets or “ROU assets” and gains or losses on the amendments or early terminations of lease agreements) and facilities cost; fees for professional services (including transaction-related costs related to the Distribution and acquisitions); provision for credit losses; and software license and maintenance costs.
•Product development expense - consists primarily of compensation expense (including stock-based compensation expense) and other employee-related costs; and third-party contractor costs that are not capitalized for personnel engaged in the design, development, testing and enhancement of product offerings and related technology; and software license and maintenance costs.

Long-term debt - All of the Company’s long-term debt are liabilities of People Inc. (For additional information see “Note 6—Long-term Debt” in the accompanying notes to the financial statements included in “Item 8. Financial Statements and Supplementary Data”):
•Term Loan A-1 - due May 14, 2030. On May 14, 2025, People Inc. entered into the Incremental Assumption Agreement and Amendment No. 2 to the Credit Agreement (“Amendment No. 2”), which replaced $288.8 million of the then outstanding Term Loan A with $350 million of the Term Loan A-1 and provided for a new five-year $150 million revolving credit facility (“Revolving Facility”). At December 31, 2025, the outstanding balance of the Term Loan A-1 was $341.3 million and bore interest at secured overnight financing rate (“SOFR”) plus 2.00%, or 5.73%. At December 31, 2024, the outstanding balance of the Term Loan A was $297.5 million and bore interest at an adjusted term SOFR plus 2.25%, or 6.94%. The Term Loan A-1 requires quarterly principal payments, which commenced September 30, 2025, of $4.4 million through December 31, 2027, $8.8 million thereafter through December 31, 2028 and $13.1 million thereafter through maturity.
•Term Loan B-2 - due June 16, 2032. On June 16, 2025, People Inc. completed the refinancing and replacement of its then outstanding $1.18 billion Term Loan B-1 with a combination of $700 million of the Term Loan B-2 and $400 million of the 7.625% Senior Secured Notes due June 15, 2032 (“2032 Notes”). At December 31, 2025 and December 31, 2024, the outstanding balances of the Term Loan B-2 and the Term Loan B-1 were $700.0 million and $1.18 billion, respectively, and bore interest at SOFR, subject to a minimum of 0.50%, plus 3.50%, or 7.37% and 8.05%, respectively, as the applicable margin was unchanged under the governing agreements. The Term Loan B-2 requires quarterly principal payments of $1.8 million commencing March 31, 2026 through maturity.
The Term Loan A, Term Loan A-1, Term Loan B-1 and Term Loan B-2 are collectively referred to herein as the “Term Loans.”
•2032 Notes - due June 15, 2032. At December 31, 2025 the outstanding balance of the 2032 Notes, described above, was $400.0 million.
•Revolving Facility - expires May 14, 2030. Amendment No. 2 provides for a revolving credit facility of $150 million, which replaced the then existing revolving credit facility that would have expired on December 1, 2026. To date, People Inc. has not made any borrowings under any of its revolving credit facilities.
Non-GAAP financial measure:
•Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) - is a non-GAAP financial measure. Beginning with the second quarter of 2026, the Company revised its definition of Adjusted EBITDA to also exclude certain items that management believes are not representative of the Company’s core ongoing operating performance and certain items that affect comparability between periods. Adjusted EBITDA has been recast to reflect the revised definition for all periods presented. See “Principles of Financial Reporting” for the definition of Adjusted EBITDA and required non-GAAP reconciliations.
Distribution, Marketing and Advertiser Relationships
We pay traffic acquisition costs, which consist of payments made to market and distribute our services on third-party distribution channels, such as Google and other search engines and social media websites such as Meta. A substantial portion of these activities relies on a limited number of large third-party platforms, including Google. We also incur certain costs at People Inc.’s Print segment, including subscription acquisition costs, which represent commission payments to third-party agents to sell magazine subscriptions, fulfillment costs, which represent costs to manage and prepare our subscription magazines for distribution to our subscribers, and distribution costs, which represent costs to distribute magazines to subscribers and newsstands. People Inc.’s Print segment relies on a limited number of third-party vendors for these costs, including a single subscription management provider, a single printer and a small number of wholesalers for newsstand distribution.
We market and offer our services and products to consumers through branded websites and apps, allowing consumers to transact directly with us in a convenient manner. We have made, and expect to continue to make, substantial investments in online and offline advertising to build our brands and drive traffic to our websites and consumers and advertisers to our businesses. However, the effectiveness and efficiency of these investments have become increasingly difficult to predict due to changes in consumer behavior, advertising demand, third-party platform policies and the growing use of AI driven discovery and content delivery mechanisms, which may require increased marketing spend to maintain traffic levels or result in less favorable economics over time.

Results of Operations for the Years Ended December 31, 2025, 2024 and 2023
The following discussion should be read in conjunction with “Item 8. Financial Statements and Supplementary Data”.
Revenue

	Year Ended December 31,			2025 Change		2024 Change
	2025	2024	2023	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
People Inc.
Digital	$1,161,886	$1,086,367	$939,865	$75,519	7%	$146,502	16%
Print	622,305	711,636	776,017	(89,331)	(13)%	(64,381)	(8)%
Intersegment eliminations	(22,118)	(20,774)	(20,989)	(1,344)	6%	215	(1)%
Total People Inc.	1,762,073	1,777,229	1,694,893	(15,156)	(1)%	82,336	5%
Emerging & Other	71,003	89,028	229,461	(18,025)	(20)%	(140,433)	(61)%
Intersegment eliminations	(2)	(1,218)	(8,804)	1,216	(100%)	7,586	(86)%
Total	$1,833,074	$1,865,039	$1,915,550	$(31,965)	(2)%	$(50,511)	(3)%

	Year Ended December 31,			2025 Change		2024 Change
	2025	2024	2023	$ Change	% Change	$ Change	% Change
Operating metrics:
People Inc.
Digital
Total Sessions (in millions)	9,546	10,664	10,813	(1,118)	(10)%	(149)	(1)%
Core Sessions (in millions)	8,602	9,062	8,370	(460)	(5)%	692	8%
For the year ended December 31, 2025 compared to the year ended December 31, 2024
•People Inc. revenue decreased $15.2 million, or 1%, to $1.8 billion, despite the increase of $74.2 million, or 7%, from Digital, net of intersegment eliminations, due to a decrease of $89.3 million, or 13%, from Print.

◦The Digital increase was due to increases of $46.6 million, or 21%, in Performance marketing revenue, net of intersegment eliminations, and $32.9 million, or 28%, in Licensing and Other revenue, partially offset by a decrease of $5.4 million, or 1%, in Advertising revenue. The increase in Performance marketing revenue was due primarily to an increase in affiliate commerce commission revenue due to higher transaction volumes and the achievement of volume-related retailer incentive programs, partially offset by a decrease in performance marketing service revenue primarily in the Finance category. The increase in Licensing and Other revenue was due primarily to improved performance of Apple News+ and content syndication partners and to the contribution of a full year of OpenAI revenue, a partnership which began in May 2024. The decrease in Advertising revenue was due primarily to lower programmatic revenue and the inclusion in 2024 of political advertising revenue spend on third-party publisher platforms, which is higher biennially aligning with election years. The programmatic revenue decline was due primarily to lower impression volumes driven by a 5% decline in Core Sessions, due primarily to the impact of the increasing prominence of Google AI Overviews on Google search sessions, and an increased portion of impression volume consumed by premium advertising, partially offset by higher programmatic rates. The Company expects the increasing prominence of Google AI Overviews to continue to negatively impact Core Sessions and advertising revenue. These decreases in Advertising revenue were partially offset by an increase in premium advertising sold through the People Inc. sales team in the Health and Pharmaceuticals, Technology and Travel categories as well as the increasing contribution from the D/Cipher+ advertising product.
◦The Print decrease was due primarily to decreases of $38.5 million, or 12%, in subscription revenue, $26.3 million, or 15%, in advertising revenue, $16.3 million, or 22%, in project and other revenue and $8.8 million, or 25%, in performance marketing revenue. The decreases in subscription revenue, advertising revenue and performance marketing revenue were all due, in part, to ongoing portfolio optimization changes that resulted in a reduction in the number of issues sold in the current year compared to the prior year and the ongoing and continuing broader migration of audience from print to digital platforms. The decrease in project and other revenue was due primarily to fewer project-related contracts compared to the prior year. The Company expects these trends in Print revenue declines to continue due to continuing broader migration of audience from print to digital platforms and our efforts to optimize our ongoing portfolio changes.
•Emerging & Other revenue decreased $18.0 million, or 20%, to $71.0 million due primarily to the inclusion in the prior year of $17.8 million in revenue from Mosaic Group, the assets of which were sold on February 15, 2024, and decreases of $4.8 million, or 61%, from IAC Films and $1.3 million, or 3%, from Vivian Health, partially offset by an increase in revenue of $5.9 million, or 29%, from The Daily Beast.
For the year ended December 31, 2024 compared to the year ended December 31, 2023
•People Inc. revenue increased 5% to $1.8 billion due to an increase of $146.7 million, or 16%, net of intersegment eliminations, from Digital, partially offset by a decrease of $64.4 million, or 8%, from Print.
◦The Digital increase was due primarily to increases of $117.5 million, or 19%, in Advertising Revenue, $16.2 million, or 16%, in Licensing and Other Revenue and $13.0 million, or 6%, in Performance Marketing Revenue, net of intersegment eliminations. The increase in Advertising Revenue was driven primarily by an increase in premium advertising sold through the People Inc. sales team in the Technology, Home/Consumer Packaged Goods and Pharmaceuticals categories, as well as higher programmatic revenue as a result of an increase in programmatic rates and an 8% increase in Core Sessions and the inclusion in 2024 of political advertising revenue spend on third-party publisher platforms, which is higher biennially aligning with election years. The increase in Licensing and Other Revenue was due primarily to the addition of the OpenAI partnership, which began in May 2024, and improved performance of content syndication partners including Apple News+, partially offset by a decrease in brand licensing revenue due to lower royalties. The increase in Performance Marketing Revenue was due primarily to an increase in affiliate commerce commission revenue, partially offset by a decrease in Performance Marketing revenue in the Finance and Food and Beverage categories.

◦The Print decrease was due primarily to decreases of $28.3 million, or 14%, in advertising revenue, $15.2 million, or 13%, in newsstand revenue, $10.3 million, or 23%, in performance marketing revenue and $8.2 million, or 10%, in project and other revenue. The decreases in advertising revenue, newsstand revenue and performance marketing revenue are all due, in part, to a reduction in the number of issues sold in the current year compared to the prior year and the ongoing migration of audience from print to digital platforms. The decrease in project and other revenue was due primarily to fewer project-related contracts compared to the prior year.
•Emerging & Other revenue decreased 61% to $89.0 million due primarily to a decrease of $137.8 million in revenue ($17.8 million in 2024 compared to $155.7 million in 2023) from Mosaic Group, the assets of which were sold on February 15, 2024, and a decrease of $8.0 million in revenue from IAC Films, partially offset by an increase of $6.0 million in revenue from The Daily Beast.
Cost of revenue (exclusive of depreciation shown separately below)

	Year Ended December 31,			2025 Change		2024 Change
	2025	2024	2023	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Cost of revenue (exclusive of depreciation shown separately below)	$653,982	$685,427	$721,364	$(31,445)	(5)%	$(35,937)	(5)%
As a percentage of revenue	36%	37%	38%
For the year ended December 31, 2025 compared to the year ended December 31, 2024
Cost of revenue in 2025 decreased from 2024 due primarily to decreases of $22.3 million from People Inc. and $9.2 million from Emerging & Other.
•The People Inc. decrease was due primarily to a decrease of $42.1 million from Print, partially offset by an increase of $19.8 million from Digital.
◦The Print decrease was due primarily to decreases of $39.0 million in production and distribution costs (postage, paper, printing and editorial) resulting from the planned reduction in the number of printed copies of certain publications and a corresponding reduction in the amount of paper purchased and a net decrease of $4.7 million in compensation expense primarily related to headcount reductions to better align the business with strategic growth priorities. Included in the net decrease in compensation expense is an increase of $1.6 million in severance-related costs ($3.7 million in 2025 compared to $2.1 million in 2024).

◦The Digital increase was due primarily to increases of $21.5 million in compensation expense, $3.4 million in traffic acquisition costs and $3.0 million in content costs, partially offset by a net decrease of $9.3 million in costs related to the purchase of advertising inventory to fulfill political advertising on third-party publisher platforms from an agency business in the prior year, partially offset by an increase in advertising inventory for campaigns sold with D/Cipher+. The increase in compensation expense was due primarily to an increase in salary-related expenses driven by an increase in headcount and an increase of $2.9 million in severance-related costs to better align the business with strategic growth priorities ($4.5 million in 2025 compared to $1.5 million in 2024). The increase in traffic acquisition costs was due primarily to an increase in the proportion of revenue earned from video advertising on third-party platforms and to a new contractual relationship entered into in the prior year to increase programmatic revenue rates. The increase in content costs was due primarily to an increase in advertising revenue.

•The Emerging & Other decrease was due primarily to the inclusion in the prior year of $7.4 million in expense from Mosaic Group, the assets of which were sold on February 15, 2024, and a decrease of $2.0 million in compensation expense at The Daily Beast resulting from the planned reduction in editorial staff in the prior year.

For the year ended December 31, 2024 compared to the year ended December 31, 2023
Cost of revenue in 2024 decreased from 2023 due primarily to a decrease of $41.1 million from Emerging & Other, partially offset by an increase of $5.2 million from People Inc.
•The Emerging & Other decrease was due primarily to a decrease in expense of $34.4 million from Mosaic Group, the assets of which were sold on February 15, 2024.
•The People Inc. increase was due primarily to an increase of $49.2 million from Digital, partially offset by a decrease of $44.0 million from Print.
◦The Digital increase was due primarily to increases of $19.8 million in compensation expense, $17.5 million related to the purchase of advertising inventory to fulfill political advertising on third-party platforms in 2024 and $7.5 million in traffic acquisition costs. The increase in compensation expense was due primarily to an increase in headcount. The increase in traffic acquisition costs was due primarily to a new contractual relationship to increase programmatic rates.
◦The Print decrease was due primarily to a decrease of $48.3 million in production and distribution costs (postage, printing, paper and content) resulting from a planned reduction in the number of printed copies of certain publications and decreases in paper costs and freight surcharges, partially offset by an increase of $2.6 million in compensation expense due, in part, to $2.1 million in severance expense incurred in the fourth quarter of 2024 primarily related to headcount reductions intended to better align resources with strategic initiatives.
Selling and marketing expense

	Year Ended December 31,			2025 Change		2024 Change
	2025	2024	2023	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Selling and marketing expense	$524,443	$531,514	$543,325	$(7,071)	(1)%	$(11,812)	(2)%
As a percentage of revenue	29%	28%	28%
For the year ended December 31, 2025 compared to the year ended December 31, 2024
Selling and marketing expense in 2025 decreased from 2024 due primarily to a decrease of $15.0 million from Emerging & Other, partially offset by an increase of $7.5 million from People Inc.
•The Emerging & Other decrease was due primarily to the inclusion in the prior year of $8.3 million of expense from Mosaic Group, the assets of which were sold on February 15, 2024, decreases of $2.6 million in compensation expense due to a reduction in headcount and $0.9 million in third-party costs at Vivian Health, and a decrease of $1.6 million in offline marketing spend at IAC Films.
•The People Inc. increase was due primarily to an increase of $52.2 million from Digital, partially offset by a decrease of $44.7 million from Print, net of intersegment eliminations.
◦The Digital increase was due primarily to increases of $44.5 million in advertising and events production expense and $11.2 million in compensation expense, partially offset by a decrease of $4.0 million in costs due primarily to commissions on political advertising sold on third-party platforms from an agency business in the prior year. The increase in advertising and events production expense was due, in part, to online marketing spend due primarily to an increase in paid affiliate commerce commission revenue. The increase in compensation expense was due to increases in salary and commissions driven by an increase in headcount and $3.0 million in severance-related costs in 2025 to better align the business with strategic growth priorities.

◦The Print decrease was due primarily to decreases of $18.1 million in subscription acquisition costs due primarily to the on-going portfolio optimization changes that reduced the number of issues produced compared to the prior year, $13.0 million in advertising and events production expense due, in part, to the promotion of branded events in the prior year and a decrease in direct mail marketing spend and $9.6 million in compensation expense due to headcount reductions to better align the business with strategic growth priorities and a decrease in severance-related costs ($2.3 million in 2025 compared to $3.5 million in 2024).
For the year ended December 31, 2024 compared to the year ended December 31, 2023
Selling and marketing expense in 2024 decreased from 2023 due primarily to a decrease of $52.3 million from Emerging & Other, partially offset by an increase of $41.0 million from People Inc.
•The Emerging & Other decrease was due primarily to a decrease in expense of $50.2 million from Mosaic Group, the assets of which were sold on February 15, 2024.
•The People Inc. increase was due primarily to increases of $37.0 million from Digital and $4.0 million from Print, net of intersegment eliminations.
◦The Digital increase was due primarily to increases of $15.4 million in compensation expense and $15.1 million in online marketing spend. The increase in compensation expense was due primarily to increases in salary, commissions and employee benefits. The increase in online marketing spend was due primarily to an increase in paid affiliate commerce.
◦The Print increase was due primarily to increases of $8.4 million in subscription acquisition costs and $1.1 million in compensation expense, partially offset by decreases of $0.8 million in sales and marketing research and $0.3 million in advertising expense. The increase in subscription acquisition costs resulted from an increase in the use of agents to source subscribers. The increase in compensation expense was due primarily to an increase of $3.5 million in severance expense incurred in the fourth quarter of 2024 primarily related to headcount reductions intended to better align resources with strategic initiatives, partially offset by decreases of $1.5 million in salary expense and $1.2 million in sales commissions.

General and administrative expense

	Year Ended December 31,			2025 Change		2024 Change
	2025	2024	2023	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
General and administrative expense	$333,214	$390,588	$443,569	$(57,374)	(15)%	$(52,981)	(12)%
As a percentage of revenue	18%	21%	23%
For the year ended December 31, 2025 compared to the year ended December 31, 2024
General and administrative expense in 2025 decreased from 2024 due to decreases of $43.5 million from People Inc. and $26.8 million from Corporate, partially offset by an increase of $13.0 million from Emerging & Other.
•The People Inc. decrease was due primarily to the inclusion in 2025 of net gains of $41.5 million at Other (unallocated corporate expenses) resulting from the amendments to a lease, which provided for the surrender of certain office space early. The ROU asset of the amended lease had been previously impaired in prior years.

•The Corporate decrease was due primarily to a decrease in compensation expense of $40.5 million, partially offset by the inclusion in the prior year of a $10.0 million benefit related to a favorable settlement of a legal matter and an increase of $1.4 million in transaction-related costs related to the Distribution ($4.8 million in 2025 compared to $3.3 million in 2024). The decrease in compensation expense was due primarily to a decrease of $51.1 million in stock-based compensation expense due primarily to the inclusion in the prior year of $11.9 million of expense related to our former Chief Executive Officer’s (“CEO”) restricted stock award, which was forfeited on January 13, 2025 pursuant to his employment transition agreement (the “Employment Transition Agreement”) and the reversal in the current year of $49.8 million of previously recognized expense related to the forfeiture of such restricted stock award, partially offset by $14.9 million of stock-based compensation expense related to the transfer of 5.0 million Class B shares of Angi held by the Company to our former CEO prior to the Distribution pursuant to the Employment Transition Agreement. Partially offsetting this decrease in stock-based compensation expense is $15.2 million in separation benefits to our former CEO under the Employment Transition Agreement and $2.7 million in severance and related expenses driven by certain headcount reductions.
•The Emerging & Other increase was due primarily to an increase of $19.4 million in legal fees and settlement expenses for litigation that concluded in the third quarter of 2025 related to a legacy business, partially offset by the inclusion in the prior year period of $9.4 million of expense from Mosaic Group, the assets of which were sold on February 15, 2024.
For the year ended December 31, 2024 compared to the year ended December 31, 2023
General and administrative expense in 2024 decreased from 2023 due primarily to decreases of $42.6 million from People Inc. and $10.4 million from Emerging & Other.
•The People Inc. decrease was due primarily to the inclusion in 2023 of an impairment charge of $44.7 million of an ROU asset related to unoccupied lease space at Other (unallocated corporate costs), resulting from the continued decline in the commercial real estate market.

•The Emerging & Other decrease was due primarily to a decrease in expense of $8.2 million from Mosaic Group, the assets of which were sold on February 15, 2024, and decreases of $4.4 million in compensation expense at Newco (the Company’s former incubator company), due primarily to a reduction in headcount, and $3.0 million in consulting costs at IAC Films, partially offset by an increase of $8.1 million in legal fees.
Product development expense

	Year Ended December 31,			2025 Change		2024 Change
	2025	2024	2023	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Product development expense	$133,335	$161,412	$165,343	$(28,077)	(17)%	$(3,932)	(2)%
As a percentage of revenue	7%	9%	9%
For the year ended December 31, 2025 compared to the year ended December 31, 2024
Product development expense in 2025 decreased from 2024 due primarily to decreases of $15.9 million from People Inc. and $12.2 million from Emerging & Other.
•The People Inc. decrease was due primarily to decreases of $11.7 million and $4.3 million from Digital and Print, respectively, resulting from decreases in compensation expense related to headcount reductions. The decrease in compensation expense from Digital was net of increased investment in D/Cipher+ and the PEOPLE app.
•The Emerging & Other decrease was due primarily to the inclusion in the prior year period of $8.0 million of expense from Mosaic Group, the assets of which were sold on February 15, 2024, and a decrease of $4.0 million in compensation expense at Vivian Health due primarily to a reduction in headcount.

For the year ended December 31, 2024 compared to the year ended December 31, 2023
Product development expense in 2024 decreased from 2023 due primarily to a decrease of $12.1 million from Emerging & Other, partially offset by an increase of $8.4 million from People Inc.
•The Emerging & Other decrease was due primarily to decreases of $8.8 million in expense from Mosaic Group, the assets of which were sold on February 15, 2024, and $2.6 million in compensation expense at Vivian Health due primarily to a reduction in headcount.
•The People Inc. increase was due primarily to an increase of $9.2 million from Digital due primarily to an increase of $14.3 million in compensation expense, partially offset by decreases of $3.5 million in outsourced personnel costs and $2.3 million in software license and maintenance costs. The increase in compensation expense is due to an increase in headcount, which was partially offset by a reduction in outsourced personnel costs due to a reduction in the use of third-party contractors. The decrease in software license and maintenance costs was due primarily to a reduction in software contract renewals.
Depreciation

	Year Ended December 31,			2025 Change		2024 Change
	2025	2024	2023	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Depreciation	$34,999	$34,777	$77,614	$221	1%	$(42,837)	(55)%
As a percentage of revenue	2%	2%	4%
For the year ended December 31, 2025 compared to the year ended December 31, 2024
Depreciation in 2025 was flat relative to 2024.
For the year ended December 31, 2024 compared to the year ended December 31, 2023
Depreciation in 2024 decreased from 2023 due primarily to a decrease of $44.0 million at People Inc. due primarily to the inclusion of an impairment charge of $25.3 million recognized in 2023 related to leasehold improvements and furniture and equipment resulting from unoccupied leased space, a $4.2 million write-off of certain leasehold improvements and furniture and equipment during 2023 and a decrease in expense related to the acceleration of depreciation on certain assets in 2023.
Amortization of intangibles

	Year Ended December 31,			2025 Change		2024 Change
	2025	2024	2023	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Amortization of intangibles	$89,209	$136,426	$280,249	$(47,217)	(35)%	$(143,823)	(51)%
As a percentage of revenue	5%	7%	15%
For the year ended December 31, 2025 compared to the year ended December 31, 2024
Amortization of intangibles in 2025 decreased from 2024 due primarily to lower expense at People Inc. due to certain intangible assets that became fully amortized in the prior year.
See “Note 2—Summary of Significant Accounting Policies” in the accompanying notes to the financial statements included in “Item 8. Financial Statements and Supplementary Data” for further discussion of the Company’s assessment of impairment of indefinite-lived intangible assets.
For the year ended December 31, 2024 compared to the year ended December 31, 2023
Amortization of intangibles in 2024 decreased from 2023 due primarily to a decrease of $143.3 million at People Inc. due primarily to the inclusion in 2023 of indefinite-lived intangible asset impairments totaling $87.5 million at the People Inc. Digital segment and certain intangible assets becoming fully amortized, partially offset by an increase of $8.3 million in expense as a result of a change in classification of certain People Inc. Digital trade name indefinite-lived intangible assets to definite-lived intangible assets, effective January 1, 2024.
Goodwill Impairment

	Year Ended December 31,			2025 Change		2024 Change
	2025	2024	2023	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Goodwill impairment	$—	$—	$9,000	$—	—%	$(9,000)	NM
As a percentage of revenue	—%	—%	0%
________________________
NM = Not meaningful.
For the years ended December 31, 2025, 2024 and 2023.
There were no goodwill impairments recorded in 2025 and 2024.
The Company recorded a goodwill impairment in 2023 of $9.0 million at Mosaic Group as a result of the projected reduction in future revenue and profits from the business and lower trading multiples of a selected peer group of companies.
See “Note 2—Summary of Significant Accounting Policies” in the accompanying notes to the financial statements included in “Item 8. Financial Statements and Supplementary Data” for further discussion of the Company’s assessment of impairment of goodwill.
The aggregate carrying value of goodwill for which the most recent estimate of the excess of fair value over carrying value is less than 20% is $283.4 million, which is attributable to the Care.com reporting unit (reflected in discontinued operations).
Operating income (loss)

	Year Ended December 31,			2025 Change		2024 Change
	2025	2024	2023	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
People Inc.
Digital	$207,986	$154,367	$(18,270)	$53,619	35%	$172,637	NM
Print	27,434	17,059	(1,886)	10,375	61%	18,945	NM
Other	(22,861)	(64,552)	(130,582)	41,691	65%	66,030	51%
Total People Inc.	212,559	106,874	(150,738)	105,685	99%	257,612	NM
Emerging & Other	(32,352)	(37,695)	(22,784)	5,343	14%	(14,911)	(65)%
Corporate	(116,315)	(144,284)	(151,392)	27,969	19%	7,108	5%
Total	$63,892	$(75,105)	$(324,914)	$138,997	NM	$249,809	77%

As a percentage of revenue	3%	(4)%	(17)%
For the year ended December 31, 2025 compared to the year ended December 31, 2024
Operating income in 2025 of $63.9 million compares to a loss of $75.1 million in 2024, representing an increase of $139.0 million due primarily to decreases of $47.2 million in amortization of intangibles and $45.3 million in stock-based compensation expense, an increase of $43.8 million in Adjusted EBITDA, described below, and the inclusion in 2025 of $45.0 million in net gains from lease impairments, terminations and amendments and certain asset sales, partially offset by increases of $31.0 million in litigation costs, $6.0 million in restructuring costs, including certain severance and employee separation benefits, $2.8 million in transaction-related costs and $0.2 million in depreciation. The decreases in the amortization of intangibles and depreciation are described above. Refer to the “General and administrative expense” discussion above for additional details on the net gains from lease impairments, terminations and amendments and certain asset sales, the decrease in stock-based compensation expense, and the increases in litigation costs, transaction-related costs and restructuring costs, including certain severance and employee separation benefits.
At December 31, 2025, there was $67.2 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 1.8 years.

For the year ended December 31, 2024 compared to the year ended December 31, 2023
Operating loss decreased $249.8 million, or 77%, due primarily to a decrease of $143.8 million in amortization of intangibles, the inclusion in 2023 of $46.3 million of net losses from lease impairments, terminations and amendments and certain asset sales, a decrease of $42.8 million in depreciation, an increase of $40.7 million in Adjusted EBITDA, described below, a decrease of $9.0 million in goodwill impairment and a decrease of $1.5 million in litigation costs, partially offset by increases of $28.3 million in restructuring costs, including certain severance and employee separation benefits, $4.1 million in transaction-related costs and $4.1 million in stock-based compensation expense. The decreases in amortization of intangibles, depreciation and goodwill impairment are described above. Refer to the “General and administrative expense” discussion above for additional details on the net losses from lease impairments, terminations and amendments and certain asset sales. Refer to the “Cost of revenue” and “Selling and marketing expense” discussions above for additional details on the increase in restructuring costs, including certain severance and employee separation benefits. The increase in stock-based compensation expense was due primarily to less expense being allocated to Angi related to Mr. Levin’s restricted stock award in 2024 compared to 2023.
See “Note 10—Stock-Based Compensation” in the accompanying notes to the financial statements included in “Item 8. Financial Statements and Supplementary Data” for further discussion of our former CEO’s restricted stock award, which was forfeited on January 13, 2025 pursuant to his Employment Transition Agreement.
Adjusted EBITDA

	Year Ended December 31,			2025 Change		2024 Change
	2025	2024	2023	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
People Inc.
Digital	$317,233	$300,808	$240,911	$16,425	5%	$59,897	25%
Print	55,246	52,576	65,821	2,670	5%	(13,245)	(20)%
Other	(42,728)	(47,440)	(39,774)	4,712	10%	(7,665)	(19)%
Total People Inc.	329,751	305,944	266,958	23,807	8%	38,987	15%
Emerging & Other	5,698	(5,534)	(3,763)	11,232	NM	(1,771)	(47)%
Corporate	(85,364)	(94,119)	(97,647)	8,755	9%	3,528	4%
Total	$250,085	$206,291	$165,548	$43,794	21%	$40,744	25%

As a percentage of revenue	14%	11%	9%
See “Principles of Financial Reporting” for the definition of Adjusted EBITDA and required non-GAAP reconciliations.
Approximately one-half of our consolidated annual Adjusted EBITDA is generated in the fourth quarter of each fiscal year. This is due to the concentration of spending by advertisers, which drives higher advertising revenue, and consumer spending, which drives higher performance marketing revenue during the year-end holiday selling season at People Inc.
For the year ended December 31, 2025 compared to the year ended December 31, 2024
•People Inc. Adjusted EBITDA increased 8% to $329.8 million due to increases of $16.4 million from Digital and $2.7 million from Print and a decrease in Adjusted EBITDA loss of $4.7 million from Other (unallocated corporate expenses).
◦The Digital Adjusted EBITDA increase was due primarily to the increase in revenue, partially offset by increases in compensation expense, online marketing spend, and increased investments in D/Cipher+ and the PEOPLE app.

◦The Print Adjusted EBITDA increase was due primarily to lower operating expenses from continued cost rationalization efforts, partially offset by lower revenue.

◦The Other (unallocated corporate expenses) decrease in Adjusted EBITDA loss was due primarily to lower operating expenses.

•Emerging & Other Adjusted EBITDA increased $11.2 million to $5.7 million due primarily to profits in the current year at both The Daily Beast and Vivian Health compared to losses in the prior year.

•Corporate Adjusted EBITDA loss decreased 9% to $85.4 million due primarily to lower operating expenses.
For the year ended December 31, 2024 compared to the year ended December 31, 2023
•People Inc. Adjusted EBITDA increased 15% to $305.9 million due to an increase of $59.9 million from Digital, partially offset by a decrease of $13.2 million from Print and an increase in Adjusted EBITDA loss of $7.7 million from Other (unallocated corporate costs).
◦The Digital Adjusted EBITDA increase was due primarily to higher revenue, partially offset by higher compensation expense and online marketing spend.

◦The Print Adjusted EBITDA decrease was due primarily to revenue declines and an increase in subscription acquisition costs.

◦The Other (unallocated corporate costs) Adjusted EBITDA loss increase was due primarily to a decrease in expense in 2023 of $8.0 million due to the reversal of certain pre-acquisition indemnification liabilities related to the 2021 Meredith acquisition.

•Emerging & Other Adjusted EBITDA losses increased 47% to $5.5 million due primarily to lower profits from Mosaic Group, the assets of which were sold on February 15, 2024, partially off by reduced losses at Newco (the Company’s former incubator company), The Daily Beast and Vivian Health.
•Corporate Adjusted EBITDA loss decreased 4% to $94.1 million due primarily to lower operating expenses.
Interest expense

	Year Ended December 31,			2025 Change		2024 Change
	2025	2024	2023	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Interest expense	$(120,027)	$(135,719)	$137,495	$15,692	12%	$(273,214)	NM
For the year ended December 31, 2025 compared to the year ended December 31, 2024
Interest expense in 2025 decreased from 2024 due primarily to decreases in interest rates and the amount of debt outstanding under the Term Loans, partially offset by an extinguishment loss of $8.5 million in connection with the refinancing of the People Inc. debt in the second quarter of 2025 and interest expense on the 2032 Notes. The extinguishment loss is due to the write-off of a pro-rata amount of unamortized capitalized costs and original issue discount related to People Inc.’s then outstanding debt and its then existing revolving credit facility.
For the year ended December 31, 2024 compared to the year ended December 31, 2023
Interest expense in 2024 decreased from 2023 due primarily to a decrease in the amount of debt outstanding under the Term Loans.
See “Note 6—Long-term debt” to the financial statements included in “Item 8. Financial Statements and Supplementary Data” for additional information.
Unrealized gain (loss) on investment in MGM

	Year Ended December 31,			2025 Change		2024 Change
	2025	2024	2023	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Unrealized gain (loss) on investment in MGM	$119,175	$(649,178)	$721,668	$768,353	NM	$(1,370,846)	NM
At December 31, 2025, the Company owned 65.8 million common shares of MGM, including 1.1 million common shares purchased in the fourth quarter of 2025 for $40.0 million, which represents approximately 25.5% of MGM’s common shares outstanding. The Company accounts for its investment in MGM under the equity method of accounting using the fair value option. The fair value of the investment in MGM is remeasured each reporting period based upon MGM’s closing stock price on the New York Stock Exchange on the last trading day in the reporting period; any unrealized pre-tax gains or losses are included in the statement of operations.

Other income, net

	Year Ended December 31,
	2025	2024	2023
	(Dollars in thousands)
Interest income(a)	$46,203	$66,413	$53,601
Loss related to the allocation of a disputed gain on a real estate transaction(b)	(19,189)	—	—
Net (downward) upward adjustments to the carrying value of equity securities without readily determinable fair values and net gains (losses) on sales of investments and businesses (including unrealized losses on investments)(c)(d)	(17,675)	10,373	(17,988)
People Inc. Credit Agreement amendment costs(e)	(573)	(3,453)	—
Increase in the estimated fair value of a warrant	—	20,393	2,832
Other	7,370	4,501	7,780
Other income, net	$16,136	$98,227	$46,225

$ Change	$(82,091)	$52,002
% Change	(84)%	113%
_____________________
(a)    Interest income decreased in 2025 from 2024 due primarily to a decline in the Company’s cash and cash equivalents balance. Interest income increased in 2024 from 2023 due primarily to an increase in the Company’s cash and cash equivalents balance.
(b)    See “Note 15—Contingencies” in the accompanying notes to the financial statements included in “Item 8. Financial Statements and Supplementary Data” for additional information.
(c)     Includes downward and upward adjustments to the carrying value of equity securities without readily determinable fair values. For the years ended December 31, 2025, 2024 and 2023, the Company recorded net downward adjustments of $29.2 million, $32.3 million and $20.2 million, respectively.
(d)    The year ended December 31, 2024, includes a pre-tax gain of $29.2 million on the sale of assets of Mosaic Group, which was included within Emerging & Other, and was accounted for as a sale of a business.
(e)     The year ended December 31, 2025 amount represents third-party fees incurred in connection with Amendment No.2, the Indenture and Amendment No. 3, and the year ended December 31, 2024 amount represents third-party fees incurred in connection with Amendment No.1. See “Note 6—Long-term debt” in the accompanying notes to the financial statements included in “Item 8. Financial Statements and Supplementary Data” for additional information.

Income tax (provision) benefit

	Year Ended December 31,			2025 Change		2024 Change
	2025	2024	2023	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Income tax (provision) benefit	$(28,079)	$149,941	$(72,821)	$(178,020)	NM	$222,762	NM
Effective income tax rate	35%	20%	24%
In 2025, the effective income tax rate is higher than the statutory rate of 21% due primarily to a deferred tax adjustment and state taxes, partially offset by excess tax benefits of stock-based compensation expense, research credits and the realization of a capital loss.
In 2024, the effective income tax rate is lower than the statutory rate of 21% due primarily to the non-deductible portion of goodwill in the sale of Mosaic Group and non-deductible compensation expense, partially offset by state taxes.
In 2023, the effective income tax rate is higher than the statutory rate of 21% due primarily to non-deductible compensation expense and state taxes, partially offset by research credits.
For further details of income tax matters, see “Note 12—Income Taxes” in the accompanying notes to the financial statements included in “Item 8. Financial Statements and Supplementary Data.”

Net (earnings) loss attributable to noncontrolling interests

	Year Ended December 31,			2025 Change		2024 Change
	2025	2024	2023	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Net (earnings) loss attributable to noncontrolling interests	$(2,556)	$(6,567)	$7,625	$4,011	61%	$(14,192)	NM

Net (earnings) loss attributable to noncontrolling interests primarily represents the publicly-held interest in Angi’s earnings and losses prior to the Distribution, which was completed on March 31, 2025.

PRINCIPLES OF FINANCIAL REPORTING
The Company reports Adjusted EBITDA, which is a non-GAAP measure, as a supplemental measure to U.S. generally accepted accounting principles (“GAAP”). This measure is also our primary segment measure of profitability and among the metrics by which we evaluate the performance of our businesses, and our internal budgets are based and may also impact management compensation. We believe that investors and analysts should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. The Company endeavors to compensate for the limitations of the non-GAAP measure presented by providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measure, which we discuss below.
Definition of Non-GAAP Measure
Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements; and (4) other specific items, including subsequent true-up adjustments related to such items, that management believes are not representative of the Company’s core ongoing operating performance and certain items that affect comparability between periods, including, but not limited to, certain (i) restructuring costs, including certain severance and employee separation benefits; (ii) gains and losses from lease impairments, terminations and amendments and certain asset sales; (iii) transaction-related costs; and (iv) litigation-related gains and losses associated with specific matters.

The above items are excluded from our Adjusted EBITDA measure because these items are noncash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and render comparisons with prior periods and competitors less meaningful. Management uses Adjusted EBITDA to evaluate the Company’s performance and facilitate comparisons of the Company’s operating results between periods. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. Adjusted EBITDA has certain limitations because it excludes the impact of these items.

Prior to the second quarter of 2026, Adjusted EBITDA was defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. Beginning with the second quarter of 2026, the Company revised its definition of Adjusted EBITDA to also exclude (4) other specific items, including subsequent true-up adjustments related to such items, that management believes are not representative of the Company’s core ongoing operating performance and certain items that affect comparability between periods. Adjusted EBITDA has been recast to reflect the revised definition for all periods presented.
Items Excluded from Our Non-GAAP Measure
Stock-based compensation expense consists principally of expense associated with awards that were granted under various stock and annual incentive plans that are denominated in the Company’s common shares. This expense is not paid in cash and we view the economic costs of stock-based awards to be the dilution to our share base; the related shares are included in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method. The Company currently settles all stock-based awards on a net basis whereby the Company remits from its current funds the required tax-withholding on behalf of employees for net-settled awards.
Depreciation is a non-cash expense relating to our buildings, equipment, leasehold improvements and capitalized software and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of acquisition, the identifiable definite-lived intangible assets of the acquired company are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.
Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report liabilities for the portion of the purchase price of acquisitions, if applicable, that is contingent upon the financial performance and/or operating targets of the acquired company at fair value that are recognized in “General and administrative expense” in the statement of operations. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business. The last such arrangement expired during the year ended December 31, 2022. Therefore, there were no gains or losses on contingent consideration arrangements in the years ended December 31, 2025, 2024 and 2023.
Restructuring costs, including certain severance and employee separation benefits relate to certain discrete strategic actions taken by the Company to improve operating efficiencies and to better align its cost structure. Ordinary course severance and employee separation benefits are not considered restructuring costs.

Gains and losses from lease impairments, terminations and amendments and certain asset sales relate to certain activity to surrender leased space prior to its original lease expiration and the sale of certain assets. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance.

Transaction-related costs reflect third-party costs incurred in connection with acquisitions, dispositions and spinoffs that are not part of the Company’s core operating activities.

Litigation matters reflect settlements, judgments, insurance recoveries and related third-party legal costs arising from certain litigation matters, including gains and losses that management determines, based on their nature and circumstances, are outside of the ordinary course of business and not representative of the Company’s core ongoing operating performance.

The following tables reconcile operating income (loss) to Adjusted EBITDA for the Company’s reportable segments and net (loss) earnings attributable to People Incorporated shareholders:

	Year Ended December 31, 2025
	Operating Income (Loss)	Stock-Based Compensation Expense(a)	Depreciation	Amortization of Intangibles	Restructuring Costs, Including Certain Severance and Employee Separation Benefits(b)	(Gains) and Losses from Lease Impairments, Terminations and Amendments and Certain Asset Sales(c)	Transaction-related Costs(d)	Certain Litigation Matters(e)	Adjusted EBITDA
	(In thousands)
People Inc.
Digital	$207,986	$11,564	$14,602	$74,508	$8,482	$91	$—	$—	$317,233
Print	27,434	1,773	5,137	14,701	6,201	—	—	—	55,246
Other (unallocated corporate costs)	(22,861)	15,077	7,156	—	1,205	(45,223)	313	1,605	(42,728)
Total People Inc.	212,559	28,414	26,895	89,209	15,888	(45,132)	313	1,605	329,751
Emerging & Other	(32,352)	4,564	49	—	—	130	—	33,307	5,698
Corporate	(116,315)	(5,074)	8,055	—	17,936	—	7,270	2,764	(85,364)
Total	63,892	$27,904	$34,999	$89,209	$33,824	$(45,002)	$7,583	$37,676	$250,085
Interest expense	(120,027)
Unrealized gain on investment in MGM Resorts International	119,175
Other income, net	16,136
Earnings from continuing operations before income taxes	79,176
Income tax provision	(28,079)
Net earnings from continuing operations	51,097
Loss from discontinued operations, net of tax	(152,567)
Net loss	(101,470)
Net earnings attributable to noncontrolling interests	(2,556)
Net loss attributable to People Incorporated shareholders	$(104,026)

	Year Ended December 31, 2024
	Operating Income (Loss)	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Restructuring Costs, Including Certain Severance and Employee Separation Benefits(f)	(Gains) and Losses from Lease Impairments, Terminations and Amendments and Certain Asset Sales	Transaction-related Costs(g)	Certain Litigation Matters(h)	Adjusted EBITDA
	(In thousands)
People Inc.
Digital	$154,367	$10,097	$15,943	$116,542	$3,859	$—	$—	$—	$300,808
Print	17,059	2,045	7,258	19,875	6,339	—	—	—	52,576
Other (unallocated corporate costs)	(64,552)	13,683	3,103	—	2,578	(2,252)	—	—	(47,440)
Total People Inc.	106,874	25,825	26,304	136,417	12,776	(2,252)	—	—	305,944
Emerging & Other	(37,695)	1,626	65	9	15,038	76	1,420	13,927	(5,534)
Corporate	(144,284)	45,708	8,408	—	—	—	3,332	(7,283)	(94,119)
Total	(75,105)	$73,159	$34,777	$136,426	$27,814	$(2,176)	$4,752	$6,644	$206,291
Interest expense	(135,719)
Unrealized loss on investment in MGM Resorts International	(649,178)
Other income, net	98,227
Loss from continuing operations before income taxes	(761,775)
Income tax benefit	149,941
Net loss from continuing operations	(611,834)
Earnings from discontinued operations, net of tax	78,504
Net loss	(533,330)
Net earnings attributable to noncontrolling interests	(6,567)
Net loss attributable to People Incorporated shareholders	$(539,897)

	Year Ended December 31, 2023
	Operating Loss	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Goodwill Impairment	Restructuring Costs, Including Certain Severance and Employee Separation Benefits	(Gains) and Losses from Lease Impairments, Terminations and Amendments and Certain Asset Sales(i)	Transaction-related Costs	Certain Litigation Matters(j)	Adjusted EBITDA
	(In thousands)
People Inc.
Digital	$(18,270)	$8,159	$24,797	$226,694	$—	$(469)	$—	$—	$—	$240,911
Print	(1,886)	1,381	13,277	53,043	—	(7)	—	13	—	65,821
Other (unallocated corporate costs)	(130,582)	13,961	32,183	—	—	(49)	44,667	46	—	(39,774)
Total People Inc.	(150,738)	23,501	70,257	279,737	—	(525)	44,667	59	—	266,958
Emerging & Other	(22,784)	1,600	203	512	9,000	—	1,232	598	5,876	(3,763)
Corporate	(151,392)	43,961	7,154	—	—	—	361	—	2,269	(97,647)
Total	(324,914)	$69,062	$77,614	$280,249	$9,000	$(525)	$46,260	$657	$8,145	$165,548
Interest expense	(137,495)
Unrealized gain on investment in MGM Resorts International	721,668
Other income, net	46,225
Earnings from continuing operations before income taxes	305,484
Income tax provision	(72,821)
Net earnings from continuing operations	232,663
Earnings from discontinued operations, net of tax	25,654
Net earnings	258,317
Net loss attributable to noncontrolling interests	7,625
Net earnings attributable to People Incorporated shareholders	$265,942
_____________________

(a)    The year ended December 31, 2025 at Corporate reflect the reversal of $49.8 million of previously recognized stock-based compensation expense related to the forfeiture of our former CEO’s restricted stock award pursuant to the Employment Transition Agreement, partially offset by $14.9 million of stock-based compensation expense related to the transfer of 5.0 million Class B shares of Angi held by the Company to our former CEO prior to the Distribution pursuant to his employment transition agreement.
(b)    The year ended December 31, 2025 at Corporate primarily represents separation benefits to our former CEO under his employment transition agreement and at People Inc. represents severance-related costs to better align the business with strategic growth priorities.
(c)    The year ended December 31, 2025 at People Inc. Other (unallocated corporate costs) is principally related to a gain resulting from an amendment to a lease, which provided for the surrender of certain office space early and is included in “General and Administrative expenses” in the statement of operations. Prior to this amendment, the lease for this office space would have expired in 2032. The ROU asset of the amended lease had been previously impaired in prior years. See “Note 2—Summary of Significant Accounting Policies” in the accompanying notes to the financial statements included in “Item 8. Financial Statements and Supplementary Data” for additional information on amendments and early terminations of lease agreements.
(d)    The year ended December 31, 2025 at Corporate represents third-party costs related to the Distribution and the sale of Care.com, which was subsequently completed on March 16, 2026.
(e)    The year ended December 31, 2025 at Emerging & Other represents third-party costs related to litigation that concluded in the third quarter of 2025 related to a legacy business.
(f)    The year ended December 31, 2024 at Emerging & Other represents severance and employee separation benefits related to the sale of assets of Mosaic Group on February 15, 2024 and at People Inc. represents severance and employee separation benefits primarily related to headcount reductions intended to better align resources with strategic initiatives.
(g)    The year ended December 31, 2024 at Corporate represents third-party costs related to the Distribution and at Emerging & Other represents third-party costs related to the sale of assets of Mosaic Group on February 15, 2024.
(h)    The year ended December 31, 2024 at Emerging & Other represents third-party costs related to litigation that concluded in the third quarter of 2025 related to a legacy business and at Corporate reflects a benefit of $10.0 million related to a favorable settlement of a legal matter.
(i)    The year ended December 31, 2023 at People Inc. Other (unallocated corporate costs) represents an impairment charge of an ROU asset related to unoccupied lease space recognized in the first quarter of 2023. See “Note 2—Summary of Significant Accounting Policies” in the accompanying notes to the financial statements included in “Item 8. Financial Statements and Supplementary Data” for additional information on impairment charges related to ROU assets.
(j)    The year ended December 31, 2023 at Emerging & Other represents third-party costs related to litigation that concluded in the third quarter of 2025 related to a legacy business.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES
Financial Position

	December 31,
	2025	2024
	(In thousands)
Cash and cash equivalents at People Inc.:
United States	$261,904	$230,436
All other countries	22,414	19,491
Total People Inc. cash and cash equivalents	284,318	249,927

Cash and cash equivalents (excluding People Inc.):
United States	653,480	1,086,889
All other countries	3,513	26,732
Total cash and cash equivalents (excluding People Inc.)	656,993	1,113,621

Total cash and cash equivalents	$941,311	$1,363,548

People Inc. Debt:
Term Loan A-1	$341,250	$—
Term Loan B-2	700,000	—
2032 Notes	400,000	—
Term Loan A	—	297,500
Term Loan B-1	—	1,182,500
Total long-term debt	1,441,250	1,480,000
Less: current portion of long-term debt	24,500	35,000
Less: original issue discount	3,397	3,512
Less: unamortized debt issuance costs	12,029	6,481
Total People Inc. long-term debt, net	$1,401,324	$1,435,007
The Company’s international cash can be repatriated without significant tax consequences. During the year ended December 31, 2025, international cash totaling $18.5 million was repatriated to the U.S.
The Company’s consolidated debt of approximately $1.44 billion is the liability of People Inc. For a detailed description of long-term debt and interest rate swaps, see “Note 6—Long-term Debt” and “Note 2—Summary of Significant Accounting Policies,” respectively, in the accompanying notes to the financial statements included in “Item 8. Financial Statements and Supplementary Data.”

Cash Flow Information
In summary, the Company’s cash flows are as follows:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Net cash provided by (used in):
Operating activities attributable to continuing operations	$24,821	$132,095	$(22,814)
Investing activities attributable to continuing operations	$(403,232)	$327,739	$(39,197)
Financing activities attributable to continuing operations	$(450,929)	$(76,888)	$(206,030)
Net cash provided by operating activities attributable to continuing operations consists of net loss adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments include the unrealized (gains) losses on the investment in MGM, amortization of intangibles, depreciation, stock-based compensation expense, deferred income taxes, non-cash lease expense (including ROU asset impairments), net gains (losses) on amendments and early terminations of lease agreements, loss related to the allocation of a disputed gain on a real estate transaction, net losses (gains) on sales of investments and businesses (including unrealized losses on investments), increase in the estimated fair value of a warrant and goodwill impairment.
2025
Adjustments to net earnings from continuing operations consist primarily of amortization of intangibles of $89.2 million, depreciation of $35.0 million, non-cash lease expense (including ROU asset impairments) of $33.1 million, stock-based compensation expense of $27.9 million, deferred income taxes of $20.7 million, loss related to the allocation of a disputed gain on a real estate transaction of $19.2 million and net loss on sales of investments and a business (including unrealized losses on investments) of $17.7 million, partially offset by an unrealized gain on investment in MGM of $119.2 million and net gains on amendments and early terminations of lease agreements of $42.2 million. The decrease from changes in working capital includes a decrease in operating lease liabilities of $87.5 million, a decrease in accounts payable and other liabilities of $18.9 million and an increase in accounts receivable of $12.3 million. The decrease in operating lease liabilities is due to cash payments on leases, including $47.4 million related to the amendments to a lease, which provided for the surrender of certain office space early at People Inc., net of interest accretion. The decrease in accounts payable and other liabilities is due primarily to a decrease in accrued employee compensation due primarily to a decrease in bonuses and timing of payments, including severance payments, partially offset by an increase in accrued separation benefits for our former CEO under the Employment Transition Agreement, a decrease in accrued interest on People Inc.’s long-term debt due primarily to timing of payments and reductions in principal and interest rates following the Term Loan refinancing completed in the second quarter of 2025 and a decrease in accrued professional fees due, in part, to payment of fees previously accrued at Corporate in connection with the Distribution. The increase in accounts receivable is due primarily to an increase at People Inc. due primarily to an increase in revenue at People Inc.’s Digital segment, partially offset by a decrease at People Inc.’s Print segment due primarily to timing of cash receipts.
Net cash used in investing activities attributable to continuing operations includes $386.6 million related to the allocation of Angi Inc. cash in the Distribution, the purchase of 1.1 million common shares of MGM for $40.0 million and capital expenditures of $17.7 million, partially offset by the net proceeds from the sales of fixed assets of $17.3 million, primarily from the sale of an aircraft at People Inc., proceeds from the sale of a portion of the retirement investment fund of $13.9 million at People Inc. and net proceeds from the sales of investments of $11.4 million.
Net cash used in financing activities attributable to continuing operations includes principal payments on the Term Loans of $1.4 billion and debt issuance and deferred financing costs of $12.9 million, partially offset by the net proceeds from the Term Loans refinancing of $991.5 million and proceeds from the issuance of the 2032 Notes of $400.0 million. Net cash used in financing activities attributable to continuing operations also includes $315.0 million for the repurchase of 7.6 million shares of common stock, on a settlement date basis, at an average price of $41.19 per share, and withholding taxes paid on behalf of employees for net settled stock-based awards of $79.9 million.

2024
Adjustments to net loss from continuing operations consist primarily of an unrealized loss on the investment in MGM of $649.2 million, amortization of intangibles of $136.4 million, stock-based compensation expense of $73.2 million, non-cash lease expense (including ROU asset impairments) of $36.0 million and depreciation of $34.8 million, partially offset by deferred income taxes of $162.6 million, an increase in the estimated fair value of a warrant of $20.4 million and net gains on sales of businesses and investments (including unrealized losses on investments) of $10.5 million, which includes $29.2 million gain on the sale of assets of Mosaic Group in February 2024. The increase from changes in working capital include a decrease in other assets of $73.5 million and an increase in accounts payable and other liabilities of $6.5 million, partially offset by a decrease in operating lease liabilities of $46.9 million and an increase in accounts receivable of $26.0 million. The decrease in other assets is due primarily to a decrease in prepaid hosting services at Corporate and People Inc., receipt of pre-acquisition income tax refunds at People Inc. and the liquidation of the domestic funded pension plan at People Inc. in connection with the termination of the plan. The increase in accounts payable and other liabilities is due, in part, to an increase in accrued employee compensation, due primarily to an increase in accrued severance related to headcount reductions at People Inc. and an increase in bonuses and an increase in accrued professional fees due, in part, to fees at Corporate in connection with the Distribution, partially offset by timing of payments, a decrease in non-income tax accruals due primarily to the completion of certain audits and a decrease in accrued advertising due primarily to timing of payments. The decrease in operating lease liabilities is due to cash payments on leases net of interest accretion. The increase in accounts receivable is due primarily to an increase at People Inc. due primarily to an increase in revenue in the fourth quarter of 2024 relative to 2023, partially offset by a decrease at Mosaic Group due to cash receipts prior to the sale of its assets.
Net cash provided by investing activities attributable to continuing operations includes maturities of marketable debt securities of $375.0 million, net proceeds from the sales of businesses and investments of $177.2 million, including $155 million from the sale of assets of Mosaic Group, net proceeds from the sales of assets of $12.7 million, principally from the sale of an aircraft at People Inc., and collections of notes receivable of $11.8 million, partially offset by $221.8 million for the purchases of marketable debt securities, the purchase of a retirement investment fund of $16.0 million at People Inc. in connection with the termination of the domestic funded pension plan and transfer of the remaining assets to the Company’s retirement savings plan and capital expenditures of $14.5 million.
Net cash used in financing activities attributable to continuing operations includes payments on the Term Loans of $68.0 million, including a $30.0 million principal prepayment and $8.0 million of additional principal payments made to certain People Inc. Term Loan B lenders; the $8.0 million in additional principal payments were offset by additional borrowings from new and existing lenders under People Inc. Term Loan B-1 of $8.0 million. Net cash used in financing activities attributable to continuing operations also includes withholding taxes paid on behalf of employees for stock-based awards that were net settled of $15.0 million.
2023
Adjustments to net earnings from continuing operations consist primarily of an unrealized gain on the investment in MGM of $721.7 million and an unrealized increase in the estimated fair value of a warrant of $2.8 million, partially offset by amortization of intangibles of $280.2 million, non-cash lease expense of $84.8 million, depreciation of $77.6 million, stock-based compensation expense of $69.1 million, deferred income taxes of $64.6 million, net losses on investments in equity securities (including downward and upward adjustments) and sales of businesses of $18.1 million and goodwill impairment of $9.0 million. The decrease from changes in working capital include a decrease in accounts payable and other liabilities of $78.3 million and a decrease in operating lease liabilities of $49.4 million. The decrease in accounts payable and other liabilities is due, in part, to a decrease in accrued employee compensation, due primarily to restructuring related severance payments at People Inc., a decrease in accrued traffic acquisition costs and related payables at People Inc. and a decrease in accrued advertising at People Inc. The decrease in operating lease liabilities is due to cash payments on leases net of interest accretion.
Net cash used in investing activities attributable to continuing operations includes $443.1 million for the purchase of marketable debt securities, $103.6 million for the purchase of additional preferred shares of Turo and capital expenditures of $91.5 million, primarily related to payment of approximately $80 million for the acquisition of the formerly leased land under the Company’s New York City headquarters building, partially offset by maturities of marketable debt securities of $537.5 million, net proceeds from the sales of assets of $29.4 million, including $28.2 million related to the sale of a building at People Inc., net collections of notes receivable of $11.3 million and net proceeds from the sales of businesses and investments of $10.9 million.
Net cash used in financing activities attributable to continuing operations includes the repurchase of 3.2 million shares of common stock, on a settlement date basis, for $165.6 million at an average price of $51.00 per share, principal payments on the Term Loans of $30.0 million and withholding taxes paid on behalf of employees for stock-based awards that were net settled of $10.6 million.

Discontinued Operations
Net cash provided by discontinued operations of $8.2 million, $119.3 million and $147.1 million for the years ended December 31, 2025, 2024 and 2023, respectively, relates to the operations of Care.com, Search and Angi. The Company does not expect significant future cash flows to be used in or provided by its discontinued operations.
Liquidity and Capital Resources
Financing Arrangements
On May 14, 2025, People Inc. entered into Amendment No. 2, which replaced $288.8 million of the then outstanding Term Loan A with $350 million of the Term Loan A-1 and provided for the new Revolving Facility of $150 million, which replaced the then existing revolving credit facility. On June 16, 2025, People Inc. completed the refinancing and replacement of its then outstanding $1.18 billion Term Loan B-1 with a combination of $700 million of the Term Loan B-2 and $400 million of the 2032 Notes. In addition to extending the maturity dates of People Inc.’s debt, the refinancing transactions resulted in a net decrease in debt of $21.3 million, which was funded by cash on hand.
At December 31, 2025, the Term Loan A-1 bore interest at SOFR plus 2.00%, or 5.73%, and the Term Loan B-2 bore interest at SOFR, subject to a minimum of 0.50%, plus 3.50%, or 7.37%.
People Inc. holds interest rate swaps to manage interest rate risk with a total notional amount of $350 million and which will expire on April 1, 2027 (“Interest Rate Swaps”). The Interest Rate Swaps synthetically convert a portion of the Term Loan B-2 and, prior to the effectiveness of Amendment No. 3, the Term Loan B-1, from a variable rate to a fixed rate. Should SOFR continue to equal or exceed 0.50%, then the fixed rate for the Term Loan B-2 will be approximately 7.32% ((i) the weighted average fixed interest rate of approximately 3.82% on the Interest Rate Swaps and (ii) the base rate of 3.50%). In the event SOFR becomes less than or equal to 0.50%, then the Interest Rate Swaps would be fixed in a range from approximately 7.32% to 7.42% as determined by the governing agreements.
For a detailed description of long-term debt and the Interest Rate Swaps, see “Note 6—Long-term Debt” and “Note 2—Summary of Significant Accounting Policies,” respectively, in the accompanying notes to the financial statements included in “Item 8. Financial Statements and Supplementary Data.”

Investment in MGM
At December 31, 2025, the Company owns 65.8 million common shares of MGM, including 1.1 million common shares purchased in the fourth quarter of 2025 for $40.0 million. Based on the number of MGM common shares outstanding at December 31, 2025, the Company owns approximately 25.5% of MGM.
Investment in Turo
At December 31, 2025, the Company’s ownership interest in Turo is approximately 33%.

Share Repurchase Activity and Authorizations
During the year ended December 31, 2025, the Company repurchased 7.7 million shares of its common stock, on a trade date basis, at an average of $41.18 per share, or $316.1 million in aggregate, consisting of the remaining 3.7 million shares of its existing stock repurchase authorization from June of 2020 and 4.0 million shares of the 10 million share repurchase authorization, which was approved by the board of directors of the Company on March 16, 2025 (the “2025 Share Authorization”). From January 1, 2026 through February 2, 2026, the Company repurchased an additional 0.5 million shares of its common stock, on a trade date basis, at an average price of $38.39 per share, or $20.9 million in aggregate. On a combined basis, the 8.2 million shares repurchased represents approximately 10% of our common and Class B shares outstanding as of December 31, 2024. At February 2, 2026, the Company has 5.5 million shares remaining in the 2025 Share Authorization. Share repurchases can be made over an indefinite period of time in the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, price and future outlook.
Contractual Obligations
The Company enters into various contractual arrangements as a part of its operations. Material contractual obligations as of December 31, 2025 are described in the accompanying notes to the financial statements within “Item 8. Financial Statements and Supplementary Data”; these include operating leases as described in “Note 5—Leases,” principal and interest payments on long-term debt as described in “Note 6—Long-Term Debt” and pension and post-retirement benefits as described in “Note 11—Pension and Post-Retirement Benefit Plans.”
The Company has material purchase obligations, which represent legally binding agreements to purchase goods and services that specify all significant terms. Future payments under these agreements at December 31, 2025 are as follows:

	Amount of Commitment Expiration Per Period
	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years	Total Amounts Committed
	(In thousands)
Purchase obligations	$60,159	$64,475	$—	$—	$124,634
Purchase obligations include future payments of (i) $80.1 million related to cloud computing arrangements with payments of approximately $23.3 million and $33.8 million expected to be paid in the years ended December 31, 2026 and 2027, respectively, and the remaining payments of approximately $23.0 million expected to be paid by August 31, 2028, (ii) $10.2 million related to office productivity and email tools, (iii) $6.6 million related to email marketing services and (iv) $5.3 million related to research tools.
Capital Expenditures
The Company anticipates that it will need to continue to make capital expenditures in connection with the development and expansion of its operations. The Company’s 2026 capital expenditures are expected to be higher than its 2025 capital expenditures of $17.7 million by approximately 60% to 70%, due primarily to leasehold improvements primarily related to the optimization of the remaining space under the amended leases.
Liquidity Assessment
On a consolidated basis, the Company generated positive cash flows from operating activities of $24.8 million for the year ended December 31, 2025; excluding the positive cash flows from operating activities of $120.0 million generated by People Inc., the Company generated negative cash flows from operating activities of $95.2 million.
At December 31, 2025, the Company’s consolidated cash and cash equivalents were $941.3 million, of which $284.3 million was held by People Inc. The Company may not be able to freely access People Inc.’s cash due to the provisions of the People Inc. debt agreements.

The Company’s consolidated debt of approximately $1.44 billion is the liability of People Inc. The governing agreements contain covenants that would limit People Inc.’s ability to pay dividends, incur incremental secured indebtedness or make distributions or certain investments in the event a default has occurred or if People Inc.’s consolidated net leverage ratio exceeds 4.0 to 1.0, subject to certain available amounts, all as defined in the governing agreements. People Inc.’s consolidated net leverage ratio was less than 4.0 to 1.0 for the test period ended December 31, 2025. The governing agreements allow the Company to contribute cash to People Inc., which the Company has done in the past and may do so in the future, to provide, among other things, additional liquidity to improve People Inc.’s consolidated net leverage ratios for any test period, which may result in improved interest rates on the Term Loan A-1 and reduced commitment fees on the Revolving Facility. The governing agreements also allow People Inc. to make distributions to the Company in amounts not to exceed these capital contributions, provided that no default has occurred and is continuing. During the years ended December 31, 2025 and 2024, the Company made total contributions of $135 million and $125 million, respectively, to People Inc. Payments occurred immediately prior to the end of a quarter, thereby improving the consolidated net leverage ratios. These amounts were distributed to the Company by People Inc. early in the subsequent quarter. There were no contributions by the Company in the quarters ended December 31, 2025 and 2024. See “Note 6—Long-Term Debt” to the financial statements included in “Item 8. Financial Statements and Supplementary Data” for additional information.
The Company’s liquidity could be negatively affected by a decrease in demand for its products and services resulting from adverse market, macroeconomic or geopolitical conditions, including declines in consumer confidence or spending, high or volatile interest rates, inflationary pressures, labor market disruptions or other factors that reduce customers’ willingness or ability to pay for our offerings.
The Company believes People Inc.’s existing cash, cash equivalents and expected positive cash flows from operations, and the Company’s existing cash and cash equivalents, excluding People Inc., will be sufficient to fund their respective normal operating requirements, including capital expenditures, debt service, the payment of withholding taxes on behalf of employees for net-settled stock-based awards and investing and other commitments for the next twelve months, and thereafter for the foreseeable future. The Company may need to raise additional capital through future debt or equity financing to refinance its existing capital structure and make acquisitions and investments. Additional financing may not be available on terms favorable to the Company, or at all, and may also be impacted by any disruptions or volatility in the financial markets. The indebtedness at People Inc. could further limit the Company’s ability to raise additional financing.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The following disclosure is provided to supplement the descriptions of People Incorporated’s accounting policies contained in “Note 2—Summary of Significant Accounting Policies” in the accompanying notes to the financial statements included in “Item 8. Financial Statements and Supplementary Data” in regard to significant areas of judgment. Management of the Company is required to make certain estimates, judgments and assumptions during the preparation of its financial statements in accordance with GAAP. These estimates, judgments and assumptions affect the amounts and disclosures reported in the financial statements and accompanying notes. Actual results could differ from these estimates. Because of the size of the financial statement elements to which they relate, some of our accounting policies and estimates have a more significant impact on our financial statements than others. What follows is a discussion of some of our more significant accounting policies and estimates.
Investment in MGM
At December 31, 2025, the Company owns 65.8 million common shares of MGM, including 1.1 million common shares purchased in the fourth quarter of 2025 for $40.0 million, which represents approximately 25.5% of MGM’s common shares outstanding. The Company accounts for its investment in MGM under the equity method of accounting and has elected to account for this investment pursuant to the fair value option. The fair value of the investment in MGM is remeasured each reporting period based upon MGM’s closing stock price on the New York Stock Exchange on the last trading day in the reporting period; any unrealized pre-tax gains or losses are included in the statement of operations.
The cumulative unrealized net pre-tax gain through December 31, 2025 is $1.1 billion. For the years ended December 31, 2025, 2024 and 2023, the Company recorded unrealized pre-tax gains (losses) from its investment in MGM of $119.2 million, $(649.2) million and $721.7 million, respectively. A $2.00 increase or decrease in the share price of MGM would result in an unrealized gain or loss, respectively, of $131.6 million. At February 2, 2026, the fair value of the Company’s investment in MGM was $2.2 billion.
Recoverability of Goodwill and Indefinite-Lived Intangible Assets
The carrying value of goodwill is $1.5 billion at both December 31, 2025 and 2024, respectively. Non-current assets of discontinued operations also include goodwill with a carrying value of $283.4 million and $490.9 million at December 31, 2025 and 2024, respectively, related to Care.com. Indefinite-lived intangible assets, which consist of the Company’s acquired trade names and trademarks, have a carrying value of $286.2 million at both December 31, 2025 and 2024. Non-current assets of discontinued operations also include indefinite-lived intangible assets with a carrying value of $59.3 million at both December 31, 2025 and 2024 related to Care.com.
Goodwill and indefinite-lived intangible assets are assessed annually for impairment as of October 1 or more frequently if an event occurs or circumstances change that would indicate that it is more likely than not that the fair value of a reporting unit or the fair value of an indefinite-lived intangible asset has declined below its carrying value. The Company’s annual assessment of the recovery of goodwill begins with management’s reassessment of its operating segments and reporting units. The Company’s reporting units correspond to the Company’s operating segments.
In performing its annual impairment assessment of goodwill and indefinite-lived intangible assets, the Company has the option under GAAP to perform a qualitative assessment as part of its annual impairment assessment to evaluate whether it is more likely than not that the fair value of the reporting unit and/or the fair value of indefinite-lived intangible assets is less than their respective carrying value(s). If the qualitative assessment concludes that it is more likely than not that fair value is less than carrying value, a quantitative assessment is performed to estimate the fair value of the reporting unit and/or the fair value of indefinite-lived intangible assets. GAAP provides a not all-inclusive set of examples of macroeconomic, industry, market and company specific factors for entities to consider in performing the qualitative assessment described above; management considers the factors it deems relevant in making its more-likely-than-not assessments. If the carrying value exceeds the estimated fair value, an impairment equal to the excess is recorded. Impairments of indefinite-lived intangible assets are included in “Amortization of intangibles” in the statement of operations.
For the Company’s annual goodwill test as of October 1, 2025, the Company elected to perform a qualitative assessment for each of its reporting units that have goodwill (the Company’s People Inc.’s Print, Search (reflected in discontinued operations), The Daily Beast and IAC Films reporting units have no goodwill for any period presented). The October 1, 2025 qualitative assessment resulted in no impairments.

The primary factors that the Company considered in its qualitative assessment were (i) the extent to which the most recent estimated fair value exceeded the carrying value for each reporting unit; (ii) the current year actual and forecasted operating results of the reporting unit; and (iii) an evaluation of relevant events and circumstances that may impact earnings or key valuation assumptions of each reporting unit such as cost factors, legal and regulatory environment, macroeconomic and market conditions, and other relevant factors that may affect the fair value of the reporting unit.
During the fourth quarter of 2025, the Company reassessed the fair value of and performed a quantitative test of the Care.com reporting unit (reflected in discontinued operations) and recorded a goodwill impairment of $207.5 million. The Company’s reassessment of goodwill for the Care.com reporting unit was based on current market conditions. The fair value of the reporting unit was determined using observable market participant data. During the fourth quarter of 2024, the Company reassessed the fair value of and performed a quantitative test of all of its reporting units that had goodwill. The Company’s reassessment of the goodwill of all of its reporting units as of December 31, 2024 was due to the decline in the Company’s stock price. No impairments of goodwill were recorded following this reassessment.
The aggregate carrying value of goodwill for which the most recent estimate of the excess of fair value over carrying value is less than 20% is $283.4 million, which is attributable to the Care.com reporting unit (reflected in discontinued operations).
Under a quantitative assessment, the fair value of the Company’s reporting units is generally determined using both an income approach based on discounted cash flows (“DCF”) and a market approach when it tests goodwill for impairment. Determining fair value using a DCF analysis requires the exercise of significant judgment with respect to several items, including the amount and timing of expected future cash flows and appropriate discount rates. The expected cash flows used in the DCF analyses were based on the Company’s then most recent forecast and budget and, for years beyond the budget, the Company’s estimates, which were based, in part, on forecasted growth rates. The discount rates used in the DCF analyses were intended to reflect the risks inherent in the expected future cash flows of the respective reporting units. Assumptions used in the DCF analyses, including the discount rate, were assessed based on each reporting unit’s then current results and forecasted future performance, as well as macroeconomic and industry specific factors. The discount rates used for determining the fair values of the Company’s Care.com reporting unit (reflected in discontinued operations) as of October 1, 2024 and People Inc.’s Digital reporting unit and the Company’s Care.com and Vivian Health reporting units as of December 31, 2024 were 14%, 14.5%, 14.5%, and 23%, respectively. Determining fair value using a market approach considers multiples of financial metrics based on both acquisitions and trading multiples of a selected peer group of companies. From the comparable companies, a representative market multiple was determined, which was applied to financial metrics to estimate the fair value of a reporting unit. To determine a peer group of companies for our respective reporting units, we considered companies relevant in terms of consumer use, monetization model, margin and growth characteristics, and brand strength operating in their respective sectors. The October 1, 2024 and 2023 annual assessments of goodwill resulted in no impairments.

For the year ended December 31, 2023, the Company recorded a goodwill impairment of $9.0 million following the Company’s reassessment of the fair value of the Mosaic Group reporting unit (included within Emerging & Other prior to the sale of its assets on February 15, 2024).

For its annual impairment test as of October 1, 2025, the Company elected to perform a qualitative assessment for each of its indefinite-lived intangible assets. The qualitative assessment as of October 1, 2025 resulted in no impairments. The primary factors that the Company considered in its qualitative assessment were (i) the extent to which the most recent estimated fair value exceeded the carrying value for each indefinite-lived intangible asset; (ii) the current year actual and forecasted operating results considered relevant for each applicable indefinite-lived intangible asset; and (iii) an evaluation of relevant events and circumstances that may impact key valuation assumptions or expected future cash flows of each indefinite-lived intangible asset such as cost factors, legal and regulatory environment, macroeconomic and market conditions, and other relevant factors that may affect the fair value of the indefinite-lived intangible asset.
For the years ended December 31, 2024 and 2023, the Company performed a quantitative assessment to determine the fair value of each of its indefinite-lived intangible assets as of October 1. When a quantitative test is performed, the Company determines the fair value of indefinite-lived intangible assets using an avoided royalty DCF valuation analysis. Significant judgments inherent in this analysis include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the DCF analyses are based upon an estimate of the royalty rates that a market participant would pay to license the Company’s trade names and trademarks. The future cash flows are based on the Company’s then most recent forecast and budget and, for years beyond the budget, the Company’s estimates, which are based, in part, on forecasted growth rates. Assumptions used in the avoided royalty DCF analyses, including the discount rate and royalty rate, are assessed annually based on the actual and projected cash flows related to the asset, as well as macroeconomic and industry specific factors. The discount rates used in the Company’s indefinite-lived quantitative impairment assessment (including those of Care.com, reflected in discontinued operations) in 2024 ranged from 13.5% to 14% and the royalty rates used ranged from 2% to 8%. The October 1, 2024 annual assessment of indefinite-lived intangible assets resulted in no impairments. The October 1, 2023 quantitative assessment of indefinite-lived intangible assets identified an impairment of $79.9 million related to certain other indefinite-lived trade name intangible assets in People Inc.’s Digital segment. The discount rate used to value these trade names was 15.5% and the royalty rate was 6%.
During the first quarter of 2024, the Company determined that a projected reduction in future revenue related to certain indefinite-lived trade name intangible assets with a carrying value of $20.7 million in the People Inc.’s Digital segment resulted in a change in classification to definite-lived intangible assets to be amortized over their respective useful lives. There was no impairment recorded in connection with the change in classification.
During the third quarter of 2023, the Company determined that a projected reduction in future revenue related to a certain indefinite-lived trade name intangible asset in the People Inc.’s Digital segment was an indicator of possible impairment. Following the identification of the indicator, the Company updated its calculation of the fair value of the indefinite-lived intangible asset and recorded an impairment of $7.6 million. The discount rate used to value the trade name was 16% and the royalty rate was 8%. A quantitative assessment of this indefinite-lived trade name intangible asset was prepared as of October 1, 2023; this test resulted in no additional impairment as its carrying value approximates its fair value.
There are no indefinite-lived intangible assets for which the most recent estimate of the excess fair value over carrying value is less than 20%.
Recoverability of Long-Lived Assets
We review the carrying value of all long-lived assets, other than goodwill and indefinite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the long-lived asset exceeds its fair value. The carrying value of these long-lived assets is $547.8 million and $724.2 million at December 31, 2025 and 2024, respectively.
During the first quarter of 2023, due to the continued decline in the commercial real estate market, People Inc. recorded impairment charges of $70.0 million related to certain unoccupied leased office space consisting of impairments of $44.7 million of an ROU asset and $25.3 million of the related leasehold improvements, furniture and equipment.
The impairment charges related to ROU assets are included in “General and administrative expense” and the impairment charges related to leasehold improvements, furniture and equipment are included in “Depreciation” in the statement of operations. The impairment charges represent the amount by which the carrying value of the asset group exceeded its estimated fair value, calculated using a DCF approach using sublease market assumptions of the expected cash flows and discount rate. The impairment charges were allocated between the ROU assets and related leasehold improvements, furniture and equipment of the asset group based on their relative carrying values.

Income Taxes
The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided if it is determined that it is more likely than not that the deferred tax asset will not be realized. At December 31, 2025 and 2024, the balance of the Company’s net deferred tax liabilities is $207.2 million and $202.7 million, respectively, which are net of deferred tax assets, net of valuation allowance, of $418.0 million and $420.0 million, respectively. The Company’s net deferred tax assets reflect a portion attributable to net operating losses of $207.3 million and $162.8 million as of December 31, 2025 and 2024, respectively.
The measurement of uncertain tax positions is inherently difficult and requires subjective estimations of the probability of various possible outcomes and the amounts that are more likely than not to be sustainable upon examination. At December 31, 2025 and 2024, the Company has unrecognized tax benefits of $13.0 million and $11.5 million, respectively; these amounts include interest and penalties, which are not material. We consider many factors when evaluating and estimating our tax positions and unrecognized tax benefits, which may require periodic adjustment and which may not accurately anticipate actual outcomes.
The ultimate amount of deferred income tax assets realized and the amounts paid for deferred income tax liabilities and unrecognized tax benefits may vary from our estimates due to future changes in income tax law, state income tax apportionment or the outcome of any review of our tax returns by the various tax authorities, as well as actual operating results of the Company that vary significantly from anticipated results. Although management currently believes changes in deferred income tax assets realized and the amounts paid for deferred income tax liabilities and unrecognized tax benefits will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.
Stock-Based Compensation
Stock-based compensation at the Company is inherently complex. Our desire is to attract, retain, incentivize and reward our management team and employees at each of our subsidiaries, including those employed by companies we acquire, by allowing them to benefit directly from the value they help to create. We accomplish these objectives, in part, by issuing equity awards denominated in People Incorporated as well as in the equity of certain of our subsidiaries. We further refine this approach by tailoring certain equity awards to the applicable circumstances. For example, we have in the past issued certain equity awards for which vesting is linked to the achievement of a value target for a subsidiary or the Company’s stock price, as applicable; these awards are referred to as market-based awards. In other cases, we link the vesting of equity awards to the achievement of a performance target such as revenue and/or profits; these awards are referred to as performance-based stock units. The nature and variety of these types of equity-based awards creates complexity in our determination of stock-based compensation expense.
In addition, our spin-offs and internal reorganizations can lead to modification of equity awards, which may create additional complexity and additional stock-based compensation expense.
Finally, the means by which we settle our equity-based awards also introduces complexity into our financial reporting. We provide a path to liquidity by settling the subsidiary denominated awards in the Company’s shares.
Stock-based compensation expense reflected in our statement of operations includes expense related to equity awards granted in the form of People Incorporated denominated awards and awards issued by certain of our subsidiaries. Awards granted have principally been in the form of restricted stock units (“RSUs”), performance-based stock units (“PSUs”), restricted stock, stock appreciation rights (“SARs”) and stock options. For RSUs, the value of the instrument is measured at the grant date as the fair value of the underlying common stock and expensed as stock-based compensation expense over the vesting term. For PSUs, the expense is measured at the grant date similar to an RSU and expensed as stock-based compensation over the vesting term if the performance targets are considered probable of being achieved. For People Incorporated restricted stock, which was forfeited on January 13, 2025, a lattice model was originally used to estimate the fair value of the award which was based on the satisfaction of the Company’s stock price targets. See “Note 10—Stock-Based Compensation” in the accompanying notes to the financial statements included in “Item 8. Financial Statements and Supplementary Data” for a discussion of the forfeiture of the People Incorporated restricted stock award.

While historically the principal form of equity awards to the employees and management of certain of our subsidiaries have been SARs denominated in the equity of the relevant subsidiary of the Company, certain subsidiaries have recently had their equity programs updated to award RSUs, settleable in the Company’s stock. In April of 2025, People Inc.’s outstanding stock-based awards that were denominated in the equity of People Inc. were converted into People Incorporated RSUs. As of December 31, 2025, Vivian Health is currently our only subsidiary who provide equity awards in the form of SARs. The value of SARs is tied to the value of the common stock of Vivian Health. Accordingly, these interests only have value to the extent that Vivian Health appreciates in value above the initial value utilized to determine the exercise price and these interests can have substantial value in the event of significant appreciation. The grant date value of these SARs is measured at grant date, using a Black-Scholes option pricing model and, for those with a market condition, a lattice model, at fair value and is expensed over the vesting term.
The Company estimates the fair value of stock options upon the grant or modification date using a Black-Scholes option pricing model. No stock options were issued by the Company in the years ended December 31, 2025, 2024 and 2023.
Investments in Equity Securities Without Readily Determinable Fair Values
The Company’s equity securities, other than those of its consolidated subsidiaries and those accounted for under the equity method, are accounted for at fair value under the measurement alternative in accordance with ASC Subtopic 321, Investments - Equity Securities, with any changes to fair value recognized in “Other income, net” in the statement of operations each reporting period. Under the measurement alternative, equity investments without readily determinable fair values are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar securities of the same issuer; fair value is generally determined based on a market approach as of the transaction date. A security will be considered identical or similar if it has identical or similar rights to the equity securities held by the Company. The Company reviews its investments in equity securities without readily determinable fair values for impairment each reporting period when there are qualitative factors or events that indicate possible impairment. Factors the Company considers in making this determination include negative changes in industry and market conditions, financial performance, business prospects, and other relevant events and factors. When indicators of impairment exist, the Company prepares quantitative assessments of the fair value of its investments in equity securities, which require judgment and the use of estimates. When the Company’s assessment indicates that the fair value of the investment is below its carrying value, the Company writes down the investment to its fair value and records the corresponding charge in “Other income, net” in the statement of operations.
The carrying value of the Company’s equity securities without readily determinable fair values is $409.2 million and $438.5 million at December 31, 2025 and 2024, respectively, which is included in “Long-term investments” in the balance sheet.
Recent Accounting Pronouncements
For a discussion of recent accounting pronouncements, see “Note 2—Summary of Significant Accounting Policies” in the accompanying notes to the financial statements included in “Item 8. Financial Statements and Supplementary Data.”

Item 7A.    Quantitative and Qualitative Disclosures About Market Risk
Equity Price Risk
At December 31, 2025, the Company owns 65.8 million common shares of MGM Resorts International (“MGM”), which represents approximately 25.5% of MGM’s common shares outstanding. The Company accounts for its investment in MGM under the equity method of accounting using the fair value option.
The cumulative unrealized net pre-tax gain at December 31, 2025 is $1.1 billion. At December 31, 2025 and 2024, the carrying value of the Company’s investment in MGM, which includes the cumulative unrealized pre-tax gains, was $2.4 billion and $2.2 billion, or approximately 33% and 23% of the Company’s consolidated total assets, respectively. A $2.00 increase or decrease in the share price of MGM would result in an unrealized gain or loss, respectively, of $131.6 million. At February 2, 2026, the fair value of the Company’s investment in MGM was $2.2 billion. The Company’s results of operations and financial condition have in the past been and may in the future be materially impacted by increases or decreases in the price of MGM common shares.
See “Note 2—Summary of Significant Accounting Policies” to the financial statements included in “Item 8. Financial Statements and Supplementary Data” for more information.
Interest Rate Risk
At December 31, 2025, the principal amount of the Company’s outstanding debt totals $1.44 billion. The $1.04 billion principal amount of the Term Loan A-1 due May 14, 2030 (“Term Loan A-1”) and the Term Loan B-2 due June 16, 2032 (“Term Loan B-2”) bear interest at variable rates based upon the secured overnight financing rate (“SOFR”).
People Inc. holds interest rate swaps to manage interest rate risk with a total notional amount of $350 million and which will expire on April 1, 2027 (“Interest Rate Swaps”). The Interest Rate Swaps synthetically convert a portion of the Term Loan B-2 from a variable rate to a fixed rate. People Inc. applies hedge accounting to these contracts. The fair value of the Interest Rate Swaps is determined using discounted cash flows derived from observable market prices, including swap curves, and represents what People Inc. would pay or receive to terminate the swap agreements. People Inc. intends to continue to meet the conditions for hedge accounting, however, if the Interest Rate Swaps were not highly effective in offsetting cash flows attributable to the hedged risk, the changes in the fair value of the Interest Rate Swaps used as hedges could have a significant impact on future results of operations.
If SOFR were to increase or decrease by 100 basis points, the combined annual interest expense on the Term Loan A-1 and the Term Loan B-2, net of the impact related to the $350 million in notional amount of Interest Rate Swaps, would increase or decrease by $6.9 million.
See “Note 2—Summary of Significant Accounting Policies” and “Note 6—Long-term Debt” to the financial statements included in “Item 8. Financial Statements and Supplementary Data” for more information.
Foreign Currency Exchange Risk
The Company’s financial operations and operating results are principally derived from operations in the U.S.; the Company’s foreign operations are primarily in various jurisdictions within the European Union and the United Kingdom. The Company has exposure to foreign currency exchange risk related to its foreign subsidiaries that transact business in a functional currency other than the U.S. dollar. As a result, as foreign currency exchange rates fluctuate, the translation of the statement of operations of the Company’s international businesses into U.S. dollars affects year-over-year comparability of operating results. The Company’s exposure to foreign currency exchange risk and translation impacts is not material.

Item 8.    Financial Statements and Supplementary Data
Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of People Incorporated

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of People Incorporated and subsidiaries (the Company) as of December 31, 2025 and 2024, the related consolidated statements of operations, comprehensive operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2025, and the related notes and financial statement schedule listed in the Index at Item 15(a)(2) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 20, 2026 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Sufficiency of Audit Evidence Over Revenue

Description of the Matter
As disclosed in Note 2 and Note 9 to the consolidated financial statements, the Company recognized revenue of $1.8 billion. In addition, the Company recognized $806.0 million of revenue for certain businesses that are included within (loss) earnings from discontinued operations, net of tax. The Company’s revenue includes multiple revenue streams and the Company’s process to account for and recognize revenue differs between certain revenue streams.

Evaluating the sufficiency of audit evidence over revenue was complex and required a high degree of auditor judgment in designing our audit procedures to ensure sufficiency of audit evidence obtained due to the number of revenue streams and the use of multiple processes, including different revenue information technology (“IT”) systems, to account for and recognize revenue. Subjective auditor judgment was required to evaluate that revenue data was complete and accurate due to these varying IT systems and processes.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of internal controls over the Company’s revenue recognition processes. This included testing controls over management’s review of manual journal entries and revenue related account reconciliations.

Our audit procedures included, among other things, testing the completeness and accuracy of revenue data, testing a sample of revenue transactions to third-party documentation and contracts, where applicable, and reviewing the Company’s revenue related account reconciliations, including vouching cash receipts, where applicable. We also evaluated the Company’s disclosures included in Note 2 and Note 9 to the consolidated financial statements.

We evaluated the sufficiency of audit evidence obtained by assessing the results of procedures performed.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2019.
New York, New York
February 20, 2026, except for the effects of presenting
Care.com and the Search segment as discontinued operations as disclosed in Note 1 and 17, the change to the composition of operating segments disclosed in Note 1, and the recast of the segment
reporting performance measure to reflect the revised definition as disclosed in Note 9, as to which the date is September 11, 2026.

PEOPLE INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	December 31,
	2025	2024
	(In thousands, except par value amounts)
ASSETS
Cash and cash equivalents	$941,311	$1,363,548
Accounts receivable, net	409,809	416,979
Other current assets	97,913	105,619
Current assets of discontinued operations	95,716	598,890
Total current assets	1,544,749	2,485,036

Buildings, land, equipment, leasehold improvements and capitalized software, net	284,394	310,184
Goodwill	1,508,030	1,502,406
Intangible assets, net of accumulated amortization	394,381	479,088
Investment in MGM Resorts International	2,401,858	2,242,672
Long-term investments	409,240	438,534
Other non-current assets	222,870	319,135
Non-current assets of discontinued operations	429,395	1,967,856
TOTAL ASSETS	$7,194,917	$9,744,911

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Current portion of long-term debt	$24,500	$35,000
Accounts payable, trade	29,859	35,601
Deferred revenue	19,026	20,252
Accrued expenses and other current liabilities	391,368	422,309
Current liabilities of discontinued operations	96,114	373,030
Total current liabilities	560,867	886,192

Long-term debt, net	1,401,324	1,435,007
Deferred income taxes	208,624	204,304
Other long-term liabilities	226,422	367,492
Non-current liabilities of discontinued operations	8,657	547,528

Redeemable noncontrolling interests	25,264	25,415

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Common Stock, $0.0001 par value; authorized 1,600,000 shares; 83,581 and 84,831 shares issued and 71,555 and 80,481 shares outstanding at December 31, 2025 and 2024, respectively	8	8
Class B common stock, $0.0001 par value; authorized 400,000 shares; 5,789 shares issued and outstanding at December 31, 2025 and 2024	1	1
Additional paid-in capital	5,959,692	6,380,700
Accumulated deficit	(643,000)	(538,974)
Accumulated other comprehensive loss	(11,842)	(11,396)
Treasury stock, 12,026 and 4,350 shares at December 31, 2025 and 2024, respectively	(571,032)	(252,441)
Total People Incorporated shareholders’ equity	4,733,827	5,577,898
Noncontrolling interests	29,932	701,075
Total shareholders’ equity	4,763,759	6,278,973
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,194,917	$9,744,911
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

PEOPLE INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,
	2025	2024	2023
	(In thousands, except per share data)
Revenue	$1,833,074	$1,865,039	$1,915,550
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	653,982	685,427	721,364
Selling and marketing expense	524,443	531,514	543,325
General and administrative expense	333,214	390,588	443,569
Product development expense	133,335	161,412	165,343
Depreciation	34,999	34,777	77,614
Amortization of intangibles	89,209	136,426	280,249
Goodwill impairment	—	—	9,000
Total operating costs and expenses	1,769,182	1,940,144	2,240,464
Operating income (loss)	63,892	(75,105)	(324,914)
Interest expense	(120,027)	(135,719)	(137,495)
Unrealized gain (loss) on investment in MGM Resorts International	119,175	(649,178)	721,668
Other income, net	16,136	98,227	46,225
Earnings (loss) from continuing operations before income taxes	79,176	(761,775)	305,484
Income tax (provision) benefit	(28,079)	149,941	(72,821)
Net earnings (loss) from continuing operations	51,097	(611,834)	232,663
(Loss) earnings from discontinued operations, net of tax	(152,567)	78,504	25,654
Net (loss) earnings	(101,470)	(533,330)	258,317
Net (earnings) loss attributable to noncontrolling interests	(2,556)	(6,567)	7,625
Net (loss) earnings attributable to People Incorporated shareholders	$(104,026)	$(539,897)	$265,942

Per share information from continuing operations:
Basic earnings (loss) per share	$0.63	$(7.36)	$2.71
Diluted earnings (loss) per share	$0.62	$(7.36)	$2.62

Per share information attributable to People Incorporated common stock and Class B common stock shareholders:
Basic (loss) earnings per share	$(1.30)	$(6.49)	$3.07
Diluted (loss) earnings per share	$(1.27)	$(6.49)	$2.97

Stock-based compensation expense by function:
Cost of revenue	$1,631	$2,156	$1,516
Selling and marketing expense	3,464	2,701	2,168
General and administrative expense	19,842	64,961	61,152
Product development expense	2,967	3,341	4,226
Total stock-based compensation expense	$27,904	$73,159	$69,062
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

PEOPLE INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF COMPREHENSIVE OPERATIONS

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Net (loss) earnings	$(101,470)	$(533,330)	$258,317
Other comprehensive income (loss), net of income taxes
Change in foreign currency translation adjustment	3,206	(2,860)	3,428
Change in net unrealized (losses) gains on interest rate swaps	(2,841)	2,003	(696)
Change in net unrealized losses on available-for-sale marketable debt securities	—	(20)	(33)
Total other comprehensive income (loss), net of income taxes	365	(877)	2,699
Comprehensive (loss) income, net of income taxes	(101,105)	(534,207)	261,016
Components of comprehensive (income) loss attributable to noncontrolling interests:
Net (earnings) loss attributable to noncontrolling interests	(2,556)	(6,567)	7,625
Change in foreign currency translation adjustment attributable to noncontrolling interests	(433)	412	(513)
Comprehensive (income) loss attributable to noncontrolling interests	(2,989)	(6,155)	7,112
Comprehensive (loss) income attributable to People Incorporated shareholders	$(104,094)	$(540,362)	$268,128

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

PEOPLE INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

	Redeemable Noncontrolling Interests	Common Stock, $.0001 par value		Class B Common Stock, $.0001 par value		Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total People Incorporated Shareholders’ Equity	Noncontrolling Interests	Total Shareholders’ Equity
		$	Shares	$	Shares
		(In thousands)
Balance at December 31, 2022	$27,235	$8	84,184	$1	5,789	$6,295,080	$(265,019)	$(13,133)	$(85,323)	$5,931,614	$640,920	$6,572,534
Net (loss) earnings	(1,175)	—	—	—	—	—	265,942	—	—	265,942	(6,450)	259,492
Other comprehensive income, net of income taxes	—	—	—	—	—	—	—	2,186	—	2,186	513	2,699
Stock-based compensation expense	—	—	—	—	—	73,562	—	—	—	73,562	48,388	121,950
Issuance of common stock pursuant to stock-based awards, net of withholding taxes	—	—	281	—	—	(9,814)	—	—	—	(9,814)	—	(9,814)
Issuance of Angi Inc. common stock pursuant to stock-based awards, net of withholding taxes	—	—	—	—	—	(5,620)	—	5	—	(5,615)	(673)	(6,288)
Purchase of treasury stock	—	—	—	—	—	—	—	—	(167,118)	(167,118)	—	(167,118)
Purchase of Angi Inc. treasury stock	—	—	—	—	—	(11,099)	—	—	—	(11,099)	—	(11,099)
Adjustment of noncontrolling interests to redemption amount	7,567	—	—	—	—	(7,567)	—	—	—	(7,567)	—	(7,567)
Adjustment to the liquidation value of Vivian Health preferred shares	—	—	—	—	—	5,527	—	—	—	5,527	(5,527)	—
Other	(249)	—	—	—	—	243	—	—	—	243	(29)	214
Balance at December 31, 2023	$33,378	$8	84,465	$1	5,789	$6,340,312	$923	$(10,942)	$(252,441)	$6,077,861	$677,142	$6,755,003
Net earnings (loss)	587	—	—	—	—	—	(539,897)	—	—	(539,897)	5,980	(533,917)
Other comprehensive loss, net of income taxes	—	—	—	—	—	—	—	(465)	—	(465)	(412)	(877)
Stock-based compensation expense	—	—	—	—	—	77,745	—	—	—	77,745	40,619	118,364
Issuance of common stock pursuant to stock-based awards, net of withholding taxes	—	—	366	—	—	(14,845)	—	—	—	(14,845)	—	(14,845)
Issuance of Angi Inc. common stock pursuant to stock-based awards, net of withholding taxes	—	—	—	—	—	4,013	—	11	—	4,024	(11,377)	(7,353)
Purchase of Angi Inc. treasury stock	—	—	—	—	—	(28,581)	—	—	—	(28,581)	—	(28,581)
Purchase of noncontrolling interests	—	—	—	—	—	(11,296)	—	—	—	(11,296)	(4,723)	(16,019)
Adjustment of noncontrolling interests to redemption amount	(6,970)	—	—	—	—	6,970	—	—	—	6,970	—	6,970
Adjustment to the liquidation value of Vivian Health preferred shares	—	—	—	—	—	6,154	—	—	—	6,154	(6,154)	—
Other	(1,580)	—	—	—	—	228	—	—	—	228	—	228
Balance at December 31, 2024	$25,415	$8	84,831	$1	$5,789	$6,380,700	$(538,974)	$(11,396)	$(252,441)	$5,577,898	$701,075	$6,278,973

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

PEOPLE INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (CONTINUED)

	Redeemable Noncontrolling Interests	Common Stock, $0.0001 par value		Class B Common Stock, $0.0001 par value		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Treasury Stock	Total People Incorporated Shareholders’ Equity	Noncontrolling Interests	Total Shareholders’ Equity
		$	Shares	$	Shares
		(In thousands)
Balance at December 31, 2024	$25,415	$8	84,831	$1	5,789	$6,380,700	$(538,974)	$(11,396)	$(252,441)	$5,577,898	$701,075	$6,278,973
Net earnings (loss)	381	—	—	—	—	—	(104,026)	—	—	(104,026)	2,175	(101,851)
Other comprehensive (loss) income, net of income taxes	—	—	—	—	—	—	—	(68)	—	(68)	433	365
Stock-based compensation expense	—	—	—	—	—	29,163	—	—	—	29,163	2,498	31,661
Issuance of common stock pursuant to stock-based awards, net of withholding taxes	—	—	1,750	—	—	(70,683)	—	—	—	(70,683)	—	(70,683)
Forfeiture of the Company’s former CEO’s restricted common stock award	—	—	(3,000)	—	—	—	—	—	—	—	—	—
Withholding taxes paid on the Company’s transfer of Angi Inc. Class B shares to its former CEO	—	—	—	—	—	(9,347)	—	—	—	(9,347)	—	(9,347)
Issuance of Angi Inc. Class A common stock pursuant to stock-based awards, net of withholding taxes, prior to the Distribution	—	—	—	—	—	(8,264)	—	4	—	(8,260)	3,688	(4,572)
Purchase of treasury stock	—	—	—	—	—	—	—	—	(318,591)	(318,591)	—	(318,591)
Purchase of Angi Inc. treasury stock prior to the Distribution	—	—	—	—	—	(10,688)	—	—	—	(10,688)	—	(10,688)
Adjustment of noncontrolling interests to redemption amount	(498)	—	—	—	—	498	—	—	—	498	—	498
Adjustment to the liquidation value of Vivian Health preferred shares	—	—	—	—	—	(2,990)	—	—	—	(2,990)	2,990	—
Distribution of the Company’s investment in Angi Inc.	—	—	—	—	—	(1,031,998)	—	(382)	—	(1,032,380)	—	(1,032,380)
Elimination of Angi Inc. noncontrolling interest	—	—	—	—	—	682,927	—	—	—	682,927	(682,927)	—
Other	(34)	—	—	—	—	374	—	—	—	374	—	374
Balance at December 31, 2025	$25,264	$8	83,581	$1	5,789	$5,959,692	$(643,000)	$(11,842)	$(571,032)	$4,733,827	$29,932	$4,763,759
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

PEOPLE INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net (loss) earnings	$(101,470)	$(533,330)	$258,317
Less: (Loss) earnings from discontinued operations, net of taxes	(152,567)	78,504	25,654
Net earnings (loss) attributable to continuing operations	51,097	(611,834)	232,663
Adjustments to reconcile net earnings (loss) attributable to continuing operations to net cash provided by (used in) operating activities attributable to continuing operations:
Amortization of intangibles	89,209	136,426	280,249
Depreciation	34,999	34,777	77,614
Non-cash lease expense (including right-of-use asset impairments)	33,150	36,041	84,758
Stock-based compensation expense	27,904	73,159	69,062
Deferred income taxes	20,747	(162,620)	64,585
Loss related to the allocation of a disputed gain on a real estate transaction	19,189	—	—
Net losses (gains) on sales of investments and businesses (including unrealized losses on investments)	17,675	(10,493)	18,133
Unrealized (gain) loss on investment in MGM Resorts International	(119,175)	649,178	(721,668)
Net (gains) losses on amendments and early terminations of lease agreements	(42,193)	—	361
Increase in the estimated fair value of a warrant	—	(20,393)	(2,832)
Goodwill impairment	—	—	9,000
Other adjustments, net	10,898	(1,827)	(6,082)
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(12,281)	(26,007)	(11,082)
Other assets	4,284	73,547	18,632
Operating lease liabilities	(87,495)	(46,856)	(49,387)
Accounts payable and other liabilities	(18,868)	6,518	(78,273)
Income taxes payable and receivable	(2,363)	2,866	(1,264)
Deferred revenue	(1,956)	(387)	(7,283)
Net cash provided by (used in) operating activities attributable to continuing operations	24,821	132,095	(22,814)
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(17,701)	(14,504)	(91,545)
Allocation of Angi Inc. cash in the Distribution	(386,563)	—	—
Purchase of MGM Resorts International common shares	(40,011)	—	—
Net proceeds from the sales of investments and businesses	11,359	177,163	10,861
Purchases of investments	—	(53)	(103,555)
Proceeds from the sale of a portion of the retirement investment fund	13,934	2,326	—
Purchase of retirement investment fund	—	(15,968)	—
Net proceeds from sales of fixed assets	17,341	12,744	29,394
Proceeds from maturities of marketable debt securities	—	375,000	537,500
Purchases of marketable debt securities	—	(221,788)	(443,051)
Net collections of notes receivable	—	11,834	11,297
Other, net	(1,591)	985	9,902
Net cash (used in) provided by investing activities attributable to continuing operations	(403,232)	327,739	(39,197)
Cash flows from financing activities attributable to continuing operations:
Principal payments on Term Loans	(1,434,523)	(67,964)	(30,000)
Net proceeds from Term Loans refinancing	991,451	7,964	—
Proceeds from the issuance of the 2032 Notes	400,000	—	—
Debt issuance and deferred financing costs	(12,937)	(15)	—
Purchases of treasury stock	(315,041)	—	(165,622)
Withholding taxes paid on behalf of employees on net settled stock-based awards	(79,922)	(14,976)	(10,587)
Other, net	43	(1,897)	179
Net cash used in financing activities attributable to continuing operations	(450,929)	(76,888)	(206,030)
Total cash (used in) provided by continuing operations	(829,340)	382,946	(268,041)
Net cash provided by operating activities attributable to discontinued operations	36,455	222,425	212,342
Net cash used in investing activities attributable to discontinued operations	(13,881)	(50,916)	(48,270)
Net cash used in financing activities attributable to discontinued operations	(14,417)	(52,211)	(16,983)
Total cash provided by discontinued operations	8,157	119,298	147,089
Effect of exchange rate changes on cash and cash equivalents and restricted cash	759	(1,230)	1,124
Net (decrease) increase in cash and cash equivalents and restricted cash	(820,424)	501,014	(119,828)
Cash and cash equivalents and restricted cash at beginning of period	1,807,255	1,306,241	1,426,069
Cash and cash equivalents and restricted cash at end of period	$986,831	$1,807,255	$1,306,241
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION
Company overview
On June 4, 2026, IAC Inc. changed its name to People Incorporated (NASDAQ: PPLI), which is the owner of publisher, People Inc. Group. People Incorporated also holds a significant minority stake in MGM Resorts International (“MGM”).
As used herein, “People Incorporated,” the “Company,” “we,” “our,” “us” and other similar terms refer to People Incorporated and its subsidiaries (unless the context requires otherwise).
People Inc.
On June 30, 2026, Dotdash Meredith Inc. amended and restated its certificate of incorporation to change its name to People Inc. Group. On July 31, 2025, then Dotdash Meredith Inc. was rebranded “People Inc.” and is referred to as such throughout this report (unless the context requires otherwise). As used herein, “People Inc.” refers to People Inc. Group, (formerly Dotdash Meredith Inc.).
People Inc. is one of the largest digital and print publishers in America and is committed to content—made by people for people—that delights, teaches, inspires and entertains. More than 175 million people trust People Inc. each month to help them make decisions, take action and find inspiration. People Inc.’s over 40 iconic brands include PEOPLE, Better Homes & Gardens, Verywell, Food & Wine, Travel + Leisure, Allrecipes, REAL SIMPLE, Investopedia and Southern Living.
People Inc. has two operating segments: (i) Digital, which includes its digital, mobile and licensing operations; and (ii) Print, which includes its magazine subscription and newsstand operations.
People Inc. Change to Composition of Operating Segments
Effective January 1, 2026, People Inc. changed its internal management reporting structure to better align and support its D/Cipher advertising capabilities. As a result, the digital portion of a legacy agency business that had previously been included within the People Inc. Print segment now reports to the D/Cipher management team within the People Inc. Digital segment. This change allows D/Cipher to leverage the agency business as a sales channel and to achieve operational and performance efficiencies. Financial information for both the People Inc. Print and Digital segments has been recast to reflect this change for all periods presented.
Discontinued Operations
Shutdown of Search Segment
On December 10, 2025, the Company received a notice of non-renewal (the “Notice”) from Google Inc. of the services agreement, dated October 26, 2015 and as subsequently amended (the “Services Agreement”). As a result of the Notice, the Services Agreement was due to expire on March 31, 2026; the Services Agreement was extended through April 30, 2026, at which point the Services Agreement expired. In connection with the expiration of the Services Agreement the Company ceased operations of its Search segment, which are presented as discontinued operations within the Company’s consolidated financial statements for all periods presented.
Sale of Care.com
On March 16, 2026, the Company completed the sale of its wholly-owned subsidiary, Care.com, for net proceeds of $300.2 million. In July 2026, the remaining $4.5 million of cash proceeds was received by the Company. As a result of the transaction, the consolidated operations of Care.com are presented as discontinued operations within the Company’s consolidated financial statements for all periods presented.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Angi Inc. Distribution
On March 31, 2025, the Company completed the spin-off of Angi Inc. (“Angi”) by means of a special dividend (the “Distribution”) of all shares of Angi capital stock held by the Company to holders of its common stock and Class B common stock. Following the Distribution, the Company no longer owns any shares of Angi’s capital stock and Angi became an independent public company. As a result of the Distribution, the consolidated operations of Angi are presented as discontinued operations within the Company’s consolidated financial statements for all periods prior to March 31, 2025.

See “Note 17—Discontinued Operations” for additional information.

Emerging & Other
Emerging & Other primarily includes:
•Vivian Health, a platform to efficiently connect healthcare professionals with job opportunities;
•The Daily Beast, a website dedicated to news, commentary, culture and entertainment that publishes original reporting and opinion from its roster of full-time journalists and contributors;
•IAC Films, a provider of producer services for feature films, primarily for initial sale and distribution through theatrical releases and video streaming services in the United States (“U.S.”) and internationally; and,
•Mosaic Group, a former developer and provider of global subscription mobile applications, for periods prior to the sale of its assets on February 15, 2024, which was accounted for as a sale of a business, for approximately $160 million.
NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The Company prepares its consolidated financial statements (referred to herein as “financial statements”) in accordance with U.S. generally accepted accounting principles (“GAAP”). The financial statements include all accounts of the Company, all entities that are wholly-owned by the Company and all entities in which the Company has a controlling financial interest. All intercompany transactions and balances between entities comprising the Company have been eliminated.
Accounting Estimates
Management of the Company is required to make certain estimates, judgments and assumptions, if applicable, during the preparation of its financial statements in accordance with GAAP. These estimates, judgments and assumptions affect the amounts reported in the financial statements and the disclosures in the accompanying notes. Actual results could differ from these estimates.
On an ongoing basis, the Company evaluates its estimates, judgments and assumptions, if applicable, including those related to: the fair values of cash equivalents; the carrying value of accounts receivable, including the determination of the allowance for credit losses; the recoverability of right-of-use assets (“ROU assets”); the useful lives and recoverability of buildings, equipment, leasehold improvements and capitalized software and definite-lived intangible assets; the recoverability of goodwill and indefinite-lived intangible assets; the fair value of equity securities without readily determinable fair values; the fair value of interest rate swaps; contingencies; unrecognized tax benefits; the valuation allowance for deferred income tax assets; pension and post-retirement benefit plan assets and liabilities, including actuarial assumptions regarding discount rates, expected returns on plan assets, inflation and healthcare costs; and the fair value of and forfeiture rates for stock-based awards, among others. The Company bases its estimates, judgments and assumptions on historical experience, its forecasts and budgets and other factors that the Company considers relevant.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
General Revenue Recognition
The Company accounts for a contract with a customer when it has approval and commitment from all authorized parties, the rights of the parties and payment terms are identified, the contract has commercial substance and collectability of the consideration is probable. Revenue is recognized when control of the promised services or goods is transferred to the Company’s customers and in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services or goods.
The Company’s disaggregated revenue disclosures are presented in “Note 9—Segment Information.”
Transaction Price
The objective of determining the transaction price is to estimate the amount of consideration the Company is due in exchange for its services or goods, including amounts that are variable. Contracts may include sales incentives, such as volume discounts or rebates, which are accounted for as variable consideration when estimating the transaction price. The Company also maintains a liability for potential future refunds and customer credits, which is recorded as a reduction of revenue. All estimates of variable consideration are based upon historical experience and customer trends. The Company determines the total transaction price, including an estimate of any variable consideration, at contract inception and reassesses this estimate each reporting period.
The Company excludes from the measurement of transaction price all taxes assessed by governmental authorities that are both (i) imposed on and concurrent with a specific revenue-producing transaction and (ii) collected from customers. Accordingly, such tax amounts are not included as a component of revenue or cost of revenue.
Arrangements with Multiple Performance Obligations
The Company’s contracts with customers may include multiple performance obligations. For such arrangements, the Company allocates revenue to each performance obligation based on its relative standalone selling price. The Company determines standalone selling prices based on the prices charged to customers, which are directly observable, or an estimate if not directly observable.
Practical Expedients and Exemptions
For contracts that have an original duration of one year or less, the Company uses the practical expedient available under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), applicable to such contracts and does not consider the time value of money.
In addition, as permitted under the practical expedient available under ASC 606, the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is tied to sales-based or usage-based royalties, allocated entirely to unsatisfied performance obligations, or to a wholly unsatisfied promise accounted for under the series guidance and (iii) contracts for which the Company recognizes revenue at the amount which it has the right to invoice for services performed.
The Company also applies the practical expedient to expense commissions paid pursuant to sales incentive programs as incurred where the anticipated customer relationship period is one year or less as noted below.

Costs to Obtain a Contract with a Customer
The Company uses a portfolio approach to assess the accounting treatment of the incremental costs to obtain a contract with a customer. The Company recognizes an asset if we expect to recover those costs. To the extent that these costs are capitalized, the resultant asset is amortized on a systematic basis consistent with the pattern of the transfer of the services to which the asset relates. The Company has determined that certain costs, primarily commissions paid to employees pursuant to certain sales incentive programs and, for periods prior to the sale of its assets on February 15, 2024, mobile app store fees at Mosaic, meet the requirements to be capitalized as a cost of obtaining a contract.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Commissions Paid to Employees Pursuant to Sales Incentive Programs
The Company has determined that commissions paid to employees pursuant to certain sales incentive programs meet the requirements to be capitalized as the incremental costs to obtain a contract with a customer. When customer renewals are expected and the renewal commission is not commensurate with the initial commission, the average customer life includes renewal periods. Capitalized commissions paid to employees pursuant to these sales incentive programs are amortized over the estimated customer relationship period and are included in “Selling and marketing expense” in the statement of operations. The Company calculates the anticipated customer relationship period as the average customer life, which is based on historical data.
For sales incentive programs where the anticipated customer relationship period is one year or less, the Company has elected the practical expedient to expense the commissions as incurred.
Summary of Costs to Obtain a Contract with a Customer
The following table presents the capitalized sales commissions at December 31, 2025 and 2024:

	December 31,
	2025	2024
	(In thousands)
Current	$28	$20
Non-current	5	9
Total	$33	$29
During each of the years ended December 31, 2025 and 2024, the Company recognized expense of $0.1 million related to the amortization of capitalized sales commissions. There was no expense related to the amortization of sales commissions recognized during the year ended December 31, 2023.
Prior to the sale of its assets on February 15, 2024, the Company also recognized expense related to the amortization of capitalized app store fees at Mosaic, which is included in “Cost of revenue” in the statement of operations. During the years ended December 31, 2024 and 2023, the Company recognized expense of $3.1 million and $27.0 million, respectively.
The current and non-current capitalized costs to obtain a contract with a customer are included in “Other current assets” and “Other non-current assets,” respectively, in the balance sheet.
Commissions Paid to Third-Party Agents for the Sales of Magazine Subscriptions
People Inc. uses third-party agents to obtain certain magazine subscribers. The agents are paid a commission, which can be as much as the subscription price charged to the subscriber. People Inc. subscriptions do not have substantive termination penalties; therefore, the contract term is determined on an issue-by-issue basis. Accordingly, these commissions do not qualify for capitalization because there is no contract with a customer until a copy is prepared for shipment, at which point these costs are expensed. In the event a subscriber cancels their subscription, People Inc. recognizes a liability to the extent the commission is refundable to the third-party agent. People Inc. expenses additional amounts paid to agents (such as per subscriber bounties) to acquire subscribers as incurred. Expenses related to third-party agent sales of magazine subscriptions are included in “Selling and marketing expense” in the statement of operations.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
People Inc.
People Inc. revenue consists of digital and print revenue. Digital revenue consists principally of advertising, performance marketing and licensing and other revenue. Print revenue consists principally of subscription, advertising, newsstand, project and other and performance marketing revenue.
Digital
Advertising
Advertising revenue is primarily related to revenue generated through digital advertisements and intent-based advertising targeting capabilities (D/Cipher+), which are sold directly to advertisers or through advertising agencies and programmatic advertising networks. Performance obligations consist of delivering advertisements with a promised number of actions related to the advertisements, such as impressions or clicks, displaying advertisements for an agreed upon amount of time or providing available advertising space. The price is determined by an agreed-upon pricing model such as CPM (cost-per-1,000 impressions), CPC (cost-per-click) or flat fees.
People Inc. recognizes revenue over time as performance obligations are satisfied. Revenue is recognized using an output method based on actions delivered or time elapsed depending on the nature of the performance obligation. People Inc. considers the right to receive consideration from a customer to correspond directly with the value to the customer of People Inc.’s performance completed to date. The customer is invoiced in the month following the month that the advertisements are delivered.
Performance Marketing
Performance marketing revenue includes commissions generated through affiliate commerce, performance marketing services and affinity marketing channels. Affiliate commerce commission revenue is generated when People Inc.’s branded content refers consumers to commerce partner websites resulting in a purchase or transaction. Performance marketing services commission revenue is generated on a cost-per-click or cost-per-action basis. Affiliate commerce and performance marketing services partners are invoiced monthly.
Affinity marketing programs are arrangements where People Inc. acts as an agent for both People Inc. and third-party publishers to market and place magazine subscriptions online for which commission revenue is earned when a subscriber name has been provided to the publisher. People Inc. net settles with the third-party publishers monthly.
Licensing and Other
Licensing and other revenue primarily includes revenue generated through brand and content licensing and similar agreements. Brand licensing generates royalties from long-term trademark licensing agreements with retailers, service providers, publishers and manufacturers. Content licensing royalties are earned from People Inc.’s relationship with Apple News+ as well as other content use and distribution relationships, including utilization in large-language models and other artificial intelligence related activities. Royalties from brand licenses are based on the sale or usage of the branded product, which is recognized over time when the sale or use occurs. Generally, revenues are accrued based on estimated sales and adjusted as actual sales are reported by People Inc.’s partners typically within three months of the initial estimates. Minimum guarantees, if applicable, are generally recognized as revenue over the term of the applicable contract. Royalties from content licenses are recognized as People Inc.’s content is delivered or access to the content is granted.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Print
Subscription
Subscription revenue relates to the sale of People Inc.’s magazines, including digital editions. People Inc.’s subscriptions do not have substantive termination penalties; therefore, the contract term is determined on an issue-by-issue basis. Most of People Inc.’s subscription sales are prepaid at the time of order and may be canceled at any time for a refund of the pro rata portion of the initial subscription. Accordingly, the amounts received from prepaid subscriptions are recorded as a customer deposit liability rather than as deferred revenue. Each issue is a distinct performance obligation and revenue is recognized when the publication is sent to the customer.
Advertising
Advertising revenue primarily relates to the sale of advertising in magazines directly to advertisers or through advertising agencies. Revenue is recognized on the magazine issue’s on-sale date, which is the date the magazine is published. The customer is invoiced, net of agency commissions, once the advertisements are published under normal industry trade terms.
Newsstand
Newsstand revenue is related to single copy magazines or bundles of single copy magazines sold to wholesalers for resale on newsstands. Publications sold to magazine wholesalers are sold with the right to receive credit from People Inc. for magazines returned to the wholesaler by retailers. Revenue is recognized based on estimated final sales on the issue’s on-sale date as the date aligns most closely with the date that control is transferred to the wholesaler. Wholesalers are invoiced a percentage of estimated final sales the month after the issue’s initial on-sale date. The previously estimated revenue is adjusted based upon the final sales, which occur when the final amounts are settled under normal industry terms.
Project and Other
Project and other revenue includes revenue streams that are primarily project based and may relate to any one or combination of the following activities: custom publishing, content strategy and development, email marketing, social media, database marketing and search engine optimization. Depending on the contractual arrangement, revenue is recognized either as the purchased advertising is run on third-party platforms, or over the contractual period when the products do not have an alternate use to the Company or its other clients. Payment terms vary based on the nature of the contract.
Performance Marketing
Performance marketing revenue principally consists of affinity marketing revenue through which People Inc. places magazine subscriptions for third-party publishers. Commissions are earned when a subscriber name has been provided to the publisher and any free trial period is completed, if applicable. People Inc. net settles with these third parties monthly.
Emerging & Other
Vivian Health revenue consists of subscription and usage revenue, which is generated through recruiting agencies and other employers that seek access to qualified healthcare professionals. Subscription revenue is recognized at the earlier of the full delivery of the promised services or over the length of the subscription period. There is usage revenue when the usage is in excess of the allotted amount included in the subscription; the usage revenue is recognized in the period in which services were delivered.
The Daily Beast revenue consists of advertising revenue, which is generated primarily through display advertisements (sold directly and through programmatic advertising networks), in addition to revenue generated through content licensing, in which licensing royalties are earned from the relationship with Apple News+ as well as other content use and distribution relationships, including utilization in large-language models and other AI related activities. Further, to a lesser extent, subscription revenue and affiliate commerce commission and event sponsorship revenue. Fees related to display advertisements are recognized when an advertisement is displayed.
Revenue of IAC Films is generated primarily through media production and distribution and recognized when control is transferred to the customer to broadcast or exhibit.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Mosaic Group revenue for periods prior to its sale on February 14, 2024 primarily consisted of fees paid by subscribers for downloadable mobile applications distributed through the Apple App Store and Google Play Store and fees received directly from consumers, as well as display advertisements. Fees related to subscription downloadable mobile applications were initially deferred and generally recognized either over the term of the subscription period, which was up to one year or at the time of the sale when the software license was delivered. Fees related to display advertisements were recognized when an advertisement was displayed.
Care.com (reflected in discontinued operations)
Care.com consists of consumer and enterprise revenue. Consumer revenue is primarily generated through subscription fees from families and caregivers, both domestically and internationally, for Care.com’s suite of products and services. Consumer also includes revenue generated through Care.com’s comprehensive household payroll and tax support services (HomePay), as well as through contracts with businesses that advertise on its platforms. Subscription fees for consumer services are deferred and recognized over the applicable subscription period, which ranges from one month up to one year. Enterprise revenue is generated primarily through annual contracts with businesses (Care for Business) (employers or re-sellers) who provide access to Care.com’s suite of products and services as an employee benefit. Fees from enterprise contracts include subscription revenue, which is deferred and recognized over the applicable subscription period, and backup care (including child, senior and pet) for employees, which is recognized upon delivery of service.
Search (reflected in discontinued operations)
Ask Media Group revenue consists primarily of advertising revenue generated principally through the display of paid listings in response to search queries, as well as from display advertisements appearing alongside content on its various websites and, to a lesser extent, affiliate commerce commission revenue. Paid listings are advertisements displayed on search results pages that generally contain a link to advertiser websites. The majority of the paid listings displayed by Ask Media Group is supplied to us by Google pursuant to the Services Agreement, which expired April 30, 2026 as described under “Shutdown of Search” in “Note 1—Organization.” Pursuant to this agreement, Ask Media Group businesses transmit search queries to Google, which in turn transmits a set of relevant and responsive paid listings back to these businesses for display in search results. This ad-serving process occurs independently of, but concurrently with, the generation of algorithmic search results for the same search queries. Google paid listings are displayed separately from algorithmic search results and are identified as sponsored listings on search results pages. Paid listings are priced on a price-per-click basis and when a user submits a search query through an Ask Media Group business and then clicks on a Google paid listing displayed in response to the query, Google bills the advertiser that purchased the paid listing and shares a portion of the fee charged to the advertiser with the Ask Media Group business. The Company recognizes paid listing revenue from Google when it delivers the user’s click. In cases where the user’s click is generated due to the efforts of a third-party distributor, we recognize the amount due from Google as revenue and record a revenue share or other payment obligation to the third-party distributor as traffic acquisition costs.
Desktop revenue consists principally of advertising revenue generated through the display of paid listings in response to search queries. The majority of the paid listings displayed are supplied to us by Google in the manner, and pursuant to the Services Agreement, described above.
Accounts Receivable, Net of the Allowance for Credit Losses
Accounts receivable include amounts billed and currently due from customers. The allowance for credit losses is based upon a number of factors, including the length of time accounts receivable are past due and the Company’s previous loss history. For customers with known financial deterioration (e.g. bankruptcy, liquidation), we evaluate the receivable individually and record a specific reserve to reduce the asset to its expected recoverable amount. Customer payments that are not collected in advance of the transfer of promised services or goods are generally due no later than 30 days from the invoice date, with the exception of invoices at People Inc., which vary by revenue stream as described above.
Deferred Revenue
Deferred revenue consists of payments received or amounts contractually due in advance of the Company's performance obligation. The Company’s deferred revenue is reported on a contract-by-contract basis at the end of each reporting period. The Company classifies deferred revenue as current when the remaining term or expected completion of its performance obligation is one year or less.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following table presents the changes in deferred revenue:

	Year Ended December 31,
	2025	2024
	(In thousands)
Balance at January 1	$20,309	$52,873
Beginning deferred revenue balance recognized during the period	(19,891)	(28,087)
Net change primarily due to timing of collections and recognition	18,650	20,054
Sale of assets of Mosaic Group on February 15, 2024	—	(24,531)
Balance at December 31	$19,068	$20,309
Non-current deferred revenue was less than $0.1 million and $0.1 million at December 31, 2025 and 2024, respectively, and is included in “Other long-term liabilities” in the balance sheet.
Cash and Cash Equivalents
Cash and cash equivalents include cash, money market funds and time deposits, with maturities of less than 91 days from the date of purchase. Domestically, cash equivalents primarily consist of Aaa-mf and AAAm rated government money market funds. Internationally, cash equivalents primarily consist of Aaa-mf and AAAm rated government money market funds and time deposits, with maturities of less than 91 days from the date of purchase.
Accounting for Investments in Marketable Debt Securities
At times, the Company may invest in marketable debt securities with active secondary or resale markets to ensure portfolio liquidity to fund current operations or satisfy other cash requirements as needed. The Company last purchased marketable debt securities during the year ended December 31, 2024 and at both December 31, 2025 and 2024, there were no marketable debt securities.
Certain Risks and Concentrations
Equity Price Risk
At December 31, 2025, the Company owns 65.8 million common shares of MGM, including 1.1 million common shares purchased in the fourth quarter of 2025 for $40.0 million, which represents approximately 25.5% of MGM’s common shares outstanding. The Company accounts for its investment in MGM under the equity method of accounting and has elected to account for this investment pursuant to the fair value option. The fair value of the investment in MGM is remeasured each reporting period based upon MGM’s closing stock price on the New York Stock Exchange on the last trading day in the reporting period; any unrealized pre-tax gains or losses are included in the statement of operations. For the years ended December 31, 2025, 2024 and 2023, the Company recorded unrealized pre-tax gains (losses) from its investment in MGM of $119.2 million, $(649.2) million and $721.7 million, respectively.
The cumulative unrealized net pre-tax gain at December 31, 2025 is $1.1 billion. At December 31, 2025 and 2024, the carrying value of the Company’s investment in MGM, which includes the cumulative unrealized pre-tax gains, was $2.4 billion and $2.2 billion, or approximately 33% and 23% of the Company’s consolidated total assets, respectively. A $2.00 increase or decrease in the share price of MGM would result in an unrealized gain or loss, respectively, of $131.6 million. At February 2, 2026, the fair value of the Company’s investment in MGM was $2.2 billion. The Company’s results of operations and financial condition have in the past been and may in the future be materially impacted by increases or decreases in the price of MGM common shares.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Interest Rate Risk
At December 31, 2025, the principal amount of the Company’s outstanding debt totals $1.44 billion. The $1.04 billion principal amount of the Term Loan A-1 due May 14, 2030 (“Term Loan A-1”) and the Term Loan B-2 due June 16, 2032 (“Term Loan B-2”) bear interest at variable rates based upon the secured overnight financing rate (“SOFR”).
People Inc. holds interest rate swaps to manage interest rate risk with a total notional amount of $350 million and which will expire on April 1, 2027 (“Interest Rate Swaps”). If SOFR were to increase or decrease by 100 basis points, the combined annual interest expense on the Term Loan A-1 and the Term Loan B-2, net of the impact related to the $350 million in notional amount of Interest Rate Swaps, would increase or decrease by $6.9 million.
Credit Risk
The Company has counterparty credit risk exposure to the private limited life insurance company, which issued the annuity contracts held by the IPC Pension Scheme (“IPC Plan”), which is the funded pension plan in the United Kingdom (“U.K.”), as well as certain financial institutions that are counterparties to the Interest Rate Swaps. In addition, cash and cash equivalents are maintained with financial institutions and are in excess of any applicable third-party insurance limits, such as the Federal Deposit Insurance Corporation and the Securities Investor Protection Corporation. Money market funds are not insured.
Other Risks
The Company is subject to certain risks and concentrations including certain customers, dependence on third-party technology providers and exposure to risks associated with online commerce security.
Buildings, Land, Equipment, Leasehold Improvements and Capitalized Software
Buildings, land, equipment, leasehold improvements and capitalized software are recorded at cost or at fair value to the extent acquired in a business combination. Repairs and maintenance costs are expensed as incurred. Amortization of leasehold improvements, which is included in “Depreciation” in the statement of operations, and depreciation are computed using the straight-line method over the estimated useful lives of the assets, or, in the case of leasehold improvements, the lease term, if shorter.

Asset Category	Estimated Useful Lives
Buildings	5 to 39 Years
Equipment (including furniture)	3 to 12 Years
Leasehold improvements	4 to 11 Years
Capitalized software	2 to 3 Years

The Company capitalizes certain internal use software costs including external direct costs utilized in developing or obtaining the software and compensation for personnel directly associated with the development of the software. Capitalization of such costs begins when the preliminary project stage is complete and ceases when the project is substantially complete and ready for its intended purpose. The net book value of capitalized internal use software is $10.8 million and $7.6 million at December 31, 2025 and 2024, respectively.
Business Combinations
The purchase price of an acquisition is attributed to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, including identifiable intangible assets that either arise from a contractual or legal right or are separable from goodwill. The Company usually obtains the assistance of outside valuation experts in the allocation of purchase price to the identifiable intangible assets acquired. While outside valuation experts may be used, management has the ultimate responsibility for the valuation methods, models and inputs used and the resulting purchase price allocation. The excess purchase price over the value of net tangible and identifiable intangible assets acquired is recorded as goodwill and is assigned to the reporting unit(s) that is expected to benefit from the business combination as of the acquisition date.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Goodwill and Indefinite-Lived Intangible Assets
People Inc. has two operating and reportable segments, which comprise People Inc.’s reporting units, Digital and Print. Care.com (reflected in discontinued operations) and Search (reflected in discontinued operations) are also separate operating and reportable segments and reporting units of the Company. Within Emerging & Other, Vivian Health, The Daily Beast and IAC Films are separate operating segments and reporting units. Goodwill is tested for impairment at the reporting unit level. See “Note 9—Segment Information” for additional information regarding the Company’s method of determining operating and reportable segments.
The Company assesses goodwill and indefinite-lived intangible assets, which are certain trade names and trademarks, for impairment annually at October 1 or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit or the fair value of an indefinite-lived intangible asset below its carrying value.
The Company has the option to perform a qualitative assessment as part of its annual impairment assessment to evaluate whether it is more likely than not that the fair value of the reporting unit and/or the fair value of indefinite-lived intangible assets is less than their respective carrying value(s). If the qualitative assessment concludes that it is more likely than not that fair value is less than carrying value, a quantitative assessment is performed to estimate the fair value of the reporting unit and/or the fair value of indefinite-lived intangible assets. If the carrying value exceeds the estimated fair value, an impairment equal to the excess is recorded. Impairments of indefinite-lived intangible assets are included in “Amortization of intangibles” in the statement of operations.
For the Company’s annual goodwill test as of October 1, 2025, the Company elected to perform a qualitative assessment for each of its reporting units that have goodwill (the Company’s People Inc.’s Print, Search (reflected in discontinued operations), The Daily Beast and IAC Films reporting units have no goodwill for any period presented). The October 1, 2025 qualitative assessment resulted in no impairments.
The primary factors that the Company considered in its qualitative assessment were (i) the extent to which the most recent estimated fair value exceeded the carrying value for each reporting unit; (ii) the current year actual and forecasted operating results of the reporting unit; and (iii) an evaluation of relevant events and circumstances that may impact earnings or key valuation assumptions of each reporting unit such as cost factors, legal and regulatory environment, macroeconomic and market conditions, and other relevant factors that may affect the fair value of the reporting unit.
During the fourth quarter of 2025, the Company reassessed the fair value of and performed a quantitative test of the Care.com reporting unit (reflected in discontinued operations) and recorded a goodwill impairment of $207.5 million. The Company’s reassessment of goodwill for the Care.com reporting unit was based on current market conditions. The fair value of the reporting unit was determined using observable market participant data. During the fourth quarter of 2024, the Company reassessed the fair value of and performed a quantitative test of all of its reporting units that had goodwill. The Company’s reassessment of the goodwill of all of its reporting units as of December 31, 2024 was due to the decline in the Company’s stock price. No impairments of goodwill were recorded following this reassessment.
The aggregate carrying value of goodwill for which the most recent estimate of the excess of fair value over carrying value is less than 20% is $283.4 million, which is attributable to the Care.com reporting unit (reflected in discontinued operations).

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Under a quantitative assessment, the fair value of the Company’s reporting units is generally determined using both an income approach based on discounted cash flows (“DCF”) and a market approach when it tests goodwill for impairment. Determining fair value using a DCF analysis requires the exercise of significant judgment with respect to several items, including the amount and timing of expected future cash flows and appropriate discount rates. The expected cash flows used in the DCF analyses were based on the Company’s then most recent forecast and budget and, for years beyond the budget, the Company’s estimates, which were based, in part, on forecasted growth rates. The discount rates used in the DCF analyses were intended to reflect the risks inherent in the expected future cash flows of the respective reporting units. Assumptions used in the DCF analyses, including the discount rate, were assessed based on each reporting unit’s then current results and forecasted future performance, as well as macroeconomic and industry specific factors. The discount rates used for determining the fair values of the Company’s Care.com reporting unit (reflected in discontinued operations) as of October 1, 2024 and People Inc.’s Digital reporting unit and the Company’s Care.com and Vivian Health reporting units as of December 31, 2024 were 14%, 14.5%, 14.5%, and 23%, respectively. Determining fair value using a market approach considers multiples of financial metrics based on both acquisitions and trading multiples of a selected peer group of companies. From the comparable companies, a representative market multiple was determined, which was applied to financial metrics to estimate the fair value of a reporting unit. To determine a peer group of companies for our respective reporting units, we considered companies relevant in terms of consumer use, monetization model, margin and growth characteristics, and brand strength operating in their respective sectors. The October 1, 2024 and 2023 annual assessments of goodwill resulted in no impairments.
For the year ended December 31, 2023, the Company recorded a goodwill impairment of $9.0 million following the Company’s reassessment of the fair value of the Mosaic Group reporting unit (included within Emerging & Other prior to the sale of its assets on February 15, 2024).
For its annual impairment test as of October 1, 2025, the Company elected to perform a qualitative assessment for each of its indefinite-lived intangible assets. The qualitative assessment as of October 1, 2025 resulted in no impairments. The primary factors that the Company considered in its qualitative assessment were (i) the extent to which the most recent estimated fair value exceeded the carrying value for each indefinite-lived intangible asset; (ii) the current year actual and forecasted operating results considered relevant for each applicable indefinite-lived intangible asset; and (iii) an evaluation of relevant events and circumstances that may impact key valuation assumptions or expected future cash flows of each indefinite-lived intangible asset such as cost factors, legal and regulatory environment, macroeconomic and market conditions, and other relevant factors that may affect the fair value of the indefinite-lived intangible asset.
For the years ended December 31, 2024 and 2023, the Company performed a quantitative assessment to determine the fair value of each of its indefinite-lived intangible assets as of October 1. When a quantitative test is performed, the Company determines the fair value of indefinite-lived intangible assets using an avoided royalty DCF valuation analysis. Significant judgments inherent in this analysis include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the DCF analyses are based upon an estimate of the royalty rates that a market participant would pay to license the Company’s trade names and trademarks. The future cash flows are based on the Company’s then most recent forecast and budget and, for years beyond the budget, the Company’s estimates, which are based, in part, on forecasted growth rates. Assumptions used in the avoided royalty DCF analyses, including the discount rate and royalty rate, are assessed annually based on the actual and projected cash flows related to the asset, as well as macroeconomic and industry specific factors. The discount rates used in the Company’s indefinite-lived quantitative impairment assessment (including those of Care.com, reflected in discontinued operations) in 2024 ranged from 13.5% to 14% and the royalty rates used ranged from 2% to 8%. The October 1, 2024 annual assessment of indefinite-lived intangible assets resulted in no impairments. The October 1, 2023 quantitative assessment of indefinite-lived intangible assets identified an impairment of $79.9 million related to certain other indefinite-lived trade name intangible assets in People Inc.’s Digital segment. The discount rate used to value these trade names was 15.5% and the royalty rate was 6%.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
During the first quarter of 2024, the Company determined that a projected reduction in future revenue related to certain indefinite-lived trade name intangible assets with a carrying value of $20.7 million in the People Inc.’s Digital segment resulted in a change in classification to definite-lived intangible assets to be amortized over their respective useful lives. There was no impairment recorded in connection with the change in classification.
During the third quarter of 2023, the Company determined that a projected reduction in future revenue related to a certain indefinite-lived trade name intangible asset in the People Inc.’s Digital segment was an indicator of possible impairment. Following the identification of the indicator, the Company updated its calculation of the fair value of the indefinite-lived intangible asset and recorded an impairment of $7.6 million. The discount rate used to value the trade name was 16% and the royalty rate was 8%. A quantitative assessment of this indefinite-lived trade name intangible asset was prepared as of October 1, 2023; this test resulted in no additional impairment as its carrying value approximates its fair value.
There are no indefinite-lived intangible assets for which the most recent estimate of the excess fair value over carrying value is less than 20%.
Long-Lived Assets
Long-lived assets, other than goodwill and indefinite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the long-lived asset exceeds its fair value.
During the first quarter of 2025, People Inc. amended a lease for the surrender of certain unoccupied office space early, for a total payment of $43.1 million, consisting of equal payments paid in January and April 2025. During the third quarter of 2025, People Inc. entered into an additional amendment to the lease, which provided for the surrender of additional office space early for a total payment of $8.5 million. As of December 31, 2025, $4.3 million remains outstanding and was paid in January 2026. Prior to these amendments, the lease for this office space would have expired in 2032. People Inc. recorded a total net gain related to these amendments of $41.5 million, which is reflected in “General and administrative expense” in the statement of operations. The ROU asset of the amended lease had been previously impaired in prior years.
During the first quarter of 2023, due to the continued decline in the commercial real estate market, People Inc. recorded impairment charges of $70.0 million related to certain unoccupied leased office space consisting of impairments of $44.7 million of an ROU asset and $25.3 million of the related leasehold improvements, furniture and equipment.
The impairment charges related to ROU assets are included in “General and administrative expense” and the impairment charges related to leasehold improvements, furniture and equipment are included in “Depreciation” in the statement of operations. The impairment charges represent the amount by which the carrying value of the asset group exceeded its estimated fair value, calculated using a DCF approach using sublease market assumptions of the expected cash flows and discount rate. The impairment charges were allocated between the ROU assets and related leasehold improvements, furniture and equipment of the asset group based on their relative carrying values.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Accounting for Investments in Equity Securities
The Company’s equity securities, other than those of its consolidated subsidiaries and those accounted for under the equity method, are accounted for at fair value under the measurement alternative in accordance with ASC Subtopic 321, Investments - Equity Securities, with any changes to fair value recognized in “Other income, net” in the statement of operations each reporting period. Under the measurement alternative, equity investments without readily determinable fair values are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar securities of the same issuer; fair value is generally determined based on a market approach as of the transaction date. A security will be considered identical or similar if it has identical or similar rights to the equity securities held by the Company. The Company reviews its investments in equity securities without readily determinable fair values for impairment each reporting period when there are qualitative factors or events that indicate possible impairment. Factors the Company considers in making this determination include negative changes in industry and market conditions, financial performance, business prospects, and other relevant events and factors. When indicators of impairment exist, the Company prepares quantitative assessments of the fair value of its investments in equity securities, which require judgment and the use of estimates. When the Company’s assessment indicates that the fair value of the investment is below its carrying value, the Company writes down the investment to its fair value and records the corresponding charge in “Other income, net” in the statement of operations.
Fair Value Measurements
The Company categorizes its financial instruments measured at fair value into a fair value hierarchy that prioritizes the inputs used in pricing the asset or liability. The three levels of the fair value hierarchy are:
•Level 1: Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.
•Level 2: Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data. The fair values of the Company’s Level 2 financial assets are primarily obtained from observable market prices for identical underlying securities that may not be actively traded. Certain of these securities may have different market prices from multiple market data sources, in which case an average market price is used.

•Level 3: Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities. See “Note 3—Financial Instruments and Fair Value Measurements” for a discussion of fair value measurements made using Level 3 inputs.
Assets measured at fair value on a nonrecurring basis
The Company’s non-financial assets, such as goodwill, intangible assets, ROU assets, buildings, equipment, leasehold improvements and capitalized software are adjusted to fair value only when an impairment is recognized. The Company’s financial assets, comprising equity securities without readily determinable fair values, are adjusted to fair value when observable price changes are identified or an impairment is recognized. Such fair value measurements are based predominantly on Level 3 inputs. Refer to “Goodwill and Indefinite-Lived Intangible Assets” and “Long-Lived Assets” above for a description of impairment charges.
Advertising Costs
Advertising costs are expensed in the period incurred (when the advertisement first runs for production costs that are initially capitalized) and primarily represent online marketing, including fees paid to search engines, social media sites and other online marketing platforms, and offline marketing, which is primarily direct-mail costs for magazine subscription acquisition efforts at People Inc. Advertising expense is $169.2 million, $158.8 million and $189.4 million for the years ended December 31, 2025, 2024 and 2023, respectively.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Legal Costs
Legal costs, other than certain costs incurred to obtain financing, which are generally capitalized, are expensed as incurred.
Interest Rate Swaps
People Inc.’s Interest Rate Swaps have been designated as cash flow hedges and People Inc. applies hedge accounting to these contracts in accordance with FASB ASC Topic 815, Derivatives and Hedging. See “Note 6—Long-Term Debt” for a detailed description of long-term debt.
People Inc. assessed hedge effectiveness at the time of entering into these agreements and determined the Interest Rate Swaps are expected to be highly effective. The Company evaluates the hedge effectiveness of the Interest Rate Swaps quarterly, or more frequently, if necessary, by verifying (i) that the critical terms of the Interest Rate Swaps continue to match the critical terms of the hedged interest payments and (ii) that it is probable the counterparties will not default. If the two requirements are met, the Interest Rate Swaps are determined to be effective and all changes in the fair value of the Interest Rate Swaps are recorded in “Accumulated other comprehensive loss.” As cash flow hedges, the Interest Rate Swaps are recognized at fair value on the balance sheet as either assets or liabilities, with the changes in fair value recorded in “Accumulated other comprehensive loss” in the balance sheet. Realized gains or losses are reclassified into “Interest expense” in the statement of operations. The cash flows related to interest settlements of the hedged monthly interest payments are classified as operating activities in the statement of cash flows, consistent with the interest expense on the related Term Loan B-2 and the Term Loan B-1. See “Note 8—Accumulated Other Comprehensive Loss” for the net unrealized gains and losses before reclassifications in “Accumulated other comprehensive loss” and realized gains reclassified into “Interest expense” for the years ended December 31, 2025, 2024 and 2023.
Original Issue Discount, Debt Issuance Costs and Deferred Financing Costs
Costs incurred to obtain financing are generally deferred and amortized to “Interest expense” in the statement of operations over the related financing period using the effective interest method. The Company records debt issuance costs as a direct reduction of the carrying value of the related debt. Financing costs related to the undrawn revolving credit facility are included in “Other non-current assets” in the balance sheet.
Income Taxes
The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided if it is determined that it is more likely than not that the deferred tax asset will not be realized. The Company records interest, net of any applicable related income tax benefit, for uncertain tax positions as a component of income tax expense. The Company elects to recognize the tax on Global Intangible Low-Taxed Income as a period expense in the period the tax is incurred.
The Company evaluates and accounts for uncertain tax positions using a two-step approach. Recognition (step one) occurs when the Company concludes that a tax position, based solely on its technical merits, is more likely than not to be sustainable upon examination. Measurement (step two) determines the amount of benefit that is greater than 50% likely to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. De-recognition of a tax position that was previously recognized would occur when the Company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained.
Pensions and Post-Retirement Benefits
In connection with the acquisition of Meredith Holdings Corporation (“Meredith”) in December 2021, the Company assumed certain pension plan obligations. The funded plan in the U.K., the IPC Plan, and the funded plan in the U.S. were the two largest of these pension plans. The U.S. funded plan was terminated as of December 31, 2022 and fully settled in 2024.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The IPC Plan relates to a business that was sold by Meredith Corporation prior to December 2021. The IPC Plan has entered into two annuity contracts designed to provide payments equal to all future designated contractual benefit payments to covered participants. The value of these annuity contracts and the liabilities with respect to participants are expected to match. There are no active participants in the IPC Plan or the unfunded pension plan in the U.K. so there are no service costs with respect to these plans. Given the expected matching of assets and liabilities, People Inc. is not expected to be required to make additional contributions to the IPC Plan, however, People Inc. is expected to be required to provide funding to cover the IPC Plan’s operating expenses.
The U.S. unfunded plan was frozen with respect to new participants January 1, 2018 and was frozen for active participants as of December 31, 2024, and therefore, has no service costs in 2025 or in the future. Pension benefits for the U.S. unfunded plan are based on formulas that reflect pay credits allocated to participants’ accounts based on years of benefit service and annual pensionable earnings.
The unfunded plan in the U.S. and the unfunded plan in the U.K. are funded as payments are made to the plan participants, which can include the purchase of annuity contracts. Separately, the Company provides health care benefits for certain employees in the U.S. upon their retirement. This plan is the only plan with active participants accruing benefits based upon service and the expected cost of which is accrued over the period that the employees render service; this plan is funded as claims are paid. The service costs were less than $1 thousand for the year ended December 31, 2025; there are only four active participants in this plan accruing benefits as of December 31, 2025.
The Company utilizes a mark-to-market approach to account for pension and post-retirement benefits. Under this approach, the Company recognizes changes in the fair value of plan assets and liabilities and actuarial gains or losses in the fourth quarter of each fiscal year or whenever a plan is required to be remeasured. Events requiring a plan remeasurement are recognized in the quarter in which the remeasurement event occurs. The remaining components of pension and other post-retirement plan net periodic benefit cost (credit) are recorded on a quarterly basis.
The discount rate for the IPC Plan is an effective insurance settlement rate, using the estimated discount rates inherent in the annuity contracts at each measurement date. The discount rates utilized for the U.S. unfunded plan, post-retirement plan and unfunded U.K. plan were based on the investment yields of high-quality corporate bonds available in the marketplace with maturities equal to projected cash flows of future benefit payments as of the measurement date.
See “Note 11—Pension and Post-Retirement Benefit Plans” for additional information.
Earnings Per Share
Basic net earnings (loss) per share (“EPS”) is computed by dividing net earnings (loss) attributable to holders of People Incorporated common stock and Class B common stock by the weighted-average number of shares of common stock and Class B common stock outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vested resulting in the issuance of common stock that could share in the earnings of the Company. See “Note 13—(Loss) Earnings Per Share” for additional information on dilutive securities.
Foreign Currency Translation and Transaction Gains and Losses
The Company’s financial operations and operating results are principally derived from operations in the U.S. The financial position and operating results of foreign entities are based on their local currency and are consolidated using the local currency as the functional currency. These local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenue and expenses of these operations are translated at average rates of exchange during the period. Translation gains and losses are included in “Accumulated other comprehensive loss” as a component of shareholders’ equity. Foreign transaction exchange gains and losses resulting from assets and liabilities denominated in a currency other than the functional currency are included in the statement of operations as a component of “Other income, net” and were not material for the years ended December 31, 2025, 2024 and 2023. Translation gains and losses relating to foreign entities that were liquidated or substantially liquidated are reclassified out of accumulated other comprehensive (loss) income into earnings. See “Note 8—Accumulated Other Comprehensive Loss” for additional information.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Stock-Based Compensation
Stock-based compensation is measured at the grant date based on the fair value of the award and is generally expensed over the requisite service period. See “Note 10—Stock-Based Compensation” for a discussion of the Company’s stock-based compensation plans.
Redeemable Noncontrolling Interests
Noncontrolling interests in the subsidiaries of the Company are ordinarily reported on the balance sheet within shareholders’ equity, separately from the Company’s equity. However, securities that are redeemable at the option of the holder and not solely within the control of the issuer must be classified outside of shareholders’ equity. Accordingly, all noncontrolling interests that are redeemable at the option of the holder are presented outside of shareholders’ equity in the balance sheet.
In connection with the acquisition of certain subsidiaries, management of these businesses has retained an ownership interest. The Company is party to fair value put and call arrangements with respect to these interests. These put and call arrangements allow management of these businesses to require the Company to purchase their interests or allow the Company to acquire such interests at fair value, respectively. The put arrangements do not meet the definition of a derivative instrument as the put agreements do not provide for net settlement. These put and call arrangements become exercisable by the Company and the counterparty at various dates in the future. There were no arrangements exercised during the years ended December 31, 2025, 2024 and 2023. These put arrangements are exercisable by the counterparty outside the control of the Company. Accordingly, to the extent that the redemption amount of these interests exceeds the value determined by normal noncontrolling interest accounting, the value of such interests is adjusted to the redemption amount with a corresponding adjustment to additional paid-in capital. During the years ended December 31, 2025, 2024 and 2023, the Company recorded adjustments of $(0.5) million, $(7.0) million and $7.6 million, respectively, to (decrease) increase these interests to their redemption amounts. Adjustments to these interests require high levels of judgment and are based on various valuation techniques, including market comparables and discounted cash flow projections.
Recent Accounting Pronouncements
Recent Accounting Pronouncements Adopted by the Company
Accounting Standards Update (“ASU”) No. 2023-09—Income Taxes (Topic 740)—Improvements to Income Tax Disclosures
In December 2023, the FASB issued ASU No. 2023-09, which established required categories and a quantitative threshold for the annual tabular rate reconciliation disclosures and disaggregated jurisdictional disclosures of income taxes paid. The Company retrospectively adopted ASU No. 2023-09 in its financial statements effective for the year ended December 31, 2025. See “Note 12—Income Taxes” for the updated disclosures.
Recent Accounting Pronouncements Not Yet Adopted by the Company
ASU No. 2024-03—Income Statement-Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40)—Disaggregation of Income Statement Expenses
In November 2024, the FASB issued ASU No. 2024-03, which is intended to provide users of financial statements with more decision-useful information about expenses of a public business entity, primarily through enhanced disclosures of certain components of expenses commonly presented within captions on the statement of operations, such as purchases of inventory, employee compensation, depreciation and amortization, as well as a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. ASU No. 2024-03 also requires disclosure of the total amount of selling expenses and, in annual reporting periods, the definition of selling expenses. ASU No. 2024-03 is effective for fiscal years beginning after December 15, 2026 and for interim periods beginning after December 15, 2027. Early adoption is permitted and ASU No. 2024-03 may be applied either prospectively or retrospectively. ASU No. 2024-03 does not affect the Company’s results of operations, financial condition or cash flows. The Company plans to apply ASU 2024-03 on a prospective basis and does not plan to early adopt ASU No. 2024-03; the Company is currently assessing its impact on its disclosures.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
ASU No. 2025-06—Intangibles—Goodwill and Other— Internal-Use Software (Subtopic 350-40): Targeted Improvements to Accounting for Internal-Use Software
In September 2025, the FASB issued ASU No. 2025-06, which amends the existing standard by removing references to software development project stages and clarifying the criteria for capitalization. ASU No. 2025-06 is effective for fiscal years beginning after December 15, 2027 and for interim periods within those fiscal years. Early adoption is permitted, and ASU No. 2025-06 may be applied prospectively, retrospectively or with a modified transition approach. The Company expects to adopt ASU No. 2025-06 on a prospective basis and is assessing its impact on its results of operations, financial condition and cash flows.
NOTE 3—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS
Investment in MGM Resorts International

	December 31,
	2025	2024
	(In thousands)
Investment in MGM	$2,401,858	$2,242,672
See “Equity Price Risk” under “Note 2—Summary of Significant Accounting Policies” for further discussion of the Company’s investment in MGM.
Long-term Investments
Long-term investments consist of:

	December 31,
	2025	2024
	(In thousands)
Equity securities without readily determinable fair values	$409,240	$438,534
Total long-term investments	$409,240	$438,534
Equity Securities without Readily Determinable Fair Values
The following table presents a summary of unrealized pre-tax gains and losses recorded in “Other income, net” in the statement of operations as adjustments to the carrying value of equity securities without readily determinable fair values held at December 31, 2025 and 2024.

	Year Ended December 31,
	2025	2024
	(In thousands)
Upward adjustments (gross unrealized pre-tax gains)	$—	$1,901
Downward adjustments including impairments (gross unrealized pre-tax losses)	(29,245)	(34,218)
Total	$(29,245)	$(32,317)
The cumulative upward and downward adjustments (including impairments) to the carrying value of equity securities without readily determinable fair values held at December 31, 2025 were $31.4 million and $171.2 million, respectively.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Realized and unrealized pre-tax gains and losses for the Company’s investments without readily determinable fair values for the years ended December 31, 2025, 2024 and 2023 are as follows:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Realized pre-tax gains, net, for equity securities sold	$11,247	$8,943	$89
Unrealized pre-tax losses, net, on equity securities held	(29,245)	(32,317)	(20,236)
Total pre-tax losses, net recognized	$(17,998)	$(23,374)	$(20,147)
All pre-tax gains and losses on equity securities without readily determinable fair values, realized and unrealized, are recognized in “Other income, net” in the statement of operations.
Fair Value Measurements
The following tables present the Company’s financial instruments that are measured at fair value on a recurring basis:

	December 31, 2025
	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$739,891	$—	$—	$739,891
Time deposits	—	20,689	—	20,689
Investment in MGM	2,401,858	—	—	2,401,858
Total	$3,141,749	$20,689	$—	$3,162,438

Liabilities:
Other long-term liabilities:
Interest Rate Swaps(a)	$—	$(2,018)	$—	$(2,018)
_____________________
(a)    The fair value of Interest Rate Swaps was determined using DCF derived from observable market prices, including swap curves, which are Level 2 inputs. See “Note 6—Long-term Debt” for additional information.

	December 31, 2024
	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$1,126,820	$—	$—	$1,126,820
Time deposits	—	18,098	—	18,098
Other current assets:
Retirement investment fund(b)	—	13,763	—	13,763
Investment in MGM	2,242,672	—	—	2,242,672
Other non-current assets:
Interest Rate Swaps(a)	—	1,715	—	1,715
Total	$3,369,492	$33,576	$—	$3,403,068

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
_____________________
(b)    See “Note 11—Pension and Post-Retirement Benefit Plans” for additional information.
Warrant
The Company owns preferred shares of Turo, a peer-to-peer car sharing marketplace, which are accounted for as an equity security without a readily determinable fair value, as the preferred shares are not common stock equivalents. As part of the Company’s original investment in Turo preferred shares, the Company received a warrant that was recorded at fair value each reporting period with any change in fair value included in “Other income, net” in the statement of operations. The warrant was measured using significant unobservable inputs and classified in the fair value hierarchy table as Level 3. The Company net settled its Turo warrant on July 23, 2024 (the warrant expiration date) for 4.5 million shares of Series E-2 preferred stock and the fair value of the warrant of $70.0 million was reclassified to equity securities without readily determinable fair values. The Company had measured this warrant at fair value at June 30, 2024 using the settlement value of the shares received pursuant to its net exercise on July 23, 2024.
The following table presents the changes in the warrant, which was measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

Year Ended December 31, 2024

(In thousands)
Balance at January 1	$49,631
Total net gains:
Fair value adjustments included in earnings	20,393
Settlements	(70,024)
Balance at December 31	$—

Financial instruments measured at fair value only for disclosure purposes
The total fair value of the outstanding long-term debt, including the current portion, is estimated using observable market prices or indices for similar liabilities, which are Level 2 inputs, and was approximately $1.33 billion and $1.49 billion at December 31, 2025 and 2024, respectively.
NOTE 4—GOODWILL AND INTANGIBLE ASSETS
Goodwill and intangible assets, net are as follows:

	December 31,
	2025	2024
	(In thousands)
Goodwill	$1,508,030	$1,502,406
Intangible assets with indefinite lives	286,151	286,151
Intangible assets with definite lives, net of accumulated amortization	108,230	192,937
Total goodwill and intangible assets, net	$1,902,411	$1,981,494

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following table presents the balance of goodwill by reportable segment, including the changes in the carrying value of goodwill and accumulated impairment losses, for the year ended December 31, 2025:

	Balance at December 31, 2024	Additions	Balance at December 31, 2025	Accumulated Impairment Losses at December 31, 2025
	(In thousands)
People Inc.
Digital	$1,497,642	$5,624	$1,503,266	$(198,329)
Total People Inc.	1,497,642	5,624	1,503,266	(198,329)
Emerging & Other	4,764	—	4,764	—
Total	$1,502,406	$5,624	$1,508,030	$(198,329)
The addition at People Inc. Digital is due to the acquisition of Feedfeed on October 1, 2025. The allocation of the purchase price to the assets acquired and liabilities assumed is still in process of being assessed and is expected to be completed in the first quarter of 2026.
See “Note 2—Summary of Significant Accounting Policies” for discussion of the Company’s assessments of impairment of goodwill.
The following table presents the balance of goodwill by reportable segment, including the changes in the carrying value of goodwill and accumulated impairment losses, for the year ended December 31, 2024:

	Balance at December 31, 2023	Deductions	Balance at December 31, 2024	Accumulated Impairment Losses at December 31, 2024
	(In thousands)
People Inc.
Digital	$1,497,642	$—	$1,497,642	$(198,329)
Total People Inc.	1,497,642	—	1,497,642	(198,329)
Emerging & Other	149,345	(144,581)	4,764	—
Total	$1,646,987	$(144,581)	$1,502,406	$(198,329)
Deductions at Emerging & Other are due to the sale of assets of Mosaic Group on February 15, 2024.
At December 31, 2025 and 2024, intangible assets with definite lives are as follows:

	December 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted-Average Useful Life
	(In thousands)			(Years)
Advertiser relationships	$298,400	$(259,647)	$38,753	5.0
Licensee relationships	171,000	(143,895)	27,105	4.9
Trade names	134,921	(93,511)	41,410	8.4
Content	104,939	(104,939)	—	2.9
Technology	34,265	(34,265)	—	2.1
Professional relationships	1,100	(138)	962	2.0
Total	$744,625	$(636,395)	$108,230	5.2

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted-Average Useful Life
	(In thousands)			(Years)
Advertiser relationships	$297,000	$(211,694)	$85,306	5.0
Licensee relationships	171,000	(123,115)	47,885	4.9
Trade names	132,918	(73,172)	59,746	8.5
Content	104,939	(104,939)	—	2.9
Technology	64,600	(64,600)	—	2.1
Total	$770,457	$(577,520)	$192,937	5.0
At December 31, 2025, amortization of intangible assets with definite lives for each of the next five years and thereafter is estimated to be as follows:

Year Ending December 31,	(In thousands)
2026	$71,391
2027	13,550
2028	3,686
2029	3,686
2030	2,868
Thereafter	13,049
Total	$108,230
NOTE 5—LEASES
The Company primarily leases office space used in connection with its operations under various operating leases, the majority of which contain escalation clauses.
ROU assets represent the Company’s right to use the underlying assets for the lease term and lease liabilities represent the present value of the Company’s obligation to make payments arising from these leases. ROU assets and related lease liabilities are based on the present value of fixed lease payments over the lease term using the Company’s and People Inc.’s respective incremental borrowing rates on the lease commencement date or the date of acquisition for any leases acquired in connection with a business combination. The Company combines the lease and non-lease components of lease payments in determining ROU assets and related lease liabilities. If the lease includes one or more options to extend the term of the lease, the renewal option is considered in the lease term if it is reasonably certain the Company will exercise the option(s). Lease expense is recognized on a straight-line basis over the term of the lease. As permitted by ASC Topic 842, Leases, leases with an initial term of twelve months or less (“short-term leases”) are not recorded on the balance sheet.
Variable lease payments consist primarily of common area maintenance, utilities and taxes, which are not included in the recognition of ROU assets and related lease liabilities. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.
The following table presents the balances of ROU assets and lease liabilities within the balance sheet:

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

		December 31,
Leases	Balance Sheet Classification	2025	2024
		(In thousands)
Assets:
ROU assets	Other non-current assets	$155,128	$221,109

Liabilities:
Current lease liabilities	Accrued expenses and other current liabilities	$38,752	$47,795
Long-term lease liabilities	Other long-term liabilities	156,029	303,717
Total lease liabilities		$194,781	$351,512
The following table presents the net lease expense within the statement of operations:

		Year Ended December 31,
Lease Expense	Statement of Operations Classification	2025	2024	2023
		(In thousands)
Fixed lease expense	Cost of revenue	$13	$19	$11
Fixed lease expense	Selling and marketing expense	79	84	2,115
Fixed lease expense	General and administrative expense	(4,873)	43,590	93,553
Total fixed lease expense(a)		(4,781)	43,693	95,679
Variable lease expense	Selling and marketing expense	—	—	43
Variable lease expense	General and administrative expense	8,425	14,378	13,577
Total variable lease expense		8,425	14,378	13,620
Net lease expense		$3,644	$58,071	$109,299
_____________________
(a) The year ended December 31, 2025 includes net gains of $41.5 million resulting from the amendments to a lease, which provided for the surrender of certain office space early and is included in “General and administrative expense” in the statement of operations. The year ended December 31, 2023 includes a $44.7 million lease impairment charge related to certain unoccupied leased office space due to the continued decline in the commercial real estate market, which is included in “General and administrative expense” in the statement of operations. The years ended December 31, 2025, 2024 and 2023 also include (i) $9.6 million, $11.2 million and $10.8 million, respectively, of sublease income, (ii) $0.3 million, $0.1 million and $1.2 million, respectively, of additional lease impairments and (iii) $0.5 million, $0.6 million and $1.1 million, respectively, of short-term lease expense. The years ended December 31, 2025 and 2023 also include $(0.1) million and $(0.4) million, respectively, of additional net (losses) gains on terminations of leases. See “Note 2—Summary of Significant Accounting Policies” for additional information on the amendments of lease agreements and impairment charges of ROU assets.
Maturities of lease liabilities at December 31, 2025(b) are summarized below:

Year Ending December 31,	(In thousands)
2026	$49,192
2027	34,934
2028	35,007
2029	33,698
2030	32,987
Thereafter	48,069
Total	233,887
Less: Interest	39,106
Present value of lease liabilities	$194,781
_____________________
(b) At December 31, 2025, there were no legally binding minimum lease payments for leases signed but not yet commenced.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following are the weighted average assumptions used for lease term and discount rate:

	December 31,
	2025	2024
Remaining lease term	6.1 years	7.2 years
Discount rate	6.23%	4.96%
The following is the supplemental cash flow information:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
ROU assets obtained in exchange for lease liabilities	$3,802	$9,339	$622
Derecognition of ROU assets due to termination or modification	$(36,539)	$(28)	$(28,747)
Cash paid for amounts included in the measurement of lease liabilities	$100,032	$65,061	$70,240

NOTE 6—LONG-TERM DEBT
The Company’s long-term debt is a liability of People Inc. and consists of:

	December 31,
	2025	2024
	(In thousands)
Term Loan A-1 due May 14, 2030	$341,250	$—
Term Loan B-2 due June 16, 2032	700,000	—
7.625% Senior Secured Notes due June 15, 2032; interest payable each June 15 and December 15	400,000	—
Term Loan A due December 1, 2026	—	297,500
Term Loan B-1 due December 1, 2028	—	1,182,500
Total long-term debt	1,441,250	1,480,000
Less: current portion of long-term debt	24,500	35,000
Less: original issue discount	3,397	3,512
Less: unamortized debt issuance costs	12,029	6,481
Total long-term debt, net	$1,401,324	$1,435,007

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
On November 26, 2024, People Inc. entered into Amendment No. 1 to the Credit Agreement (“Amendment No. 1”), which governed both the Term Loan A and the then existing revolving credit facility, and replaced $1.18 billion of the then outstanding Term Loan B principal with an equal amount of the Term Loan B-1 due December 1, 2028. On May 14, 2025, People Inc. entered into the Incremental Assumption Agreement and Amendment No. 2 to the Credit Agreement (“Amendment No. 2”), which (1) replaced $288.8 million of the then outstanding Term Loan A due December 1, 2026 with $350 million of the Term Loan A-1 and (2) provided for a new five-year $150 million revolving credit facility (“Revolving Facility”) that expires on May 14, 2030, which replaced the then existing revolving credit facility that would have expired on December 1, 2026. On June 16, 2025, People Inc. completed the refinancing and replacement of its then outstanding $1.18 billion Term Loan B-1 due December 1, 2028 with a combination of $700 million of the Term Loan B-2 and $400 million of the 7.625% Senior Secured Notes due June 15, 2032 (“2032 Notes”). On June 16, 2025, People Inc. also entered into an indenture that governs the 2032 Notes (the “Indenture”) and the Credit Agreement and Second Amendment to the Security Agreement (“Amendment No. 3”), which governs the new Term Loan A-1, Term Loan B-2 and Revolving Facility. The Term Loan A, Term Loan A-1, Term Loan B, Term Loan B-1 and Term Loan B-2 are collectively referred to herein as the “Term Loans.” In addition to extending the maturity dates of People Inc.’s debt, the refinancing transactions resulted in a net decrease in debt of $21.3 million, which was funded by cash on hand.
During the second quarter of 2025, People Inc. recorded an extinguishment loss of $8.5 million to write off a pro-rata amount of unamortized capitalized costs and the original issue discount related to the previously outstanding Term Loans and the then existing revolving credit facility as a result of the refinancing transactions. Debt issuance costs and original issuance discount related to the refinancing transactions of $12.9 million and $3.5 million, respectively, were recorded and are presented as a reduction of the carrying value of the related debt in the balance sheet. The deferred financing costs of $0.8 million related to the Revolving Facility were capitalized and are included in “Other non-current assets” in the balance sheet. The extinguishment loss is recorded in “Interest expense” in the statement of operations. Fees incurred of $0.6 million that did not qualify for capitalization are recorded in “Other income, net” in the statement of operations.
People Inc. has never made any borrowings under any of its revolving credit facilities. The annual commitment fee on undrawn funds is based on People Inc.’s most recently reported consolidated net leverage ratio, as defined in the governing agreements, and was 35 and 40 basis points at December 31, 2025 and 2024, respectively. Any borrowings under the Revolving Facility would bear interest, at People Inc.’s option, at either a base rate or SOFR, plus an applicable margin, which is based on People Inc.’s consolidated net leverage ratio.
As of the last day of any calendar quarter, subject to certain exemptions and increases for qualifying material acquisitions, the governing agreements require People Inc. to maintain a consolidated net leverage ratio as of the last day of such quarter of no greater than 5.5 to 1.0, all as defined in the governing agreements. The governing agreements contain additional covenants that would limit People Inc.’s ability to pay dividends, incur incremental secured indebtedness or make distributions or certain investments in the event a default has occurred or if People Inc.’s consolidated net leverage ratio exceeds 4.0 to 1.0, subject to certain available amounts, all as defined in the governing agreements. As a result, the Company may not be able to freely access People Inc.’s cash. People Inc.’s consolidated net leverage ratio was less than 4.0 to 1.0 for the test periods ended December 31, 2025 and 2024.
The governing agreements allow the Company to contribute cash to People Inc., which the Company has done in the past and may do so in the future, to provide, among other things, additional liquidity to improve People Inc.’s consolidated net leverage ratios for any test period, which may result in improved interest rates on the Term Loan A-1 and reduced commitment fees on the Revolving Facility. The governing agreements also allow People Inc. to make distributions to the Company in amounts not to exceed these capital contributions, provided that no default has occurred and is continuing. During the years ended December 31, 2025, 2024 and 2023, the Company made total contributions of $135 million, $125 million and $510 million, respectively, to People Inc. Each of these payments occurred immediately prior to the end of a quarter, thereby improving the consolidated net leverage ratios. These amounts were distributed to the Company by People Inc. early in the subsequent quarter. There were no contributions by the Company in the quarters ended December 31, 2025 and 2024. In January 2024, People Inc. distributed $105 million to the Company related to the Company’s contribution in December 2023. The consolidated net leverage ratio during 2025 was less than 4.0 to 1.0 when calculated with or without the contributions during 2025. The consolidated net leverage ratio during 2024 and 2023 was greater than 4.0 to 1.0 but less than 5.5 to 1.0 when calculated with or without the contributions during 2024 and 2023.
The obligations under the governing agreements are guaranteed by certain of People Inc.’s wholly-owned domestic subsidiaries and are secured by substantially all of the assets of People Inc. and those subsidiaries.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Long-term Debt Maturities
The Term Loan A-1 requires quarterly principal payments, which commenced September 30, 2025, of $4.4 million through December 31, 2027, $8.8 million thereafter through December 31, 2028 and $13.1 million thereafter through maturity. The Term Loan B-2 requires quarterly principal payments of $1.8 million commencing March 31, 2026 through maturity. Annually, the Term Loan B-2 may require additional principal payments as part of an excess cash flow sweep provision, the amount of which is determined, in part, by People Inc.’s applicable net leverage ratio and is further subject to the excess cash flow exceeding certain thresholds as defined in the governing agreements. No such payment was required on the Term Loan B-1 related to the periods ended December 31, 2025 and 2024.
Long-term debt maturities at December 31, 2025 are summarized in the table below:

Year Ending December 31,	(In thousands)
2026	$24,500
2027	24,500
2028	42,000
2029	59,500
2030	225,750
Thereafter	1,065,000
Total	1,441,250
Less: current portion of long-term debt	24,500
Less: original issue discount	3,397
Less: unamortized debt issuance costs	12,029
Total long-term debt, net	$1,401,324
Any time prior to June 15, 2028, People Inc. may redeem all or a part of the 2032 Notes, by providing notice pursuant to the Indenture, at a redemption price equal to 100% of the principal amount of the 2032 Notes to be redeemed plus the applicable premium, as defined in the Indenture, and accrued and unpaid interest, if any, to, but not including, the date of redemption. On and after June 15, 2028, the 2032 Notes may be redeemed at the prices set forth below (expressed as percentages of principal amount of the 2032 Notes to be redeemed), plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

Year	Percentage
2028	103.813%
2029	101.906%
2030 and thereafter	100.000%
Prior to June 15, 2028, during each twelve-month period commencing with June 16, 2025, up to 10% of the aggregate principal amount of the 2032 Notes may be redeemed at a redemption price equal to 103.0% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Interest Rates and Interest Rate Swaps
Prior to the effectiveness of Amendment No. 2 and Amendment No. 3, the Term Loan A bore interest at an adjusted term SOFR plus an applicable margin depending on the People Inc.’s most recently reported consolidated net leverage ratio, each as defined in the governing agreements. The adjustment to SOFR was fixed at 0.10% under Amendment No. 1, and such adjustment was removed upon the execution of Amendment No. 2. At December 31, 2025, the Term Loan A-1 bore interest at SOFR plus 2.00%, or 5.73%. At December 31, 2024, the Term Loan A bore interest at an adjusted term SOFR plus 2.25%, or 6.94%. At December 31, 2025 and 2024, the Term Loan B-2 and the Term Loan B-1, respectively, bore interest at SOFR, subject to a minimum of 0.50%, plus 3.50%, or 7.37% and 8.05%, respectively, as the applicable margin was unchanged under the governing agreements. Interest payments are due at least quarterly through the respective maturity dates of the Term Loans.
The Interest Rate Swaps synthetically convert a portion of the Term Loan B-2 and, prior to the effectiveness of Amendment No. 3, the Term Loan B-1, from a variable rate to a fixed rate. Should SOFR continue to equal or exceed 0.50%, then the fixed rate for the Term Loan B-2 will be approximately 7.32% ((i) the weighted average fixed interest rate of approximately 3.82% on the Interest Rate Swaps and (ii) the base rate of 3.50%). In the event SOFR becomes less than or equal to 0.50%, then the Interest Rate Swaps would be fixed in a range from approximately 7.32% to 7.42% as determined by the governing agreements.
NOTE 7—SHAREHOLDERS' EQUITY
Description of Common Stock and Class B Convertible Common Stock
Except as described herein, shares of People Incorporated common stock and People Incorporated Class B common stock are identical.
The holders of shares of People Incorporated common stock and People Incorporated Class B common stock vote together as a single class with respect to matters that may be submitted to a vote or for the consent of the Company’s shareholders generally, including the election of directors. In connection with any such vote, each holder of People Incorporated common stock is entitled to one vote for each share of People Incorporated common stock held and each holder of People Incorporated Class B common stock is entitled to ten votes for each share of People Incorporated Class B common stock held. Notwithstanding the foregoing, the holders of shares of People Incorporated common stock, acting as a single class, are entitled to elect 25% of the total number of the Company’s directors, and, in the event that 25% of the total number of directors shall result in a fraction of a director, then the holders of shares of People Incorporated common stock, acting as a single class, are entitled to elect the next higher whole number of the Company’s directors. In addition, Delaware law requires that certain matters be approved by the holders of shares of People Incorporated common stock or holders of People Incorporated Class B common stock voting as a separate class.
Shares of People Incorporated Class B common stock are convertible into shares of People Incorporated common stock at the option of the holder thereof, at any time, on a share-for-share basis. Such conversion ratio will in all events be equitably preserved in the event of any recapitalization of People Incorporated by means of a stock dividend on, or a stock split or combination of, outstanding shares of People Incorporated common stock or People Incorporated Class B common stock, or in the event of any merger, consolidation or other reorganization of the Company with another corporation. Upon the conversion of shares of People Incorporated Class B common stock into shares of People Incorporated common stock, those shares of People Incorporated Class B common stock will be retired and will not be subject to reissue. Shares of People Incorporated common stock are not convertible into shares of People Incorporated Class B common stock.
The holders of shares of People Incorporated common stock and the holders of shares of People Incorporated Class B common stock are entitled to receive, share for share, such dividends as may be declared by the Company’s board of directors out of funds legally available therefor. In the event of a liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of shares of People Incorporated common stock and the holders of shares of People Incorporated Class B common stock are entitled to receive, share for share, all the assets of the Company available for distribution to its stockholders, after the rights of the holders of any People Incorporated preferred stock have been satisfied.
Equity Transactions related to the Angi Distribution

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
On March 7, 2025, the Company's board of directors approved the spin-off of Angi and declared a special dividend of all of the shares of Angi capital stock held by the Company to the holders of People Incorporated common stock, par value $0.0001 per share and People Incorporated Class B common stock, par value $0.0001 per share (collectively referred to herein as “People Incorporated Stock”).
The dividend was paid March 31, 2025, through the distribution of shares of Angi Class A common stock, par value $0.001 per share to the holders of record of People Incorporated Stock as of the close of business on March 25, 2025, on a pro rata basis.

Based on the number of shares of People Incorporated Stock issued and outstanding and the number of shares of Angi capital stock owned by the Company as of March 25, 2025 and adjusted for the one-for-ten reverse stock split of the Angi Class A common stock that occurred on March 24, 2025, approximately 0.5251 shares of Angi Class A common stock were distributed in respect of each share of People Incorporated Stock held by People Incorporated stockholders.

Common Stock Repurchases
During the year ended December 31, 2025, the Company repurchased 7.7 million shares of its common stock, on a trade date basis, at an average of $41.18 per share, or $316.1 million in aggregate, consisting of the remaining 3.7 million shares of its existing stock repurchase authorization from June of 2020 and 4.0 million shares of the 10 million share repurchase authorization, which was approved by the board of directors of the Company on March 16, 2025 (the “2025 Share Authorization”). The Company did not repurchase any of its common stock during the year ended December 31, 2024. During the year ended December 31, 2023, the Company repurchased 3.2 million shares of its common stock, on a trade date basis, at an average of $51.00 per share, or $165.6 million in aggregate. At December 31, 2025, the Company has 6.0 million shares remaining in its 2025 Share Authorization. Share repurchases can be made over an indefinite period of time in the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, price and future outlook.
NOTE 8—ACCUMULATED OTHER COMPREHENSIVE LOSS
The following tables present the components of accumulated other comprehensive loss, net of income tax.

	Year Ended December 31, 2025
	Foreign Currency Translation Adjustment	Unrealized Gains (Losses) On Interest Rate Swaps	Accumulated Other Comprehensive (Loss) Income
	(In thousands)
Balance at January 1	$(12,703)	$1,307	$(11,396)
Other comprehensive income (loss) before reclassifications	2,612	(1,333)	1,279
Amounts reclassified to earnings	161	(1,508)	(1,347)
Net current period other comprehensive income (loss)	2,773	(2,841)	(68)
Accumulated other comprehensive loss allocated to noncontrolling interests during the period	4	—	4
Distribution of Angi	(382)	—	(382)
Balance at December 31	$(10,308)	$(1,534)	$(11,842)

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31, 2024
	Foreign Currency Translation Adjustment	Unrealized (Losses) Gains On Interest Rate Swaps	Unrealized Gains (Losses) On Available-For-Sale Marketable Debt Securities	Accumulated Other Comprehensive (Loss) Income
	(In thousands)
Balance at January 1	$(10,266)	$(696)	$20	$(10,942)
Other comprehensive (loss) income before reclassifications	(3,875)	6,785	(20)	2,890
Amounts reclassified to earnings	1,427	(4,782)	—	(3,355)
Net current period other comprehensive (loss) income	(2,448)	2,003	(20)	(465)
Accumulated other comprehensive loss allocated to noncontrolling interests during the period	11	—	—	11
Balance at December 31	$(12,703)	$1,307	$—	$(11,396)

	Year Ended December 31, 2023
	Foreign Currency Translation Adjustment	Unrealized Gains (Losses) On Interest Rate Swaps	Unrealized Gains (Losses) On Available-For-Sale Marketable Debt Securities	Accumulated Other Comprehensive (Loss) Income
	(In thousands)
Balance at January 1	$(13,186)	$—	$53	$(13,133)
Other comprehensive income (loss) before reclassifications	2,915	2,958	(33)	5,840
Amounts reclassified to earnings	—	(3,654)	—	(3,654)
Net current period other comprehensive income (loss)	2,915	(696)	(33)	2,186
Accumulated other comprehensive loss allocated to noncontrolling interests during the period	5	—	—	5
Balance at December 31	$(10,266)	$(696)	$20	$(10,942)
The amounts reclassified out of foreign currency translation adjustment into earnings for the years ended December 31, 2025 and 2024 relate to the substantial liquidation of certain international subsidiaries. At December 31, 2025, $1.5 million is expected to be reclassified into interest expense within the next twelve months as net realized losses related to the Interest Rate Swaps.
At December 31, 2025, 2024 and 2023, there was a deferred income tax benefit of $0.5 million, a deferred income tax provision of $0.4 million and a deferred income tax benefit of $0.2 million, respectively, related to unrealized losses and gains on the Interest Rate Swaps. At December 31, 2023, there was a deferred income tax provision of less than $0.1 million related to net unrealized gains on available-for-sale marketable debt securities.
NOTE 9—SEGMENT INFORMATION
The overall concept that the Company employs in determining its operating segments is to present the financial information in a manner consistent with the chief operating decision maker’s (“CODM”) view of the businesses. The Office of the Chairman, which is comprised of certain executives and members of the board of directors, is the CODM of the Company. In determining our operating segments, we consider how the businesses are organized as to segment management and the focus of the businesses with regards to the types of services or products offered or the target market. In the case of Emerging & Other, operating segments are combined for reporting purposes because they do not meet the quantitative thresholds that require presentation as separate reportable segments.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following table presents revenue by reportable segment:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
People Inc.(a)
Digital	$1,161,886	$1,086,367	$939,865
Print	622,305	711,636	776,017
Intersegment eliminations(b)	(22,118)	(20,774)	(20,989)
Total People Inc.	1,762,073	1,777,229	1,694,893
Emerging & Other	71,003	89,028	229,461
Intersegment eliminations(c)	(2)	(1,218)	(8,804)
Total	$1,833,074	$1,865,039	$1,915,550
_____________________
(a)    Effective January 1, 2026, People Inc. changed its internal management reporting structure to better align and support its D/Cipher advertising capabilities. As a result, the digital portion of a legacy agency business that had previously been included within the People Inc. Print segment now reports to the D/Cipher management team within the People Inc. Digital segment. This change allows D/Cipher to leverage the agency business as a sales channel and to achieve operational and performance efficiencies. Financial information for both the People Inc. Print and Digital segments has been recast to reflect this change for all periods presented.
(b)    Intersegment eliminations relate to Digital performance marketing commissions earned for the placement of magazine subscriptions and Digital advertising related to media campaigns sold by an agency business within Print.
(c)    For the years ended December 31, 2024 and 2023, intersegment eliminations primarily relate to advertising sold by People Inc. to other People Incorporated owned businesses.
Disaggregated Revenue
The following table presents the revenue of the Company’s segments disaggregated by type of service:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
People Inc.(a)
Digital:
Advertising revenue	$720,321	$725,675	$608,225
Performance marketing revenue	291,878	243,895	231,087
Licensing and other revenue	149,687	116,797	100,553
Total Digital revenue	1,161,886	1,086,367	939,865
Print:
Subscription revenue	288,624	327,079	329,357
Advertising revenue	148,612	174,889	203,210
Newsstand revenue	102,570	102,096	117,316
Project and other revenue	56,402	72,681	80,915
Performance marketing revenue	26,097	34,891	45,219
Total Print revenue	622,305	711,636	776,017
Intersegment eliminations(b)	(22,118)	(20,774)	(20,989)
Total People Inc. revenue	$1,762,073	$1,777,229	$1,694,893

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Segment Expenses
The following table presents the significant segment expenses regularly provided to the CODM for each of the Company’s reportable segments that are included in determining Segment Adjusted EBITDA, which is the Company’s segment reporting performance measure:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
People Inc.(a)
Digital:
Cost of revenue	$338,431	$321,235	$273,651
Selling and marketing expense	289,038	240,237	204,594
General and administrative expense	105,926	102,689	106,646
Product development expense	111,258	121,398	114,063
Total Digital expenses	844,653	785,559	698,954
Print:
Cost of revenue	292,528	336,192	381,891
Selling and marketing expense	226,673	268,593	269,200
General and administrative expense	42,051	44,994	48,724
Product development expense	5,807	9,281	10,381
Total Print expenses	567,059	659,060	710,196
Other:
Other(d)(e)	42,728	47,440	39,774
Intersegment eliminations	(22,118)	(20,774)	(20,989)
Total People Inc. expenses	$1,432,322	$1,471,285	$1,427,935

_____________________
(d)    Other comprises unallocated corporate expenses.
(e)    The year ended December 31, 2025 includes net gains of $41.5 million resulting from the amendments to a lease, which provided for the surrender of certain office space early and is included in “General and Administrative expense” in the statement of operations. The year ended December 31, 2023 includes a $44.7 million ROU asset impairment charge related to certain unoccupied leased office space due to the continued decline in the commercial real estate market, which is included in “General and administrative expense” in the statement of operations. See “Note 2—Summary of Significant Accounting Policies” for additional information on amendments and early terminations of lease agreements and impairment charges of ROU assets.
Segment Reporting Performance Measure and Reconciliations
Adjusted EBITDA is the segment reporting performance measure used by the CODM as one of the metrics by which we evaluate the performance of our businesses and our internal budgets are based and may impact management compensation. Adjusted EBITDA is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements; and (4) other specific items, including subsequent true-up adjustments related to such items, that management believes are not representative of the Company’s core ongoing operating performance and certain items that affect comparability between periods, including, but not limited to, certain (i) restructuring costs, including certain severance and employee separation benefits; (ii) gains and losses from lease impairments, terminations and amendments and certain asset sales; (iii) transaction-related costs; and (iv) litigation-related gains and losses associated with specific matters.
Prior to the second quarter of 2026, Adjusted EBITDA was defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. Beginning with the second quarter of 2026, the Company revised its definition of Adjusted EBITDA to also exclude (4) other specific items, including subsequent true-up adjustments related to such items, that management believes are not representative of the Company’s core ongoing operating performance and certain items that affect comparability between periods. Adjusted EBITDA has been recast to reflect the revised definition for all periods presented.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Approximately one-half of our consolidated annual Adjusted EBITDA is generated in the fourth quarter of each fiscal year. This is due to the concentration of spending by advertisers, which drives higher advertising revenue, and consumer spending, which drives higher performance marketing revenue during the year-end holiday selling season at People Inc.
The following table presents a summary of Segment Adjusted EBITDA:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
People Inc.(a)
Digital	$317,233	$300,808	$240,911
Print	55,246	52,576	65,821
Other(d)(e)	(42,728)	(47,440)	(39,774)
Total People Inc.	329,751	305,944	266,958
Emerging & Other	5,698	(5,534)	(3,763)
Total Segment Adjusted EBITDA	$335,449	$300,410	$263,195
The following table reconciles total Segment Adjusted EBITDA to earnings (loss) from continuing operations before income taxes:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Total Segment Adjusted EBITDA	$335,449	$300,410	$263,195
Corporate Adjusted EBITDA loss	(85,364)	(94,119)	(97,647)
Stock-based compensation expense(f)	(27,904)	(73,159)	(69,062)
Depreciation	(34,999)	(34,777)	(77,614)
Amortization of intangibles	(89,209)	(136,426)	(280,249)
Goodwill impairment	—	—	(9,000)
Restructuring costs, including certain severance and employee separation benefits	(33,824)	(27,814)	525
Gains and (losses) from lease impairments, terminations and amendments and certain asset sales	45,002	2,176	(46,260)
Transaction-related costs	(7,583)	(4,752)	(657)
Litigation matters	(37,676)	(6,644)	(8,145)
Interest expense	(120,027)	(135,719)	(137,495)
Unrealized gain (loss) on investment in MGM Resorts International	119,175	(649,178)	721,668
Other income, net	16,136	98,227	46,225
Earnings (loss) from continuing operations before income taxes	$79,176	$(761,775)	$305,484
_____________________
(f)    The year ended December 31, 2025, reflects the reversal of $49.8 million of previously recognized stock-based compensation expense related to the forfeiture of our former Chief Executive Officer’s (“CEO”) restricted stock award pursuant to an employment transition agreement (the “Employment Transition Agreement”) entered into on January 13, 2025, partially offset by $14.9 million of stock-based compensation expense related to the transfer of 5.0 million Class B shares of Angi held by the Company to our former CEO prior to the Distribution pursuant to the Employment Transition Agreement.
Segment Assets
Segment asset information is not regularly presented to the CODM.
Capital Expenditures
The following table presents capital expenditures:

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
People Inc.	$17,076	$14,293	$10,370
Emerging & Other	—	—	7
Corporate	625	211	81,168
Total	$17,701	$14,504	$91,545

Geographic Information
Revenue by geography is based on where the customer is located. Geographic information about revenue and long-lived assets is presented below:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Revenue:
United States	$1,742,243	$1,755,865	$1,753,613
All other countries(g)	90,831	109,174	161,937
Total	$1,833,074	$1,865,039	$1,915,550
_____________________
(g)    The decrease in the Company’s revenue from countries outside of the U.S. is due primarily to the sale of the assets of Mosaic Group on February 15, 2024, which was included within Emerging & Other.

	December 31,
	2025	2024
	(In thousands)
Long-lived assets (excluding goodwill and intangible assets):
United States	$437,917	$529,009
All other countries	1,605	2,284
Total	$439,522	$531,293
Customer Concentration
Total revenue earned from one customer, principally within the People Inc. Digital segment, was $214.0 million, representing 12% of the Company’s total revenue for the year ended December 31, 2025. The related accounts receivable was $61.4 million, representing 15% of the Company’s total accounts receivable at December 31, 2025. No individual customer accounted for more than 10% of the Company’s total revenue for the years ended December 31, 2024 and 2023.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
NOTE 10—STOCK-BASED COMPENSATION
The Company currently has one active plan (the “Plan”) under which stock-based awards denominated in shares of or stock-based awards settleable in People Incorporated common stock have been and may be granted. The Plan has a stated term of ten years. The Plan does not specify grant dates or vesting schedules of awards as those determinations have been delegated to the Compensation and Human Resources Committee of the Company’s board of directors (the “Committee”). Each grant agreement reflects the vesting schedule for that grant as determined by the Committee. There are also outstanding stock-based awards that were granted under older plans that have since expired or been discontinued. The Plan provides for grants of stock options to acquire shares of People Incorporated common stock (the exercise price of stock options granted will not be less than the market price of the Company’s common stock on the grant date), RSUs denominated in shares of People Incorporated common stock, including those that may be linked to the achievement of the Company’s stock price, known as market-based awards (“MSUs”), and those that may be linked to the achievement of a performance target, known as performance-based stock units (“PSUs”), restricted stock, as well as other equity awards, including those denominated or settleable in People Incorporated shares. The Plan authorizes the Company to grant awards to its employees, officers, directors and consultants. At December 31, 2025, there are 28.0 million People Incorporated common shares of stock reserved for future issuance under this plan.
People Incorporated Denominated Stock-based Awards
People Incorporated Restricted Common Stock (“restricted shares”)
On January 13, 2025, the Company and Joseph Levin, the Company’s former Chief Executive Officer (“CEO”), entered into an Employment Transition Agreement (the “Agreement”) pursuant to which the Employment Agreement, by and between Mr. Levin and the Company, dated November 5, 2020 (“Employment Agreement”), and the Amended and Restated Restricted Stock Agreement (“RSA Agreement”), dated June 7, 2021 were terminated, except as provided in Section 6 of the RSA Agreement. As a result, the 3.0 million restricted shares granted to Mr. Levin pursuant to the RSA Agreement were forfeited by Mr. Levin. Accordingly, the cumulative previously recognized stock-based compensation expense of $60.0 million recognized by the Company with respect to the restricted shares was reversed in the quarter ended March 31, 2025. Of the $60.0 million of stock-based compensation expense reversed, $10.2 million was recognized by Angi (and is reflected in discontinued operations) as it was attributable to the period from October 10, 2022 through April 8, 2024 when Mr. Levin served as CEO of Angi.
Pursuant to the Agreement, the Company transferred 5.0 million shares of Angi held by the Company to Mr. Levin and paid $9.3 million to satisfy applicable tax withholding obligations.
The Company recorded $14.9 million of stock-based compensation expense with respect to the transfer of shares of Angi to Mr. Levin and $0.1 million of stock-based compensation expense with respect to the extension of the exercise period of certain People Incorporated stock options in the quarter ended March 31, 2025 as provided in the Agreement.
People Incorporated Restricted Stock Units and Performance-based Stock Units
RSUs and PSUs are awards in the form of phantom shares or units denominated in a hypothetical equivalent number of shares of People Incorporated common stock and with the value of each RSU and PSU equal to the fair value of People Incorporated common stock at the date of grant. Each RSU and PSU grant is subject to service-based vesting, where a specific period of continued employment must pass before an award vests. PSUs also include performance-based vesting, where certain performance targets set at the time of grant must be achieved before an award vests. For RSU grants, the expense is measured at the grant date as the fair value of People Incorporated common stock and expensed as stock-based compensation over the vesting term. For PSU grants, the expense is measured at the grant date as the fair value of People Incorporated common stock and expensed as stock-based compensation over the vesting term if the performance targets are considered probable of being achieved.

Broad-based RSU awards issued through December 31, 2025 generally vest over a three-year or a four-year period from the grant date. PSU awards issued through December 31, 2025 vest in three prorated annual installments from the date of grant subject to the achievement of certain performance targets. There are no MSU awards granted or outstanding during the years ended December 31, 2025, 2024 and 2023.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Unvested RSUs and PSUs outstanding at December 31, 2025 and changes during the period ended December 31, 2025 are as follows:

	RSUs		PSUs
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares(a)	Weighted Average Grant Date Fair Value
	(Shares in thousands)
Unvested at January 1	1,708	$78.06	—	$—
Granted	449	42.29	—	—
Vested	(396)	79.45	—	—
Forfeited	(3)	65.63	—	—
Unvested at March 30, 2025 prior to the Distribution adjustment	1,758	68.62	—	—
Unvested at March 31, 2025 after the Distribution adjustment	2,134	56.53	—	—
Granted in connection with the conversion of People Inc. SARs into unvested People Incorporated RSUs on April 15, 2025 (b)	562	33.77	—	—
Granted subsequent to April 15, 2025	738	34.15	210	33.77
Vested	(761)	65.43	—	—
Forfeited	(72)	41.59	—	—
Unvested at December 31	2,601	$43.03	210	$33.77
_____________________
(a)    Included in the table are PSUs which will vest in a varying amount depending upon the achievement of certain performance conditions. The PSU table above includes these awards at their maximum potential payout.
(b)    On April 15, 2025, the Company cancelled all outstanding People Inc. denominated stock appreciation rights and converted their intrinsic value into People Incorporated denominated RSUs. This modification did not result in any incremental stock-based compensation expense. The weighted average grant date fair value in the table above represents the closing stock price of the Company on April 15, 2025.
In connection with the Distribution, all RSU awards outstanding immediately prior to the Distribution were converted into a new RSU award with the number of shares under each new award adjusted by a ratio of 1.2138 to preserve their fair value immediately before and immediately after the conversion with the same terms and conditions (including applicable vesting requirements) of the original award.
The Company currently settles RSUs and PSUs on a net basis, with the award holder entitled to receive People Incorporated shares equal to the number of RSUs and PSUs vesting less a number of shares with a value equal to the required cash tax withholding payment, which will be paid by the Company. The number of People Incorporated common shares that would be required to net settle RSUs and PSUs outstanding at February 2, 2026 is 1.4 million shares. In addition, withholding taxes, which will be paid by the Company on behalf of the employees upon vesting, would have been $47.0 million at February 2, 2026, assuming a 50% withholding rate.
The weighted average fair value of RSUs and PSUs granted for the years ended December 31, 2025, 2024 and 2023, based on market prices of the Company’s common stock on the grant date, was $36.72, $51.29 and $53.41, respectively.
The total fair value of RSUs that vested for the years ended December 31, 2025, 2024 and 2023 was $44.5 million, $26.8 million and $8.3 million, respectively. There were no PSUs that vested for the year ended December 31, 2025.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
People Incorporated Stock Options
All outstanding stock options are fully vested.
Stock options outstanding at December 31, 2025 and changes during the period ended December 31, 2025 are as follows:

	December 31, 2025
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
	(Shares and intrinsic value in thousands)
Options Outstanding at January 1	2,449	$14.25
Granted	—	—
Exercised	(1,022)	15.33
Forfeited	—	—
Expired	—	—
Options Outstanding at March 30, 2025 prior to the Distribution adjustment	1,427	13.48
Options Outstanding at March 31, 2025 after the Distribution adjustment	1,732	11.11
Granted	—	—
Exercised	(1,294)	11.00
Forfeited	—	—
Expired	—	—
Options Outstanding at December 31	438	$11.44	0.8	$12,121
Options exercisable	438	$11.44	0.8	$12,121
In connection with the Distribution, all People Incorporated stock option awards outstanding immediately prior to the Distribution were converted into a new stock option award with the number of shares under each new award adjusted by a ratio of 1.2138 to preserve their fair value immediately before and immediately after the conversion with the same terms and conditions (including applicable vesting requirements) of the original award.
The aggregate intrinsic value in the table above represents the difference between the Company’s closing stock price on the last trading day of 2025 and the exercise price, multiplied by the number of in-the-money options that would have been exercised had all option holders exercised their options on December 31, 2025. The total intrinsic value of People Incorporated stock options exercised during the years ended December 31, 2025, 2024 and 2023 was $65.9 million, $5.1 million and $11.3 million, respectively.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following table summarizes the information about stock options outstanding and exercisable at December 31, 2025:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding at December 31, 2025	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price	Exercisable at December 31, 2025	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price
	(Shares in thousands)
Less than $10.00	102	0.3	$7.64	102	0.3	$7.64
$10.01 to $15.00	336	1.0	12.60	336	1.0	12.60
	438	0.8	$11.44	438	0.8	$11.44
The fair value of stock option awards, with the exception of market-based awards, is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model incorporates various assumptions, including expected volatility, risk-free interest rate and expected term.
The Company has the discretion to settle People Incorporated stock options net of withholding tax and exercise price or require the award holder to pay its share of the withholding tax, which he or she may do so by selling People Incorporated common shares. The aggregate intrinsic value of the Company’s stock options outstanding as of February 2, 2026, is $9.6 million. Assuming all stock options outstanding on February 2, 2026 were net settled on that date, the Company would have issued 0.1 million common shares and would have remitted $4.8 million in cash for withholding taxes (assuming a 50% withholding rate). Assuming all stock options outstanding on February 2, 2026 were settled through the issuance of a number of People Incorporated common shares equal to the number of stock options exercised, the Company would have issued 0.4 million common shares and would have received $4.4 million in cash proceeds.
Stock-based Awards Denominated in the Shares of Certain Subsidiaries
The Company has granted stock appreciation rights to employees and management that are denominated in the equity of certain subsidiaries of the Company. These equity awards vest over a period of years or upon the occurrence of certain prescribed events. The value of the stock appreciation rights is tied to the value of the common stock of these subsidiaries. Accordingly, these interests only have value to the extent the relevant business appreciates in value above the initial value utilized to determine the exercise price. These interests can have significant value in the event of significant appreciation. The fair value of these interest is generally determined by the board of directors of the applicable subsidiary, which will occur at various dates through 2031. These equity awards are settled on a net basis, with the award holder entitled to receive a payment in People Incorporated common shares equal to the intrinsic value of the award at exercise less an amount equal to the required cash tax withholding payment, which will be paid by the Company. The number of People Incorporated common shares ultimately needed to settle these awards may vary significantly as a result of both movements in our stock price and a determination of fair value of the relevant subsidiary that is different than our estimate. The expense associated with these equity awards is initially measured at fair value at the grant date and is expensed as stock-based compensation over the vesting term. As of December 31, 2025, Vivian Health is currently our only subsidiary who provides equity awards in the form of stock appreciation rights. At February 2, 2026 the outstanding awards are out of the money and have no intrinsic value.
Forfeitures and Unrecognized Compensation Cost
The amount of stock-based compensation expense recognized in the statement of operations is net of estimated forfeitures. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if actual forfeitures differ from the estimated rate. The expense ultimately recorded is for the awards that vest. At December 31, 2025, there is $67.2 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards which is expected to be recognized over a weighted average period of approximately 1.8 years.
Tax Benefits
The total income tax benefit recognized in the statement of operations for the years ended December 31, 2025, 2024 and 2023 related to all stock-based compensation expense is $12.7 million, $10.6 million and $12.7 million, respectively.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The aggregate income tax benefit recognized related to the exercise of stock options for the years ended December 31, 2025, 2024 and 2023, is $5.8 million, $2.1 million and $3.4 million, respectively. There may be some delay in the timing of the realization of the cash benefit of the income tax deductions related to stock-based compensation because it will be dependent upon the amount and timing of future taxable income and the timing of estimated income tax payments.
NOTE 11—PENSION AND POST-RETIREMENT BENEFIT PLANS
Pension and Post-Retirement Plans
In connection with the 2021 acquisition of Meredith, People Inc. assumed the obligations under Meredith’s various pension plans. The two U.S. plans included noncontributory pension plans that covered substantially all employees who were employed by Meredith prior to January 1, 2018. People Inc. also assumed Meredith’s defined healthcare plan that provides benefits to eligible employees upon their retirement in the U.S.
There are two international pension plans in the U.K., the IPC Plan and a nonqualified (unfunded) plan. The plans in the U.K. have no active participants. The two U.S. and two U.K. plans consist of a qualified (funded) plan and an unfunded plan in each country. These plans provide participants with retirement benefits in accordance with benefit provision formulas. The unfunded pension plans provide retirement benefits to certain highly compensated employees.
U.S. Pension Plans and Post-Retirement Plan
On December 28, 2024, People Inc. amended the U.S. unfunded pension plan to freeze active participation as of December 31, 2024. All plan participants remain as participants in this plan with respect to their accrued benefits until their accrued benefits are distributed to them or their beneficiaries. The plan was closed to new participants as of December 31, 2022, and participant’s covered compensation was frozen effective December 31, 2024. Participants continue to receive interest accumulation pursuant to the terms of the plan. Because the plan is unfunded, People Inc. will make benefit payments to the participants once they reach their benefit eligibility date.
People Inc. froze and terminated the U.S. funded pension plan as of December 31, 2022. The last of the required customary regulatory approvals of the termination of this plan was received in February 2024. In connection with the termination of this plan, the liabilities were settled through a combination of (i) lump sum payments to eligible participants who elected to receive them and (ii) the purchase of annuity contracts for participants who either did not elect lump sums or were already receiving benefits. During 2024, the U.S. funded pension plan’s remaining assets of $16.0 million were transferred to a suspense account in the trust for the People Incorporated’s retirement savings plan, a qualified retirement plan (“QRP”). The assets transferred to the QRP were restricted in nature and considered a Level 2 investment in the fair value hierarchy and were reflected as a retirement investment fund in “Other current assets” in the balance sheet as of December 31, 2024. In accordance with Internal Revenue Service (“IRS”) requirements, during the third quarter of 2024, People Inc. made its first asset allocation from the QRP in the amount of $2.3 million, with the remaining funds of $13.9 million allocated in 2025.
In addition, People Inc. also provides health care benefits for certain employees in the U.S. upon their retirement. This plan is the only plan with active participants that are accruing benefits based upon service and the expected cost of which is accrued over the period that the employees render services; this plan is funded as claims are paid.
U.K. Pension Plans
The IPC Plan and the unfunded U.K. plan relate to certain Meredith operations that were sold prior to People Inc.’s 2021 acquisition of Meredith; Meredith retained the pension obligations related to these operations. On July 28, 2022, following approval by the trustees of the IPC Plan, the IPC Plan entered into an annuity contract with a private limited life insurance company covering all IPC Plan participants who were not covered by an annuity contract entered into in May 2020. The annuity contracts are designed to provide payments equal to all future designated contractual benefit payments. The value of the annuity contracts and the liabilities with respect to participants are expected to match. People Inc. remains responsible for paying pension benefits to the IPC Plan participants. People Inc. is not expected to be required to make additional contributions to the IPC Plan, however, People Inc. is expected to be required to provide funding to cover the IPC Plan’s operating expenses.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Obligations and Funded Status
Change in Net Assets/Liabilities
The following tables present changes in, and components of, People Inc.’s net assets/liabilities for pension and other post-retirement benefits:

	Year Ended December 31, 2025			Year Ended December 31, 2024
	Pension		Post-Retirement	Pension		Post-Retirement
	U.S.	U.K.	U.S.	U.S.	U.K.	U.S.
	(In thousands)
Change in benefit obligation
Benefit obligation, beginning of year	$3,632	$420,626	$4,042	$56,722	$488,269	$4,248
Service cost	—	—	—	202	—	1
Interest cost	138	21,589	212	1,816	19,288	206
Net actuarial loss (gain)	66	12,559	(480)	(7,357)	(62,955)	(370)
Benefits paid (including lump sums)	(666)	(18,296)	(65)	(496)	(18,822)	(43)
Settlements	—	—	—	(46,856)	—	—
Curtailment gain	—	—	—	(399)	—	—
Foreign currency exchange rate impact	—	32,201	—	—	(5,154)	—
Benefit obligation, end of year	$3,170	$468,679	$3,709	$3,632	$420,626	$4,042
Change in plan assets
Fair value of plan assets, beginning of year	$—	$419,963	$—	$62,008	$488,701	$—
Actual return on plan assets	—	30,922	—	823	(45,117)	—
Employer contributions	666	186	65	489	172	—
Benefits paid (including lump sums)	(666)	(18,296)	(65)	(496)	(18,822)	—
Settlements	—	—	—	(46,856)	—	—
Transfer to QRP	—	—	—	(15,968)	—	—
Foreign currency exchange rate impact	—	32,154	—	—	(4,971)	—
Fair value of plan assets, end of year	$—	$464,929	$—	$—	$419,963	$—
(Under) funded status, end of year	$(3,170)	$(3,750)	$(3,709)	$(3,632)	$(663)	$(4,042)

Benefits paid directly from People Inc. assets for the unfunded U.S. and U.K. plans and the post-retirement plan are included both in employer contributions and benefits paid.
All IPC Plan participants are covered by the annuity contracts referenced above, which are held with a private limited life insurance company. As described above, the full benefits under the plan have been annuitized, the interest cost and net actuarial loss on the benefit obligation exceeded the actual return on plan assets during the year ended December 31, 2025, which increased the under funded status of the IPC Plan.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Balance Sheet Classification
The following amounts are recognized in the December 31, 2025 and 2024 balance sheet, respectively:

	December 31,
	2025			2024
	Pension		Post-Retirement	Pension		Post-Retirement
	U.S.	U.K.	U.S.	U.S.	U.K.	U.S.
	(In thousands)
Other current assets
Prepaid benefit cost	$—	$—	$—	$—	$3,275	$—
Other non-current assets
Prepaid benefit cost	—	287	—	—	—	—
Accrued expenses and other current liabilities
Accrued benefit liability	(1,431)	(207)	(403)	(1,619)	(186)	(432)
Other long-term liabilities
Accrued benefit liability	(1,739)	(3,830)	(3,306)	(2,013)	(3,752)	(3,610)
Net amount recognized	$(3,170)	$(3,750)	$(3,709)	$(3,632)	$(663)	$(4,042)
The accumulated benefit obligation for the U.S. defined benefit pension plans was $3.2 million and $3.6 million at December 31, 2025 and 2024, respectively. The accumulated benefit obligation for the U.K. defined benefit pension plans was $468.7 million and $420.6 million at December 31, 2025 and 2024, respectively.
Accumulated and Projected Benefit Obligations
The following table provides information about pension plans with projected benefit obligations and accumulated benefit obligations in excess of plan assets:

	December 31,
	2025		2024
	U.S.	U.K.	U.S.	U.K.
	(In thousands)
Projected benefit obligation	$3,170	$4,037	$3,632	$3,938
Accumulated benefit obligation	$3,170	$4,037	$3,632	$3,938
Fair value of plan assets	$—	$—	$—	$—

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Costs
The components of net periodic benefit cost (credit) recognized in the statement of operations were as follows:

	Year Ended December 31, 2025			Year Ended December 31, 2024			Year Ended December 31, 2023
	Pension		Post- Retirement	Pension		Post- Retirement	Pension		Post- Retirement
	U.S.	U.K.	U.S.	U.S.	U.K.	U.S.	U.S.	U.K.	U.S.
	(In thousands)
Service cost	$—	$—	$—	$202	$—	$1	$211	$—	$4
Interest cost	138	21,589	212	1,816	19,288	206	3,140	19,610	231
Expected return on plan assets	—	(21,539)	—	(1,293)	(19,289)	—	(1,881)	(19,586)	—
Actuarial loss (gain) recognition	66	3,134	(480)	(6,887)	1,272	(370)	(932)	(225)	(496)
Curtailment gain	—	—	—	(399)	—	—	—	—	—
Net periodic benefit cost (credit)	$204	$3,184	$(268)	$(6,561)	$1,271	$(163)	$538	$(201)	$(261)
The U.K. pension plan actuarial loss for the year ended December 31, 2025 is primarily due to a decline in assets held by the plan outside of the annuity contracts due to payments of operating expenses of the IPC Plan. The U.S. pension plans actuarial gain for the year ended December 31, 2024 primarily relates to the final annuity contract pricing and lump sum payments for the funded plan, partially offset by investment performance and plan expenses. The curtailment gain was triggered by the freeze of the unfunded plan discussed above.
The components of net periodic benefit cost (credit), other than the service cost component, are included in “Other income, net” in the statement of operations.
Assumptions
Benefit obligations were determined using the following weighted average assumptions:

	Year Ended December 31, 2025			Year Ended December 31, 2024
	Pension		Post-Retirement	Pension		Post-Retirement
	U.S.	U.K.	U.S.	U.S.	U.K.	U.S.
Discount rate	4.58%	5.14%	5.14%	5.27%	4.99%	5.55%
Rate of compensation increase	N/A	N/A	3.50%	2.96%	N/A	3.50%
Cash balance interest credit rate	2.39%	N/A	N/A	2.39%	N/A	N/A

Net periodic benefit cost (credit) was determined using the following weighted average assumptions:

	Year Ended December 31, 2025			Year Ended December 31, 2024			Year Ended December 31, 2023
	Pension		Post- Retirement	Pension		Post- Retirement	Pension		Post- Retirement
	U.S.	U.K.	U.S.	U.S.	U.K.	U.S.	U.S.	U.K.	U.S.
Discount rate	5.27%	4.99%	5.55%	5.36%	4.06%	5.11%	5.48%	4.13%	5.46%
Expected return on plan assets	N/A	4.99%	N/A	5.22%	4.06%	N/A	4.48%	4.12%	N/A
Rate of compensation increase	N/A	N/A	3.50%	2.90%	N/A	3.50%	2.99%	N/A	3.50%
Cash balance interest credit rate	2.39%	N/A	N/A	2.39%	N/A	N/A	2.39%	N/A	N/A

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The assumed healthcare trend rates used to measure the expected cost of benefits for the post-retirement plan were as follows:

	December 31,
	2025	2024	2023
Initial level	7.00%	6.50%	6.00%
Ultimate level	5.00%	5.00%	5.00%
Years to ultimate level	8	6	4

Since People Inc. utilizes the mark-to-market approach to account for pension and post-retirement benefits, the expected long-term rate of return on assets has no effect on the overall amount of net periodic benefit cost (credit) recorded for the year. The expectation for the U.K. annuity contracts represents the implied yields for those contracts.
The market-related value of plan assets is multiplied by the expected long-term rate of return on assets to compute the expected return on plan assets, a component of net periodic benefit cost (credit). The market-related value of plan assets is fair value.
Plan Assets
The investments of the IPC Plan as of December 31, 2025 and 2024 primarily include insurance annuity contracts and cash and cash equivalents. Refer to further discussion of the insurance annuity contracts above. For discussion of the three levels in the hierarchy of fair values see “Note 2—Summary of Significant Accounting Policies.”
Fair value measurements for the U.K. pension plan assets were as follows:

	December 31, 2025
	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(In thousands)
Cash and cash equivalents	$3,183	$—	$—	$3,183
Fixed income	—	—	—	—
Insurance annuity contracts	—	—	461,746	461,746
Total assets at fair value	$3,183	$—	$461,746	$464,929

	December 31, 2024
	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(In thousands)
Cash and cash equivalents	$6,384	$—	$—	$6,384
Fixed income	—	—	332	332
Insurance annuity contracts	—	—	413,247	413,247
Total assets at fair value	$6,384	$—	$413,579	$419,963
The annuity contracts held by the IPC Plan are valued using significant unobservable inputs.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following table provides a reconciliation of the beginning and ending balances of assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	Year Ended December 31,
	2025	2024
	(In thousands)
Balance at January 1	$413,579	$480,502
Purchases	1,408	—
Settlements	(18,149)	(18,899)
Sale	(316)	—
Change in fair value	33,215	(44,238)
Foreign currency translation	32,009	(3,786)
Balance at December 31	$461,746	$413,579
There were no transfers in or out of Level 3 investments for the years ended December 31, 2025 and 2024.
Cash Flows
People Inc. has deposited amounts into an escrow account for the benefit of the IPC Plan that total £5.8 million at December 31, 2025. People Inc. is not expected to be required to make additional contributions to the IPC Plan, however, People Inc. is expected to be required to provide funding to cover the IPC Plan’s operating expenses.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The benefit payments for the U.S. will be made from People Inc.’s current funds and the payments for the U.K. plan will primarily be made from the funded IPC Plan; the benefit payments expected to be paid are as follows:

	Pension Benefits		Post-Retirement Benefits
	U.S.	U.K.	U.S.
Year Ending December 31,	(In thousands)
2026	$1,464	$20,011	$414
2027	257	21,114	387
2028	427	22,063	365
2029	194	22,998	345
2030	327	23,956	328
2031-2035	654	135,813	1,399
Net amount recognized, end of year	$3,323	$245,955	$3,238

Defined Contribution Plans
People Incorporated employees in the U.S. can elect to participate in a retirement savings program at People Incorporated which qualifies under Section 401(k) of the Internal Revenue Code. Under this plan, participating employees may contribute up to 50% of their eligible compensation, but not more than statutory limits. The Company matches 100% of the first 10% of an employee’s pre-tax or Roth contribution, subject to IRS limits on the Company’s matching contribution maximum, that a participant contributes to People Incorporated’s retirement savings plan, with certain exceptions at People Inc.
As described in the "U.S. Pension Plans and Post-Retirement Plan" section above, $16.0 million of remaining assets of the U.S. funded pension plan were transferred to People Incorporated’s retirement savings plan in 2024 and were allocated to active People Inc. participants in the Company’s retirement savings plan in 2024 and 2025. Therefore, People Inc. changed its 2025 contributions for nearly all active participants in People Incorporated’s retirement savings plan , excluding Dotdash employees hired before January 1, 2023, the date the former Meredith Savings and Investment Plan, which is the plan assumed by People Inc. with the 2021 acquisition of Meredith, merged with People Incorporated’s retirement savings plan. In 2025, these employees received a contribution from People Inc. of 5% of eligible compensation up to a maximum amount of $10,000 per participant on an annual basis. From January 1, 2023 until December 31, 2024, these employees received a match from the Company of 100% of the first 5% of pre-tax or Roth contributions. Dotdash employees located in the U.S. hired before January 1, 2023 receive a match consistent with all other participants to People Incorporated’s retirement savings plan.
People Incorporated’s retirement savings plan generally limits Company matching contributions subject to a maximum of $10,000 per participant on an annual basis. Matching contributions to this plan for the years ended December 31, 2025, 2024 and 2023 were $22.1 million, $22.5 million and $21.6 million, respectively. Matching contributions are invested in the same manner as each participant’s voluntary contributions in the investment options provided under the Company’s retirement savings plan. An investment option in this plan is People Incorporated common stock, but neither participant nor matching contributions are required to be invested in People Incorporated common stock. The Company’s retirement savings plan also provides for a discretionary matching contribution and/or a discretionary profit-sharing contribution, each of which is made on an annual basis and is subject to a last day of the plan year allocation requirement (with exceptions for retirement, death, or disability). There was no such discretionary matching contribution or discretionary profit-sharing contribution for the years ended December 31, 2025, 2024 and 2023.
The Company also has or participates in various benefit plans, principally defined contribution plans, for its international employees. the Company’s contributions to these plans for both the years ended December 31, 2025 and 2024 were $0.3 million and for the year ended December 31, 2023 were $0.2 million.
NOTE 12—INCOME TAXES
U.S. and foreign (loss) earnings from continuing operations before income taxes and noncontrolling interests are as follows:

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
U.S.	$77,412	$(776,331)	$304,349
Foreign	1,764	14,556	1,135
Total	$79,176	$(761,775)	$305,484
The components of the income tax provision (benefit) are as follows:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Current income tax provision:
Federal	$1,872	$1,846	$1,280
State	3,513	4,413	5,311
Foreign	1,947	6,420	1,645
Current income tax provision	7,332	12,679	8,236

Deferred income tax provision (benefit):
Federal	13,744	(140,350)	54,498
State	6,842	(22,158)	10,037
Foreign	161	(112)	50
Deferred income tax provision (benefit)	20,747	(162,620)	64,585
Income tax provision (benefit)	$28,079	$(149,941)	$72,821
A reconciliation of the income tax (benefit) provision to the amounts computed by applying the statutory federal income tax rate to earnings from continuing operations before income taxes is shown as follows:

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31,
	2025		2024		2023
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Income tax provision (benefit) at the federal statutory rate	$16,627	21.0%	$(159,973)	21.0%	$64,152	21.0%
State and local income taxes, net of effect of federal tax benefit(a)	6,720	8.5	(11,420)	1.5	3,582	1.2
Foreign tax effects	2,483	3.1	4,796	(0.6)	2,415	0.8
Tax credits:
Research and development credits	(2,463)	(3.1)	(4,692)	0.6	(3,224)	(1.1)
Other	(361)	(0.4)	(1,039)	0.1	—	—
Change in valuation allowances	(2,761)	(3.5)	(4,940)	0.6	(41)	0.0
Non-taxable or non-deductible items:
Excess tax benefits of stock-based compensation	(2,746)	(3.5)	(1,163)	0.2	(1,953)	(0.6)
Non-deductible transaction costs	1,121	1.4	533	(0.1)	—	—
Non-deductible executive compensation	373	0.5	8,170	(1.1)	6,869	2.2
Non-deductible goodwill in the sale of Mosaic	—	—	17,865	(2.3)	—	—
Other	2,947	3.7	2,414	(0.3)	1,439	0.5
Other adjustments:
Deferred tax adjustments	6,778	8.6	954	(0.1)	248	0.1
Other	(639)	(0.8)	(1,446)	0.2	(666)	(0.3)
Income tax provision (benefit)	$28,079	35.5%	$(149,941)	19.7%	$72,821	23.8%
_____________________
(a)    State and local taxes in New York City, New York and Iowa for the year ended December 31, 2025, California and New York for the year ended December 31, 2024 and California and New York City for the year ended December 31, 2023 made up the majority (greater than 50%) of the tax effect in this category.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The tax effects of cumulative temporary differences that give rise to significant deferred tax assets and deferred tax liabilities are presented below. The valuation allowance relates to deferred tax assets for which it is more likely than not that the tax benefit will not be realized.

	December 31,
	2025	2024
	(In thousands)
Deferred tax assets:
Net operating loss carryforwards	$239,044	$193,884
Capitalized research and development expenditures	62,931	58,713
Long-term lease liabilities	45,244	82,645
Tax credit carryforwards	43,814	37,699
Accrued expenses	23,066	38,015
Stock-based compensation	13,814	33,626
Other	49,959	36,986
Total deferred tax assets	477,872	481,568
Less: valuation allowance	(59,867)	(61,604)
Total deferred tax assets, net of valuation allowance	418,005	419,964

Deferred tax liabilities:
Investment in MGM	(255,893)	(225,223)
Investment in subsidiaries	(222,412)	(218,658)
Intangible assets, net of accumulated amortization	(83,017)	(88,758)
ROU assets	(37,000)	(52,099)
Other	(26,930)	(37,911)
Total deferred tax liabilities	(625,252)	(622,649)
Net deferred tax liabilities	$(207,247)	$(202,685)
At December 31, 2025, the Company had U.S. federal and state net operating losses (“NOLs”) of $907.0 million and $418.9 million, respectively, available to offset future income. Federal NOLs of $1.5 million, if not utilized, will expire between 2031 and 2035 and the remaining can be carried forward indefinitely. State NOLs of $358.5 million, if not utilized, will expire between 2026 and 2045 and the remaining can be carried forward indefinitely. Federal and state NOLs of $1.8 million and $76.6 million, respectively, are subject to limitations under Section 382 of the Internal Revenue Code, separate return limitations, and applicable law, and the remaining can be used against future taxable income without restriction. At December 31, 2025, the Company had foreign NOLs of $103.6 million available to offset future income, all of which can be carried forward indefinitely. During 2025, the Company recognized tax benefits related to NOLs of $25.9 million in continuing operations and $46.7 million in discontinued operations.
At December 31, 2025, the Company had tax credit carryforwards of $56.1 million. Of this amount, $47.9 million relates to credits for research activities, $6.3 million relates to credits for foreign taxes, and $1.9 million relates to various other credits. Of these credit carryforwards, $13.0 million can be carried forward indefinitely and $46.6 million, if not utilized, will expire between 2026 and 2045.
The Company regularly assesses the realizability of deferred tax assets considering all available evidence including, to the extent applicable, the nature, frequency and severity of prior cumulative losses, forecasts of future taxable income, tax filing status, the duration of statutory carryforward periods, available tax planning and historical experience. At December 31, 2025, the Company had $33.0 million of credit carryforwards, net of unrecognized tax benefits, subject to expiration that the Company expects to fully utilize on a more likely than not basis.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
During 2025, the Company’s valuation allowance decreased by $1.7 million primarily due to a realization of a capital loss and a decrease in foreign NOLs, partially offset by an increase in unbenefited capital losses and foreign currency translation adjustments. At December 31, 2025, the Company had a valuation allowance of $59.9 million related to the portion of tax loss carryforwards, tax credits and other items for which it is more likely than not that the tax benefit will not be realized.
A summary of income taxes paid, net of refunds, is as follows:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Federal	$3,178	$100	$93
State	1,736	2,788	6,924
Foreign	4,773	6,924	2,484
Total	$9,687	$9,812	$9,501
Income taxes paid, net of refunds, exceeded five percent of total income taxes paid, net of refunds, in the following jurisdictions:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Federal	$3,178	*	*

State:
California	$(618)	*	$654
Illinois	*	*	$1,262
New York	*	*	$960
Pennsylvania	$501	*	$622
Tennessee	*	$810	*
Texas	$831	$724	*

Foreign:
Austria	$3,044	$5,070	*
Germany	$1	*	*
India	$674	$795	$648

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
* Jurisdiction below the threshold for the period presented.
A reconciliation of the beginning and ending amount of unrecognized tax benefits, including penalties but excluding interest, is as follows:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Balance at January 1	$10,712	$8,667	$7,787
Additions for tax positions related to the current year	1,672	2,184	2,687
Settlements	—	—	(2,069)
Additions for tax positions of prior years	37	10	614
Reductions for tax positions of prior years	(34)	(149)	(352)
Expiration of statutes	(283)	—	—
Balance at December 31	$12,104	$10,712	$8,667
As a result of the Distribution, the Company has allocated to Angi a portion of the tax attributes related to the consolidated federal and state tax filings pursuant to the Internal Revenue Code and applicable state law. This allocation requires that the Company’s net deferred tax liability be adjusted in the year of the Distribution with a corresponding adjustment to additional paid-in capital. The allocation of attributes that was recorded as of December 31, 2025 is preliminary and remains subject to further adjustments based upon the filing of the 2025 tax return in the fourth quarter of 2026, amendments to the Company’s taxable income for periods prior to the Distribution and potential tax audits in the future.
The Company is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions. The IRS is currently auditing the Company’s federal income tax return for the year ended December 31, 2023. Returns filed in various other jurisdictions are open to examination for tax years beginning with 2015. Income taxes payable include unrecognized tax benefits considered sufficient to pay assessments that may result from the examination of prior year tax returns. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may not accurately anticipate actual outcomes and, therefore, may require periodic adjustment. Although management currently believes changes in unrecognized tax benefits from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.
The Company recognizes interest and, if applicable, penalties related to unrecognized tax benefits in the income tax provision. At December 31, 2025 and 2024, accruals for interest and penalties are not material.
At December 31, 2025 and 2024, unrecognized tax benefits, including interest and penalties, were $13.0 million and $11.5 million, respectively. Unrecognized tax benefits, including interest and penalties, at December 31, 2025 increased by $1.5 million due primarily to research credits. If unrecognized tax benefits at December 31, 2025 are subsequently recognized, $12.1 million, net of related deferred tax assets and interest, would reduce income tax expense. The comparable amount at December 31, 2024 was $10.6 million.
NOTE 13—EARNINGS (LOSS) PER SHARE
The Company treats its common stock and Class B common stock as one class of stock for EPS purposes as both classes of stock participate in earnings, dividends and other distributions on the same basis.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
On January 13, 2025, the 3.0 million restricted shares previously issued to our former CEO on November 5, 2020, which was a participating security, was forfeited by our former CEO pursuant to the Employment Transition Agreement. The Company calculated basic EPS using the two-class method prior to the restricted shares being forfeited because those restricted shares were unvested and had a non-forfeitable dividend right in the event the Company declared a cash dividend on its common shares and would have participated in all other distributions of the Company in the same manner as all other People Incorporated common shares. Diluted EPS is calculated on the most dilutive basis, which excludes stock-based awards that would be anti-dilutive, including prior to its forfeiture the restricted shares previously granted to our former CEO.
Basic EPS is computed by dividing net earnings (loss) attributable to holders of People Incorporated common stock and Class B common stock by the weighted-average number of shares of common stock and Class B common stock outstanding during the period. If more dilutive, while the restricted shares were outstanding, undistributed earnings allocated to the participating security was subtracted from earnings in determining earnings attributable to holders of People Incorporated common stock and Class B common stock for basic EPS.
Diluted EPS is computed by dividing net earnings (loss) attributable to holders of People Incorporated common stock and Class B common stock by the weighted-average number of common stock and Class B common stock outstanding plus dilutive securities during the period. If more dilutive, while the restricted shares were outstanding, diluted EPS was adjusted for the reallocation of undistributed earnings allocated to the participating security in determining earnings attributable to holders of People Incorporated common stock and Class B common stock for diluted EPS.
The numerator and denominator of basic and diluted EPS computations for the Company’s common stock and Class B common stock are calculated as follows:

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31,
	2025	2024	2023
	(In thousands, except per share data)
Basic EPS:
Numerator:
Net earnings (loss) from continuing operations	$51,097	$(611,834)	$232,663
Net (earnings) loss attributable to noncontrolling interests of continuing operations	(308)	(349)	1,689
Net earnings attributed to unvested participating security	—	—	(8,121)
Net earnings (loss) from continuing operations attributable to People Incorporated common stock and Class B common stock shareholders	50,789	(612,183)	226,231

(Loss) earnings from discontinued operations, net of tax	(152,567)	78,504	25,654
Net (earnings) loss attributable to noncontrolling interests of discontinued operations	(2,248)	(6,218)	5,936
Net earnings attributed to unvested participating security	—	—	(1,095)
Net (loss) earnings from discontinued operations attributable to People Incorporated common stock and Class B common stock shareholders	(154,815)	72,286	30,495

Net (loss) earnings attributable to People Incorporated common stock and Class B common stock shareholders	$(104,026)	$(539,897)	$256,726

Denominator:
Weighted average basic People Incorporated common stock and Class B common stock shares outstanding	80,077	83,130	83,569

Earnings (loss) per share:
Earnings (loss) per share from continuing operations attributable to People Incorporated common stock and Class B common stock shareholders	$0.63	$(7.36)	$2.71
(Loss) earnings per share from discontinued operations, net of tax, attributable to People Incorporated common stock and Class B common stock shareholders	(1.93)	0.87	0.36
(Loss) earnings per share attributable to People Incorporated common stock and Class B common stock shareholders	$(1.30)	$(6.49)	$3.07

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31,
	2025	2024	2023
	(In thousands, except per share data)
Diluted EPS:
Numerator:
Net earnings (loss) from continuing operations	$51,097	$(611,834)	$232,663
Net (earnings) loss attributable to noncontrolling interests of continuing operations	(308)	(349)	1,689
Net earnings attributed to unvested participating security	—	—	(7,858)
Net earnings (loss) from continuing operations attributable to People Incorporated common stock and Class B common stock shareholders	50,789	(612,183)	226,494

(Loss) earnings from discontinued operations, net of tax	(152,567)	78,504	25,654
Net (earnings) loss attributable to noncontrolling interests of discontinued operations	(2,248)	(6,218)	5,936
Net earnings attributed to unvested participating security	—	—	(1,060)
Net (loss) earnings from discontinued operations attributable to People Incorporated common stock and Class B common stock shareholders	(154,815)	72,286	30,530

Net (loss) earnings attributable to People Incorporated common stock and Class B common stock shareholders	$(104,026)	$(539,897)	$257,024

Denominator:
Weighted average basic People Incorporated common stock and Class B common stock shares outstanding	80,077	83,130	83,569
Dilutive securities(a)(b)	1,972	—	2,895
Denominator for earnings per share—weighted average shares(a)(b)	82,049	83,130	86,464

Earnings (loss) per share:
Earnings (loss) per share from continuing operations attributable to People Incorporated common stock and Class B common stock shareholders	$0.62	$(7.36)	$2.62
(Loss) earnings per share from discontinued operations, net of tax, attributable to People Incorporated common stock and Class B common stock shareholders	(1.89)	0.87	0.35
(Loss) earnings per share attributable to People Incorporated common stock and Class B common stock shareholders	$(1.27)	$(6.49)	$2.97
_____________________
(a)     If the effect is dilutive, weighted average common shares outstanding include the incremental shares that would be issued upon the assumed exercise of stock options and subsidiary denominated equity; vesting of RSUs; and vesting of restricted common stock and PSUs, if applicable. For the years ended December 31, 2025 and 2023, 0.6 million and 3.6 million of potentially dilutive securities, respectively, were excluded from the calculation of diluted EPS because their inclusion would have been anti-dilutive.
(b)     For the year ended December 31, 2024, the Company had a loss from continuing operations and, as a result, approximately 8.5 million potentially dilutive securities were excluded from computing diluted EPS because the impact would have been anti-dilutive. Accordingly, the weighted average basic shares outstanding were used to compute the EPS amounts.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
NOTE 14—FINANCIAL STATEMENT DETAILS
Cash and Cash Equivalents and Restricted Cash
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the balance sheet to the total amounts shown in the statement of cash flows:

	December 31, 2025	December 31, 2024	December 31, 2023	December 31, 2022
	(In thousands)
Cash and cash equivalents	$941,311	$1,363,548	$915,376	$1,077,466
Restricted cash included in other current assets	—	7,195	7,119	—
Restricted cash included in other non-current assets	7,861	—	—	6,640
Cash, cash equivalents, and restricted cash included in current assets of discontinued operations	37,659	436,401	383,489	341,089
Restricted cash included in other non-current assets of discontinued operations	—	111	257	874
Total cash and cash equivalents and restricted cash as shown on the statement of cash flows	$986,831	$1,807,255	$1,306,241	$1,426,069
Restricted cash in all periods presented principally consists of cash held in escrow related to the IPC Plan at People Inc.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Credit Losses
The following table presents the changes in the allowance for credit losses:

	Year Ended December 31,
	2025	2024
	(In thousands)
Balance at January 1	$6,677	$6,398
Current period provision for credit losses	7,486	4,687
Write-offs charged against the allowance	(5,546)	(4,612)
Recoveries collected	90	46
Other	—	158
Balance at December 31	$8,707	$6,677
Other current assets

	December 31,
	2025	2024
	(In thousands)
Prepaid expenses	$24,946	$28,089
Other	72,967	77,530
Other current assets	$97,913	$105,619

Buildings, land, equipment, leasehold improvements and capitalized software, net

	December 31,
	2025	2024
	(In thousands)
Buildings	$165,948	$165,700
Equipment (including furniture)	110,967	122,614
Leasehold improvements	75,290	77,915
Capitalized software	29,003	21,671
Land	86,045	86,045
Projects in progress	6,745	5,839
Total gross carrying amount	473,998	479,784
Accumulated depreciation and amortization	(189,604)	(169,600)
Buildings, land, equipment, leasehold improvements and capitalized software, net	$284,394	$310,184

Accrued expenses and other current liabilities

	December 31,
	2025	2024
	(In thousands)
Accrued employee compensation and benefits	$120,494	$134,093
Customer deposit liability	107,608	118,464
Other	163,266	169,752
Accrued expenses and other current liabilities	$391,368	$422,309

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Other income, net

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Interest income	$46,203	$66,413	$53,601
Loss related to the allocation of a disputed gain on a real estate transaction(a)	(19,189)	—	—
Net (downward) upward adjustments to the carrying value of equity securities without readily determinable fair values and net gains (losses) on sales of investments and businesses (including unrealized losses on investments)(b)(c)	(17,675)	10,373	(17,988)
People Inc. Credit Agreement amendment costs(d)	(573)	(3,453)	—
Increase in the estimated fair value of a warrant	—	20,393	2,832
Other	7,370	4,501	7,780
Other income, net	$16,136	$98,227	$46,225
_____________________
(b)    See “Note 15—Contingencies” for additional information.
(b)     Includes downward and upward adjustments to the carrying value of equity securities without readily determinable fair values. For the years ended December 31, 2025, 2024 and 2023, the Company recorded net downward adjustments of $29.2 million, $32.3 million and $20.2 million, respectively.
(c)    The year ended December 31, 2024, includes a pre-tax gain of $29.2 million on the sale of assets of Mosaic Group, which was included within Emerging & Other, and was accounted for as a sale of a business.
(d)     The year ended December 31, 2025 amount represents third-party fees incurred in connection with Amendment No.2, the Indenture and Amendment No. 3, and the year ended December 31, 2024 amount represents third-party fees incurred in connection with Amendment No.1. See “Note 6—Long-term debt” for additional information.
Supplemental Disclosure of Cash Flow Information

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Cash paid during the year for interest, net(f)	$115,584	$131,235	$136,797
(f)     The years ended December 31, 2025, 2024 and 2023 include receipts of $1.7 million, $5.0 million and $3.2 million, respectively, related to the Interest Rate Swaps.
NOTE 15—CONTINGENCIES
In the ordinary course of business, the Company is subject to various lawsuits and other contingent matters. The Company establishes accruals for specific legal and other matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain legal and other matters where it believes an unfavorable outcome is not probable and, therefore, no accrual is established. Although management currently believes that resolving claims against the Company, including claims where an unfavorable outcome is reasonably possible, and for which the Company cannot estimate a loss or range of loss, will not have a material impact on the liquidity, results of operations or financial condition of the Company, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future. The Company also evaluates other contingent matters, including unrecognized tax benefits and non-income tax contingencies, to assess the likelihood of an unfavorable outcome and estimated extent of potential loss. It is possible that an unfavorable outcome of one or more of these lawsuits or other contingencies could have a material impact on the liquidity, results of operations and/or financial condition of the Company. See “Note 12—Income Taxes” for information related to unrecognized tax benefits.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
On October 24, 2025, the Company received an adverse jury verdict in a lawsuit related to the allocation of a gain recorded in 2015 related to a real estate transaction. The original net gain was $34.3 million and was initially recorded as a non-operating gain in “Other income (expense), net.” The proceeds have been held in escrow since the transaction occurred in 2015; the escrow amount, including accumulated interest, was $38.0 million as of September 30, 2025. At September 30, 2025, the estimated maximum amount payable to the plaintiff was $32.6 million, which included one-half of the gain and statutory prejudgment interest and was recorded as a non-operating loss in “Other (expense) income, net” and a reduction in the escrow receivable. On November 25, 2025, the court ruled that under the circumstances the plaintiffs are not entitled to statutory prejudgment interest, which ruling resulted in a reduction of the amount due to the plaintiffs to $19.2 million. During the fourth quarter of 2025, the non-operating loss of $32.6 million recorded in the third quarter of 2025 was adjusted downward by $13.4 million with a corresponding increase in the escrow receivable. At December 31, 2025, the total amount of the escrow was $38.3 million and the portion allocable to the plaintiffs was $19.3 million.
NOTE 16—RELATED PARTY TRANSACTIONS
People Incorporated and Angi
Allocation of CEO Compensation and Certain Expenses
Our former CEO served as the CEO of Angi from October 10, 2022 through April 8, 2024, at which point Angi appointed a new CEO. As a result, the Company allocated $2.4 million and $9.4 million for the years ended December 31, 2024 and 2023, respectively, in costs to Angi (including salary, benefits, stock-based compensation and costs related to the Company’s CEO’s office), and are reflected in discontinued operations. These costs were allocated from People Incorporated based upon time spent on Angi by our former CEO. Management considered the allocation method to be reasonable. The allocated costs also included costs directly attributable to Angi that were initially paid for by the Company and billed by the Company to Angi.
The Combination, Distribution and Related Agreements
The Company and Angi, in connection with the transaction resulting in the formation of Angi in 2017, which is referred to as the “Combination,” entered into a contribution agreement, an investor rights agreement, a services agreement, a tax sharing agreement and an employee matters agreement, which collectively governed the relationship between the Company and Angi prior to the Distribution.
Following the completion of the Distribution on March 31, 2025, People Incorporated no longer owns any shares of Angi’s capital stock and Angi became an independent, public company. In addition, Angi is no longer considered a related party. The agreements between the Company and Angi that were put in place in connection with the Combination survive the Distribution in accordance with their terms, with certain exceptions.
During the first quarter of 2025, pursuant to the employee matters agreement and prior to the Distribution and the one-for-ten reverse stock split at Angi that occurred on March 24, 2025, 1.2 million shares of Angi Class A common stock were issued to a subsidiary of the Company as reimbursement for People Incorporated common stock issued in connection with the exercise and settlement of certain Angi stock appreciation rights.
The services agreement governed services that the Company provided to Angi through the Distribution. In connection with the Distribution, Angi and the Company updated the schedule of services provided under the services agreement to reflect the provision of certain services requested by Angi through the earlier of March 31, 2026, or such time as Angi may notify the Company that it no longer requires such services, on terms consistent with the services agreement, including Angi’s continued participation in the Company’s U.S. health and welfare plans, 401(k) plan and flexible benefits plan through December 31, 2025.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Pursuant to the employee matters agreement, in the event of a distribution of Angi capital stock to People Incorporated stockholders in a transaction intended to qualify as tax-free for U.S. federal income tax purposes, the Compensation and Human Capital Committee of the Company’s board of directors has the exclusive authority to determine the treatment of outstanding People Incorporated equity awards. Following the Distribution, solely for purposes of determining the expiration of options with respect to shares of common stock of one company held by employees of the other company, the Company and Angi employees will be deemed employed by both companies for so long as they continue to be employed by whichever of the companies employs them immediately following the Distribution. While the employee matters agreement will remain in place following the completion of the Distribution, Angi’s continued participation in the Company’s U.S. health and welfare plans, 401(k) plan and flexible benefits plan will no longer be covered by the employee matters agreement upon effectiveness of the Distribution and will instead be covered under the services agreement as described above.
In connection with the Distribution, People Incorporated and Angi terminated a sub-lease arrangement wherein the Company subleased certain office space to Angi and upon completion of the Distribution, the investor rights agreement terminated in accordance with its terms.
People Incorporated and Expedia Group
At December 31, 2025, the Company and Expedia Group each have a 50% ownership interest in two aircraft that may be used by both companies. Members of the aircraft flight crews are employed by an entity in which the Company and Expedia Group each have a 50% ownership interest. Historically, the Company and Expedia Group allocated fixed costs, including flight crew compensation and benefits, 50% to each company and shared variable costs pro-rata according to each company’s respective usage of the aircraft, for which they were separately billed by the entity described above. In December of 2025, the Company and Expedia Group amended their cost sharing arrangement to reflect the allocation of all costs on a pro-rata basis according to each company’s respective usage of the aircraft, with the exception of costs related to flights taken by Mr. Diller, of which each of the Company and Expedia Group continue to be responsible for 50%. The Company and Expedia Group are related parties because Mr. Diller serves as Chairman and Senior Executive of both People Incorporated and Expedia Group. For the years ended December 31, 2025, 2024 and 2023, the payments made to this entity by the Company were not material.
Expedia Group has had the use of an aircraft owned 100% by a subsidiary of the Company on a cost basis until the sale of such aircraft during the fourth quarter of 2025. For the years ended December 31, 2025, 2024 and 2023, the payments made by Expedia Group to the Company pursuant to this arrangement were not material.
During the fourth quarter of 2025, the Company and Expedia Group entered into an arrangement to share security costs for Mr. Diller, with each company responsible for 50% of such costs. For the year ended December 31, 2025, amounts pursuant to this arrangement were not material.
During the second quarter of 2024, the Company and Expedia Group entered into a five-year lease agreement, which commenced October 2024, for Expedia Group to occupy office space in the Company’s New York City headquarters building. The total payments pursuant to this lease agreement are not material.
NOTE 17—DISCONTINUED OPERATIONS

The Company ceased operations of its Search segment after the expiration of the Services Agreement during the second quarter of 2026 and completed the sale of Care.com on March 16, 2026 and the Distribution of Angi on March 31, 2025. As a result of these transactions, Search, Care.com and Angi are presented as discontinued operations within the Company’s consolidated financial statements for all periods presented. See “Note 1—Organization” for additional information.
The components of assets and liabilities of discontinued operations in the balance sheet consisted of the following:

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 31, 2025
	Care.com	Search	Total
	(In thousands)
Current assets
Cash and cash equivalents	$18,900	$—	$18,900
Accounts receivable, net	32,197	6,809	39,006
Other current assets	33,536	4,274	37,810
Total current assets of discontinued operations	$84,633	$11,083	$95,716

Non-current assets
Capitalized software, leasehold improvements and equipment, net	$2,999	$—	$2,999
Goodwill	283,445	—	283,445
Intangible assets, net	71,479	—	71,479
Deferred income taxes	64,309	—	64,309
Other non-current assets	4,727	2,436	7,163
Total non-current assets of discontinued operations	$426,959	$2,436	$429,395

Current liabilities
Accounts payable, trade	$635	$7,025	$7,660
Deferred revenue	31,289	—	31,289
Accrued expenses and other current liabilities	44,723	12,442	57,165
Total current liabilities of discontinued operations	$76,647	$19,467	$96,114

Non-current liabilities
Deferred income taxes	$4,167	$—	$4,167
Other non-current liabilities	4,490	—	4,490
Total non-current liabilities of discontinued operations	$8,657	$—	$8,657

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 31, 2024
	Care.com	Search	Angi	Total
	(In thousands)
Current assets
Cash and cash equivalents	$18,188	$—	$416,434	$434,622
Accounts receivable, net	38,200	27,841	36,670	102,711
Other current assets	17,332	2,257	41,968	61,557
Total current assets of discontinued operations	$73,720	$30,098	$495,072	$598,890

Non-current assets
Capitalized software, leasehold improvements and equipment, net	$3,014	$—	$79,564	$82,578
Goodwill	490,896	—	883,776	1,374,672
Intangible assets, net	75,385	—	167,662	243,047
Deferred income taxes	56,445	—	169,616	226,061
Other non-current assets	5,587	—	35,911	41,498
Total non-current assets of discontinued operations	$631,327	$—	$1,336,529	$1,967,856

Current liabilities
Accounts payable, trade	$204	$17,867	$18,319	$36,390
Deferred revenue	36,309	—	42,008	78,317
Accrued expenses and other current liabilities	51,868	35,121	171,334	258,323
Total current liabilities of discontinued operations	$88,381	$52,988	$231,661	$373,030

Non-current liabilities
Long-term debt, net	$—	$—	$496,840	$496,840
Deferred income taxes	5,813	—	1,500	7,313
Other non-current liabilities	5,458	—	37,917	43,375
Total non-current liabilities of discontinued operations	$11,271	$—	$536,257	$547,528
The components of the (loss) earnings from discontinued operations, net of tax in the statement of operations consisted of the following:

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 31, 2025
	Care.com	Search	Angi	Eliminations	Total
	(In thousands)
Revenue	$347,251	$212,883	$245,913	$(19)	$806,028
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	78,672	77,111	13,015	—	168,798
Selling and marketing expense	95,279	108,498	118,541	—	322,318
General and administrative expense(a)	77,590	7,719	56,983	(19)	142,273
Product development expense	53,399	9,287	27,087	—	89,773
Depreciation	2,511	—	9,948	—	12,459
Amortization of intangibles	3,906	—	—	—	3,906
Goodwill impairment	207,451	—	—	—	207,451
Total operating costs and expenses	518,808	202,615	225,574	(19)	946,978
Operating (loss) income from discontinued operations	(171,557)	10,268	20,339	—	(140,950)
Interest expense	—	—	(5,044)	—	(5,044)
Other income, net	236	(13)	4,828	—	5,051
(Loss) earnings from discontinued operations before tax	(171,321)	10,255	20,123	—	(140,943)
Income tax provision	(1,328)	(5,441)	(4,855)	—	(11,624)
(Loss) earnings from discontinued operations, net of tax	$(172,649)	$4,814	$15,268	$—	$(152,567)
    _____________________
(a)    Angi includes the reversal of $10.2 million in stock-based compensation expense that was previously recognized by Angi with respect to the restricted shares for January 1 through the Distribution on March 31, 2025. See “Note 10—Stock-Based Compensation” for additional information.

PEOPLE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 31, 2024
	Care.com	Search	Angi	Eliminations	Total
	(In thousands)
Revenue	$369,493	$387,699	$1,185,112	$(110)	$1,942,194
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	79,229	237,756	57,578	—	374,563
Selling and marketing expense	99,492	107,219	600,507	—	807,218
General and administrative expense	95,173	13,330	318,677	(110)	427,070
Product development expense	55,072	11,843	95,360	—	162,275
Depreciation	5,957	104	86,052	—	92,113
Amortization of intangibles	5,480	—	2,600	—	8,080
Total operating costs and expenses	340,403	370,252	1,160,774	(110)	1,871,319
Operating income from discontinued operations	29,090	17,447	24,338	—	70,875
Interest expense	—	—	(20,169)	—	(20,169)
Other income, net	307	2	18,361	—	18,670
Earnings from discontinued operations before tax	29,397	17,449	22,530	—	69,376
Income tax (provision) benefit	(6,403)	(1,667)	17,198	—	9,128
Earnings from discontinued operations, net of tax	$22,994	$15,782	$39,728	$—	$78,504

	December 31, 2023
	Care.com	Search	Angi	Total
	(In thousands)
Revenue	$374,815	$629,038	$1,445,832	$2,449,685
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	91,591	406,276	124,023	621,890
Selling and marketing expense	106,295	153,705	772,904	1,032,904
General and administrative expense	64,644	10,520	373,225	448,389
Product development expense	58,458	14,147	96,543	169,148
Depreciation	3,238	85	94,159	97,482
Amortization of intangibles	7,763	—	7,958	15,721
Total operating costs and expenses	331,989	584,733	1,468,812	2,385,534
Operating income (loss) from discontinued operations	42,826	44,305	(22,980)	64,151
Interest expense	—	—	(20,137)	(20,137)
Other income, net	421	(7)	17,223	17,637
Earnings (loss) from discontinued operations before tax	43,247	44,298	(25,894)	61,651
Income tax provision	(13,241)	(12,100)	(10,656)	(35,997)
Earnings (loss) from discontinued operations, net of tax	$30,006	$32,198	$(36,550)	$25,654

Schedule II
PEOPLE INCORPORATED AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charges to Earnings	Charges to Other Accounts		Deductions		Balance at End of Period
	(In thousands)
2025
Allowance for credit losses	$6,677	$7,486	$—		$(5,456)	(a)	$8,707
Deferred tax valuation allowance	$61,604	$(3,375)	$1,638	(b)	$—		$59,867
Other reserves	$867						$468
2024
Allowance for credit losses	$6,398	$4,687	$158		$(4,566)	(a)	$6,677
Deferred tax valuation allowance	$60,988	$848	$(232)	(b)	$—		$61,604
Other reserves	$971						$867
2023
Allowance for credit losses	$6,702	$5,370	$—		$(5,674)	(a)	$6,398
Deferred tax valuation allowance	$62,744	$(3,375)	$1,619	(b)	$—		$60,988
Other reserves	$1,188						$971
_________________________________________________________
(a)    Amounts primarily relate to write-offs of fully reserved accounts receivable, net of recoveries.
(b)    Amounts primarily relate to currency translation adjustments on foreign net operating losses.